Exhibit 10.1

Execution Version

$1,500,000,000

CREDIT AGREEMENT

among

VET INTERMEDIATE HOLDCO II, LLC,

as the Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent and Issuing Lender,

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

ING CAPITAL LLC,

TD SECURITIES (USA) LLC,

MUFG UNION BANK, N.A.,

HSBC BANK USA, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers,

JPMORGAN CHASE BANK, N.A.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners,

BANK OF AMERICA, N.A.,

ING BANK, N.V.,

TD BANK, N.A.,

MUFG UNION BANK, N.A.,

HSBC BANK USA, N.A.

and

WELLS FARGO BANK, N.A.,

as Syndication Agents

and

CITIZENS BANK, N.A.

and

CAPITAL ONE, N.A.,

as Co-Documentation Agents

Dated as of February 7, 2019

i

3.6	Obligations Absolute	74
3.7	Letter of Credit Payments	74
3.8	Applications	75
3.9	Applicability of ISP and UCP	75

SECTION 4.	REPRESENTATIONS AND WARRANTIES	75

4.1	Financial Condition	75
4.2	No Change	75
4.3	Existence; Compliance with Law	75
4.4	Corporate Power; Authorization; Enforceable Obligations	76
4.5	No Legal Bar	76
4.6	No Material Litigation	76
4.7	No Default	77
4.8	Ownership of Property; Liens	77
4.9	Intellectual Property	77
4.10	Taxes	77
4.11	Federal Regulations	77
4.12	ERISA	78
4.13	Investment Company Act	78
4.14	Subsidiaries	78
4.15	Environmental Matters	78
4.16	Accuracy of Information, etc	79
4.17	Security Documents	79
4.18	Solvency	80
4.19	Anti-Terrorism	80

SECTION 5.	CONDITIONS PRECEDENT	80

5.1	Conditions to Initial Extension of Credit	80
5.2	Conditions to Each Revolving Loan Extension of Credit After Closing Date	84

SECTION 6.	AFFIRMATIVE COVENANTS	84

6.1	Financial Statements	84
6.2	Certificates; Other Information	86
6.3	Payment of Taxes	87
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	87
6.5	Maintenance of Property; Insurance	87
6.6	Inspection of Property; Books and Records; Discussions	88
6.7	Notices	88
6.8	Additional Collateral, etc	89
6.9	Use of Proceeds	92
6.10	Post Closing	92
6.11	Changes in Jurisdictions of Organization; Name	93

SECTION 7.	NEGATIVE COVENANTS	93

7.1	Financial Covenants	93
7.2	Indebtedness	94

7.3	Liens	99
7.4	Fundamental Changes	102
7.5	Dispositions of Property	103
7.6	Restricted Payments	105
7.7	Investments	108
7.8	[RESERVED]	111
7.9	Transactions with Affiliates	111
7.10	[RESERVED]	112
7.11	Changes in Fiscal Periods	112
7.12	Negative Pledge Clauses	112
7.13	Clauses Restricting Subsidiary Distributions	113
7.14	Lines of Business	114
7.15	Limitation on Hedge Agreements	114
7.16	Limitation on Amendments	114

SECTION 8.	EVENTS OF DEFAULT	114

8.1	Events of Default	114

SECTION 9.	THE AGENTS	118

9.1	Appointment	118
9.2	Delegation of Duties	118
9.3	Exculpatory Provisions	119
9.4	Reliance by the Agents	119
9.5	Notice of Default	119
9.6	Non-Reliance on Agents and Other Lenders	120
9.7	Indemnification	120
9.8	Agent in Its Individual Capacity	120
9.9	Successor Agents	121
9.10	Authorization to Release Liens and Guarantees	121
9.11	Agents May File Proofs of Claim	121
9.12	Specified Hedge Agreements, Specified Foreign Currency L/C Agreements and Cash Management Obligations	122
9.13	Joint Bookrunners, the Lead Arrangers, Syndication Agents and Co-Documentation Agents	122
9.14	Certain ERISA Matters	123

SECTION 10.	MISCELLANEOUS	124

10.1	Amendments and Waivers	124
10.2	Notices; Electronic Communications	126
10.3	No Waiver; Cumulative Remedies	128
10.4	Survival of Representations and Warranties	128
10.5	Payment of Expenses; Indemnification	129
10.6	Successors and Assigns; Participations and Assignments	130
10.7	Adjustments; Set off	133
10.8	Counterparts	134
10.9	Severability	134
10.10	Integration	134

10.11	GOVERNING LAW	134
10.12	Submission to Jurisdiction; Waivers	134
10.13	Acknowledgments	135
10.14	Confidentiality	136
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	137
10.16	Accounting Changes	138
10.17	WAIVERS OF JURY TRIAL	138
10.18	USA PATRIOT ACT	139
10.19	Effect of Certain Inaccuracies	139
10.20	Interest Rate Limitation	139
10.21	Payments Set Aside	139
10.22	Electronic Execution of Assignments and Certain Other Documents	140
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	140

SCHEDULES:

1.1A	Excluded Subsidiaries
1.1B	Specified Foreign Currency L/C Agreements
2.1	Commitments
4.3	Existence; Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post Closing
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.12	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Intercreditor Agreement
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Joinder Agreement
I	Form of Prepayment Option Notice
J-1	Form of Term Loan Note
J-2	Form of Revolving Note
K	Form of Consolidating Schedule
L-1	Form of Increase Supplement
L-2	Form of Lender Joinder Agreement
M	Form of Borrowing Notice

CREDIT AGREEMENT, dated as of February 7, 2019, among VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender.

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurocurrency Rate for a one-month interest period beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate two Business Days prior to such day at approximately 11 A.M., London time, as the Eurocurrency Rate for deposits denominated with a one month interest-period; provided, further that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the ABR due to a change in the Eurocurrency Rate, the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Eurocurrency Rate, the Prime Rate or the Federal Funds Effective Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 1.06 or Section 2.17, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Acquisition”: as defined in the definition of “Permitted Acquisition.”

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a junior basis, (y) unsecured or (z) in the case of customary bridge financings or debt securities, secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower, a Guarantor or an Escrow Subsidiary, the terms of which Indebtedness do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date or shorter than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of an Intercreditor Agreement or an Other Intercreditor Agreement.

“Additional Special Dividend”: the Additional Special Dividend as defined in the Distribution Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent Party” and “Agent Parties”: as defined in Section 10.2(d).

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent, and, solely for purposes of Sections 10.5, 10.13 and 10.14, the Lead Arrangers.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and unused Commitments in respect thereof, if any, then in effect and (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Annualized Basis”: for determinations based on quarterly reporting, (i) with respect to the fiscal quarter ending on June 30, 2019, the applicable amount for such fiscal quarter multiplied by four, (ii) with respect to the fiscal quarter ending on September 30, 2019, the applicable amount for such fiscal quarter and the immediately preceding fiscal quarter multiplied by two and (iii) with respect to the fiscal quarter ending on, December 31, 2019, the applicable amount for such fiscal quarter and the immediately preceding two fiscal quarters multiplied by 4/3.

“Applicable Margin” or “Applicable Commitment Fee Rate”: for any day, with respect to the Loans under the Revolving Facility and the Term Loan Facility, and the commitment fee payable hereunder, the applicable rate per annum determined pursuant to the Pricing Grid; provided that from the Closing Date until the delivery of financial statements pursuant to Section 6.1 with respect to the first full fiscal quarter ending after the Closing Date (a) the Applicable Margin shall be 1.00% with respect to Initial Term Loans and Revolving Loans that are ABR Loans and 2.00% with respect to Initial Term Loans and Revolving Loans that are Eurocurrency Loans and (b) the Applicable Commitment Fee Rate shall be 0.300%, and, thereafter, the Applicable Margin and Applicable Commitment Fee Rate with respect to Initial Term Loans, Revolving Loans and Revolving Commitments shall be determined in accordance with the Pricing Grid, in each case, based on the most recently delivered financial statements delivered pursuant to Section 6.1.

“Applicable Period”: as defined in Section 10.19.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Commercial Bank”: a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund”: as defined in Section 10.6(b)(ii).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (a) under Section 7.5(e) or (p) or (b) not otherwise permitted under Section 7.5, in each case, which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of $7,500,000.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Amount”: as at any date of determination, the sum of, without duplication:

(a)    $65,000,000;

(b)    50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on January 1, 2019 to the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(c)    the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, the Borrower (which is not Disqualified Capital Stock);

(d)    the aggregate amount of proceeds received after the Closing Date and on or prior to such date that would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale” and (B) the Dollar threshold set forth in the definition of “Recovery Event”;

(e)    the aggregate principal amount of any Indebtedness of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary), which has been extinguished after being converted into or exchanged for Capital Stock in the Borrower or any Parent Company;

(f)    the amount received by the Borrower or any Restricted Subsidiary in cash (and the Fair Market Value of Property other than cash received by the Borrower or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(g)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, the Fair Market Value of the Investments of the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

(h)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash, Cash Equivalents and Permitted Liquid Investments by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(f)(ii)(B), Section 7.7(h)(B) or Section 7.7(v)(ii); and

(i)    the aggregate amount actually received in cash, Cash Equivalents or Permitted Liquid Investments by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

minus, the sum of:

(a)    the amount of Restricted Payments made after the Closing Date pursuant to Section 7.6(b)(i); and

(b)    the amount of any Investments made after the Closing Date pursuant to Section 7.7(f)(ii)(B), Section 7.7(h)(B) or Section 7.7(v)(ii).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble hereto.

“Borrower Consolidated Group”: as defined in Section 7.6(c).

“Borrower Materials”: as defined in Section 10.2(c).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a notice of borrowing delivered pursuant to Section 2.5 substantially in the form of Exhibit M or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business”: the business activities and operations of the Borrower and/or its Subsidiaries on the Closing Date.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) when used in connection with a Eurocurrency Loan, “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; (c) when used in connection with a loan denominated in any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency; and (d) when used in connection with a loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“Calculation Date”: as defined in Section 1.3(a).

“Canadian Dollars”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything to the contrary contained in this definition of Capital Lease Obligations or elsewhere in this Agreement, in the event of an accounting change requiring leases to be capitalized on the balance sheet of a lessee that are not required to be so capitalized on the Closing Date, then at the Borrower’s option, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute capital leases in conformity with GAAP on the Closing Date shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)    other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”: obligations owed by the Borrower or any Subsidiary Guarantor to any Lender, any Affiliate of a Lender or any Person that was a Lender or an Affiliate of a Lender at the time the relevant cash management arrangements were entered into in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“CD&R”: Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, and any successor in interest thereto, and any successor to its investment management business.

“CD&R Fund X”: Clayton, Dubilier & Rice Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.

“CD&R Investors”: collectively, (i) CD&R Fund X, (ii) Clayton, Dubilier & Rice Fund X-A, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iii) CD&R Advisor Fund X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iv) CD&R Associates X, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (v) CD&R Investment Associates X, Ltd., a Cayman Islands exempted company, and any successor in interest thereto and (vi) any Affiliate of any CD&R Investor identified in clauses (i) through (v) of this definition.

“CDOR Screen Rate”: on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Change in Law”: (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the published, official, binding interpretation or application thereof by any Governmental Authority.

“Change of Control”: as defined in Section 8.1(j).

“Charges”: as defined in Section 10.20.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: February 7, 2019.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: Citizens Bank, N.A. and Capital One, N.A., each in its capacity as co-documentation agent.

“Collateral”: the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agent”: JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Commitment”: as to any Lender, the sum of the Revolving Commitments, the Extended Revolving Commitments and the New Loan Commitments (in each case, if any) of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount.”

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information”: as defined in Section 10.14.

“Consolidated EBITDA”: of any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clauses (i) and (j) of this definition, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:

(a)    provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;

(b)    Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities);

(c)    depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(d)    [reserved];

(e)    any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f)    stock-option based and other equity-based compensation expenses (including any make-whole payments to option holders in connection with dividends paid prior to the Closing Date);

(g)    transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including those relating to the transactions contemplated hereby (including any amendments or waivers of the Loan Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);

(h)    adjustments, exclusions and add-backs of the type reflected in either (i) (x) the Quality of Earnings Analysis in respect of HS’s Animal Health division dated April 13, 2018 or the Quality of Earnings Analysis in respect of DVM, dated April 13, 2018 or (y) the financial model delivered to the Lead Arrangers on October 30, 2018, dated October 26, 2018 or (ii) any other quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any

Permitted Acquisition or similar permitted investment; provided that any add-back pursuant to this clause (ii) shall not be permitted to include any add-back of the type described in clause (j) below or the proviso at the end of this definition of Consolidated EBITDA or related to any synergies other than cost-synergies;

(i)    proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(j)    the amount of “run-rate” cost savings, operating expense reductions and other operating changes, improvements and initiatives and cost synergies (including in connection with the Transactions and, for the avoidance of doubt, acquisitions and investments occurring prior to the Closing Date) projected by the Borrower in good faith and certified in writing to the Administrative Agent in accordance with the proviso to this clause (j) below to be realized as a result of any acquisition or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that (i) (A) such cost savings, operating expense reductions, operating changes, improvements, initiatives and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 24 months, (ii) no cost savings shall be added pursuant to this clause (j) to the extent already included in clause (d) above with respect to such period and (iii) the aggregate amount added back pursuant to this clause (j), together with the aggregate amount added back pursuant to the proviso at the end of this definition, shall not exceed 20.0% of Consolidated EBITDA for such period (after giving effect to such addbacks);

(k)    cash expenses relating to earn outs and similar obligations;

(l)    charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Merger Transactions, a Permitted Acquisition or any other acquisition permitted by Section 7.7;

(m)    losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(n)    costs of surety bonds in connection with financing activities of such Person and its Restricted Subsidiaries; and

(o)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a)    any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(b)    any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(c)    gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and assuming any “run-rate” cost savings, operating expenses reductions and other operating changes, improvements and initiatives and cost synergies to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 24 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount attributable to any such “run-rate” cost savings, operating expenses reductions and other operating changes, improvements and initiatives and cost synergies added back pursuant to this proviso, together with the aggregate amount added back pursuant to clause (j) of this definition, shall not exceed 20.0% of Consolidated EBITDA for such period (after giving effect to such addbacks)) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each Subsidiary or joint venture of which the Borrower’s direct and/or indirect percentage ownership is less than 90%, for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the foregoing, Consolidated EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition) and any other acquisition or Investment. Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended on March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, Consolidated EBITDA for such fiscal quarters shall be $60,000,000.00, $70,000,000.00, $62,000,000.00 and $73,000,000.00, respectively, in each case, as may be subject to add-backs and adjustments (without duplication) pursuant to the provisions of this definition; provided that such add-backs and adjustments to Consolidated EBITDA for fiscal quarters ended on March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 shall be permitted solely to the extent that such add-backs and adjustments were not known to the Borrower on the Closing Date.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any

Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements, (d) the cumulative effect of a change in accounting principles and (e) any extraordinary, unusual or non-recurring gains, expenses or losses (including (x) losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses, (y) any expenses in connection with the Transactions (including expenses in respect of adjustments to the outstanding stock options in connection with the Transactions) and (z) any costs or expenses payable to any ratings agency in connection with obtaining or maintaining any rating). Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Net Interest Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period to (b) Consolidated Net Interest Expense of the Borrower and its Restricted Subsidiaries for such period; provided that for the purpose of calculating the Consolidated Net Interest Coverage Ratio on any day prior to the expiration of four full fiscal quarters since the Closing Date, Consolidated Net Interest Expense of the Borrower and its Restricted Subsidiaries for such period shall be determined on an Annualized Basis.

“Consolidated Net Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from clients), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of the Borrower.

“Consolidated Net Senior Secured Leverage”: as of any date of determination, (a) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date in an aggregate amount not to exceed $125,000,000, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Senior Secured Leverage on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Net Total Leverage”: as of any date of determination, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date in an aggregate amount not to exceed $125,000,000, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Total Leverage on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Assets”: the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Covered Liabilities”: as defined in Section 10.23.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.7(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, (c) has failed, within seven Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs or attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designation Date”: as defined in Section 2.26(f).

“Direct Parent Company”: Holdings or any Parent Company of which the Borrower is a direct subsidiary.

“Disinterested Director”: as defined in Section 7.9.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer, Division or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date (other than (i) upon payment in full of the Obligations (other than (i) indemnification and other contingent obligations not yet due and owing and (ii) Obligations in respect of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations) or (ii) upon a “change of control” or “asset sale”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (i) indemnification and other contingent obligations not yet due and owing and (ii) Obligations in respect of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent on or prior to the Closing Date and (ii) business competitors of the Borrower and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time and their known Affiliates so identified in writing (provided that no such update to the list of Disqualified Institutions after the Closing Date shall apply to retroactively disqualify any institution that has acquired an assignment, participation or other interest in any Loan or Commitment after the Closing Date and prior to the date such update is posted on the Platform). A list of the Disqualified Institutions, as in effect from time to time, will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders.

“Distribution Agreement”: the Contribution and Distribution Agreement, dated as of April 20, 2018, by and among HS, Parent, DVM and the Voyager Stockholders’ Representative, solely in its capacity as the representative of DVM stockholders and for the purposes of certain articles set forth therein, as amended from time to time in accordance with Section 7.16.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in Dollars at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Permitted Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary organized under the laws of any jurisdiction within the United States.

“DVM”: Direct Vet Marketing, Inc. (d/b/a Vets First Choice), a Delaware corporation.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU”: the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including common law) of any international authority, any foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety as it relates to Releases of Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”: any issuance by the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Subsidiary”: a wholly-owned Domestic Subsidiary formed or established for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangements of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Borrower or one of its Restricted Subsidiaries that is a Loan Party in accordance with Section 7.4. Prior to its merger with and into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Permitted Liquid Investments invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro”: the single currency of participating member states of the EMU.

“Eurocurrency Base Rate”: (i) for any Interest Period with respect to a Eurocurrency Loan for deposits in any LIBOR Quoted Currency, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency with a term equivalent to such Interest Period; provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (ii) for any Interest Period with respect to a Eurocurrency Loan in any Non-Quoted Currency, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency with a term equivalent to such Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (an “Impacted Interest Period”), then the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Capital Stock”: (a) any Capital Stock with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost of pledging such Capital Stock in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) any Capital Stock to the extent that the pledge thereof to secure the Obligations would, in the reasonable judgment of the Borrower, result in adverse tax consequences to any Parent Company, the Borrower or any of the Borrower’s Subsidiaries, (c) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company to secure the Obligations, any Capital Stock of any class of such Foreign Subsidiary or such Foreign Subsidiary Holding Company in excess of 65% of the outstanding Capital Stock of such class, (d) any Capital Stock of any Subsidiary of a Foreign Subsidiary or a Foreign Subsidiary Holding Company, (e) any Capital Stock to the extent the pledge thereof would violate any applicable Requirement of Law, (f) the Capital Stock of any Immaterial Subsidiary (for so long as such Subsidiary remains an Immaterial Subsidiary) or any Unrestricted Subsidiary and (g) in the case of any Capital Stock of any Subsidiary that is subject of a Lien permitted under Section 7.3(g) securing Indebtedness permitted under Section 7.2(t), (u) or (v), any Capital Stock of each such Subsidiary to the extent that (i) a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligations (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) or (ii) any Contractual Obligation prohibits such a pledge without the consent of the other party; provided that this clause (ii) shall not apply if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to consummate such pledge and for so long as such Contractual Obligation or replacement or renewal thereof is in effect or (iii) a pledge thereof to secure the Obligations would give any other party to a Contractual Obligation the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law); provided that this clause (iii) shall not apply if such other party is a Loan Party or a wholly-owned Subsidiary.

“Excluded Collateral”: as defined in Section 4.17(a).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Real Property”: (a) any Real Property that is subject to a Lien expressly permitted by Section 7.3(g) or 7.3(z), (b) any Real Property with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost of providing a mortgage on such Real Property in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (c) any Real Property to the extent providing a mortgage on such Real Property would (i) result in adverse tax consequences to any Parent Company, the Borrower or any of the Borrower’s Subsidiaries as reasonably determined by the Borrower (provided that any such designation of Real Property as Excluded Real Property shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), (ii) violate any applicable Requirement of Law, (iii) be prohibited by any applicable Contractual Obligations (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) or (iv) give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Real Property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law).

“Excluded Subsidiary”: (a) each Domestic Subsidiary which is an Immaterial Subsidiary as of the Closing Date and listed on Schedule 1.1A and each future Domestic Subsidiary which is an Immaterial Subsidiary, in each case, for so long as such Subsidiary remains an Immaterial Subsidiary, (b) each Domestic Subsidiary that is not a wholly-owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.8(c) (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Foreign Subsidiary Holding Company, (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) each Unrestricted Subsidiary, (f) each Domestic Subsidiary to the extent that (i) such Domestic Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing the Obligations, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party or (iii) a guarantee of the Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder; provided that clauses (ii) and (iii) shall not be applicable if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to provide such guarantee and for so long as such Contractual Obligation or replacement or renewal thereof is in effect, (g) [reserved] or (h) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Existing Loans”: as defined in Section 2.26(a).

“Existing Revolving Loans”: as defined in Section 2.26(a).

“Existing Revolving Tranche”: as defined in Section 2.26(a).

“Existing Term Loans”: as defined in Section 2.26(a).

“Existing Term Tranche”: as defined in Section 2.26(a).

“Existing Tranche”: as defined in Section 2.26(a).

“Extended Loans”: as defined in Section 2.26(a).

“Extended Revolving Commitments”: as defined in Section 2.26(a).

“Extended Revolving Tranche”: as defined in Section 2.26(a).

“Extended Term Loans”: as defined in Section 2.26(a).

“Extended Term Tranche”: as defined in Section 2.26(a).

“Extended Tranche”: as defined in Section 2.26(a).

“Extending Lender”: as defined in Section 2.26(b).

“Extension”: as defined in Section 2.26(b).

“Extension Amendment”: as defined in Section 2.26(c).

“Extension Date”: as defined in Section 2.26(d).

“Extension Election”: as defined in Section 2.26(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the applicable Tranche of Term Loans), a Revolving Loan or a New Revolving Commitment (other than the initial extension of credit thereunder), and with respect to an Issuing Bank, the issuance of a Letter of Credit or an amendment, renewal or extension that increases the stated amount of a Letter of Credit.

“Extension Request”: as defined in Section 2.26(a).

“Extension Series”: all Extended Term Loans or Extended Revolving Commitments, as applicable, that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term Loans and unused Commitments in respect thereof, if any, (the “Term Facility”), (b) any New Loan Commitments and the New Loans made thereunder (a “New Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), (d) any Extended Loans (of the same Extension Series ) (an “Extended Term Facility”), (e) any Extended Revolving Commitments (of the same Extension Series) (an “Extended Revolving Facility”), (f) any Refinancing Term Loans of the same Tranche and (g) any Refinancing Revolving Commitments of the same Tranche.

“Fair Market Value”: with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower or, with respect to any such Property or Investment with a fair market value in excess of $12,500,000, as determined in good faith by the Board of Directors of the Borrower; provided that, for purposes of the definition of “Asset Sale” and Section 7.5, the determination shall be made as of the date on which a legally binding commitment for the applicable Disposition or exchange was entered into.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal District Court”: as defined in Section 10.12(a).

“Federal Funds Effective Rate”: for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; pro-vided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Payment Date”: commencing on March 31, 2019, (a) the last Business Day of each March, June, September and December and (b) with respect to the Revolving Commitments, the last day of the Revolving Commitment Period.

“Financial Covenant Increase Period”: as defined in Section 7.1(a).

“Flood Hazard Property”: any Material Real Property that is (a) in an area designated by the Federal Emergency Management Agent as being located in a special flood hazard area, and (b) contains a “ building” or a “manufactured mobile home” (as defined by the Flood Insurance Laws) within such special flood hazard area.

“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency L/C Agreements”: all agreements with respect to any Foreign Currency L/Cs entered into by the Borrower or any Restricted Subsidiary.

“Foreign Currency L/Cs”: any letters of credit issued for the account of the Borrower or any Restricted Subsidiary in a currency other than Dollars.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock or Indebtedness of one or more Foreign Subsidiaries (or Restricted Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries and other assets relating to an ownership interest in such Capital Stock or Indebtedness, or Restricted Subsidiaries.

“Funded Debt”: with respect to any Person, without duplication, all Indebtedness of such Person of the types described in clauses (a), (b), (e), (g)(ii) or, to the extent related to Indebtedness of the types described in the preceding clauses, (d) of the definition of “Indebtedness”.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower or any Parent Company, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the date of this Agreement, among Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its guarantee of the Obligations pursuant to a written agreement.

“Guarantors”: the collective reference to the Subsidiary Guarantors and any Direct Parent Company (including Holdings).

“Harbor Specified Merger Agreement Representations”: such of the representations and warranties made by HS or Parent in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that DVM (or its applicable Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or such Affiliates’) obligations under the Merger Agreement, or decline to consummate the Voyager Merger.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary.

“Henry Schein Animal Health Business”: the assets, liabilities, and entities comprising HS’s animal health business.

“Holdings”: Vet Intermediate Holdco I, LLC, a Delaware limited liability company.

“HS”: Henry Schein, Inc., a Delaware corporation.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower designated as such by the Borrower, but only to the extent that such Subsidiary has less than 5% of Consolidated Total Assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries. As of the Closing Date, the entities listed on Schedule 1.1(A)(i) are hereby designated by the Borrower as an Immaterial Subsidiary.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate.”

“Increased Amount Date”: as defined in Section 2.25(a).

“Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; provided further that Indebtedness will be calculated without giving effect to the effects of (i) Accounting Standards Codification Topic No. 815, Derivatives and Hedging or (ii) Accounting Standards Update Topic 842 Leases, and, in each case, related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness or as a result of ASU Topic 842 requiring an increase in Indebtedness for any operating lease. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Initial Default”: as defined in Section 1.2(h).

“Initial Term Loans”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit E to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time.

“Interest Payment Date”: (a) commencing on March 31, 2019, as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) nine or twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Local Screen Rate or LIBOR Screen Rate, as applicable, for the longest period (for which that Local Screen Rate or LIBOR Screen Rate, as applicable, is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Local Screen Rate or LIBOR Screen Rate, as applicable, for the shortest period (for which that Local Screen Rate or LIBOR Screen Rate, as applicable, is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments”: as defined in Section 7.7.

“Issuing Lenders”: (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A. and (c) any other Revolving Lender from time to time designated by the Borrower, in its sole discretion, as an Issuing Lender with the consent of such other Revolving Lender.

“Joinder Agreement”: an agreement substantially in the form of Exhibit H.

“Joint Bookrunners”: JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in their capacity as joint bookrunners.

“Junior Debt”: any Subordinated Obligations, Guarantor Subordinated Obligations and Junior Lien Debt.

“Junior Lien Debt”: any Indebtedness that is secured on a junior basis to the Liens that secure the Obligations.

“Latest Maturing Term Loans”: at any date of determination, the Tranche (or Tranches) of Term Loans maturing later than all other Term Loans outstanding on such date.

“Latest Maturity Date”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.

“L/C Commitment”: $35,000,000.

“L/C Disbursements”: as defined in Section 3.4(a).

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Lender at any time shall be its Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Revolving Lenders.

“L/C Shortfall”: as defined in Section 3.4(d).

“Lead Arrangers”: JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), ING Capital LLC, TD Securities (USA) LLC, MUFG Union Bank, N.A., HSBC Bank USA, N.A. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR”: as defined in Section 1.6.

“LIBOR Quoted Currency”: Dollars, Euro, Pounds Sterling and each other currency that is approved by the applicable Persons as a quoted currency in accordance with the definition of Permitted Foreign Currency.

“LIBOR Screen Rate”: as defined in Section 1.6.

“LIBOR Successor Rate”: as defined in Section 1.6.

“LIBOR Successor Rate Conforming Changes”: as defined in Section 1.6.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that the Borrower and any Restricted Subsidiary may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by, or licensed to, such entity. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

“Limited Condition Transaction”: (a) any acquisition or investment by one or more of the Borrower and its Subsidiaries of any assets, business or Person or any other investment permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (b) any irrevocable or conditional redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring advance notice or declaration thereof.

“Limited Condition Transaction Test Date”: with respect to any Limited Condition Transaction, the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable or conditional notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Capital Stock or preferred capital stock is given.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each Guarantor.

“Local Screen Rates”: the CDOR Screen Rate or the Screen Rate for any Non-Quoted Currency that is approved in accordance with the definition of Permitted Foreign Currency, collectively and individually, as the context may require.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans and unused Commitments in respect thereof, if any, or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or (i) in the case of any Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility, (ii) in the case of any New Facility that is a revolving credit facility, prior to any termination of the New Loan Commitments under such Facility, the holders of more than 50% of the New Loan Commitments under such Facility or (iii) in the case of any Extended Revolving Facility, prior to any termination of the Extended Revolving Commitments under such Facility, the holders of more than 50% of the Extended Revolving Commitments under such Facility); provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by any Parent Company, any subsidiary of a Parent Company or Defaulting Lenders.

“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Company, the Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Company.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.

“Material Permitted Acquisition”: any Acquisition that is (a) permitted under Section 7.7 of this Agreement and (b) funded with the proceeds of the issuance or sale of debt securities or instruments or the incurrence of Funded Debt generating proceeds of at least $100,000,000.

“Material Real Property”: any Real Property located in the United States and owned in fee by a Loan Party on the Closing Date having an estimated Fair Market Value exceeding $2,500,000 and any after-acquired Real Property located in the United States owned by a Loan Party having a gross purchase price exceeding $2,500,000 at the time of acquisition.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount”: at any date of determination, an amount if, after giving pro forma effect to the incurrence of such amount (and in the case of any New Revolving Commitments or Revolving Commitment Increase being initially provided on any date of determination, as if loans thereunder were drawn in full on such date) and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events, the Consolidated Net Senior Secured Leverage Ratio is equal to or less than 3.25:1.00 (it being understood that (A) if pro forma effect is given to the entire committed amount of any such amount, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause and (B) for purposes of calculating the Consolidated Net Senior Secured Leverage Ratio only, any such amount incurred shall be treated as if such amount is senior secured Funded Debt, regardless of whether such amount is actually secured).

“Maximum Rate”: as defined in Section 10.20.

“Merger Agreement”: the Agreement and Plan of Merger, dated as of April 20, 2018, by and among HS, Parent, HS Merger Sub, Inc., DVM and Voyager Stockholders’ Representative, solely in its capacity as the representative of DVM, as amended from time to time in accordance with Section 7.16.

“Merger Documents”: collectively, the Merger Agreement, the Distribution Agreement, the Tax Matters Agreement (as defined in the Merger Agreement), the Employee Matters Agreement (as defined in the Merger Agreement), the Transition Services Agreement (as defined in the Merger Agreement) and the other agreements entered into, or to be entered into, by HS, Parent, DVM and their respective Affiliates in connection with the Merger Transactions.

“Merger Transactions”: the transactions contemplated by the Merger Documents (whether occurring prior to, on or following the Closing Date), including the Reorganization (as defined therein), the Facility, the Distribution (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement).

“Minimum Exchange Tender Condition”: as defined in Section 2.27(b).

“Minimum Extension Condition”: as defined in Section 2.26(g).

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Properties”: all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash, Cash Equivalents and Permitted Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility”: as defined in the definition of “Facility.”

“New Lender”: as defined in Section 2.25(c).

“New Loan Commitments”: as defined in Section 2.25(a).

“New Loans”: any loan made by any New Lender pursuant to this Agreement.

“New Revolving Commitment”: as defined in Section 2.25(a).

“New Revolving Loans”: as defined in Section 2.25(b).

“New Subsidiary”: as defined in Section 7.2(t).

“New Term Loan Commitment”: as defined in Section 2.25(a).

“New Term Loans”: as defined in Section 2.25(b).

“New Tranche B Term Loan”: any New Term Loan under the Tranche B Facility.

“New York Courts”: as defined in Section 10.12(a).

“New York Supreme Court”: as defined in Section 10.12(a).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Subsidiary”: any Subsidiary of the Borrower which is not an Excluded Subsidiary.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Extending Lender”: as defined in Section 2.26(e).

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries the outstanding principal amount of which individually exceeds $50,000,000 to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-Quoted Currency”: Canadian Dollars and each other currency that is approved by the relevant Persons as a non-quoted currency in accordance with the definition of Permitted Foreign Currency.

“Non-US Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit J-1 or Exhibit J-2, as applicable, or such other form as agreed upon by the Administrative Agent and the Borrower.

“NYFRB”: the Federal Reserve Bank of New York.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations of the Borrower or any of its Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Foreign Currency L/C Agreement or Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of the Subsidiary Guarantors under any Specified Hedge Agreement, any Specified Foreign Currency L/C Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations.

“OFAC”: as defined in Section 4.19.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Parent”: Covetrus, Inc., a Delaware corporation.

“Parent Company”: any Person of which the Borrower becomes a direct or indirect Subsidiary, including Holdings and Parent.

“Pari Passu Debt”: Indebtedness that is secured by a Lien on the Collateral ranking equal with the Lien on such Collateral securing the Obligations, either pursuant to the Intercreditor Agreement or one or more Other Intercreditor Agreements.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Payment Amount”: as defined in Section 3.5.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), so long as in the case of any Acquisition described in this clause (c), no Event of Default shall be continuing immediately after giving effect to such Acquisition (or, in the case of a Limited Condition Transaction, no Event of Default exists as of the Limited Condition Transaction Test Date).

“Permitted Business”: the Business and any other services, activities or businesses incidental or directly related, similar or complementary to any line of business engaged in by the Borrower and its Subsidiaries as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt Exchange”: as defined in Section 2.27(a).

“Permitted Debt Exchange Notes”: as defined in Section 2.27(a).

“Permitted Debt Exchange Offer”: as defined in Section 2.27(a).

“Permitted Foreign Currency”: (a) with respect to any outstanding Revolving Loan or Letter of Credit denominated in a currency other than Dollars, the currency in which such Revolving Loan or Letter of Credit is denominated, and (b) with respect to any Revolving Loan or Letter of Credit requested to be issued in a currency other than Dollars, Canadian Dollars, Euros, Pounds Sterling and any other foreign currency reasonably requested by the Borrower from time to time that is freely tradeable and convertible to Dollars and in which the Revolving Lenders, in the case of Revolving Loans, or an Issuing Lender, in the case of Letters of Credit, may, in accordance with their respective policies and procedures in effect at such time, make loans or issue Letters of Credit, as applicable.

“Permitted Investors”: any of the following: (i) any of the CD&R Investors; (ii) any of the Management Investors, CD&R, HS and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Parent Company held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company.

“Permitted Liquid Investments”: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having a rating of at least A 1 from S&P or P 1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 24 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof, (g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s, (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction including certificates of deposit or bankers’ acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than 24 months from the date of acquisition and (i) Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Permitted Refinancing Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a junior basis, (y) unsecured or (z) in the case of Indebtedness incurred under this Agreement, customary bridge financings or debt securities, secured by the Collateral on a pari passu basis), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor to refinance Indebtedness and/or Revolving Commitments incurred under this Agreement and the Loan Documents, including Indebtedness incurred to pay fees, discounts, premiums and expenses in connection therewith; provided that (a) the terms of such Indebtedness shall not provide for a maturity date or weighted average life to maturity earlier than the maturity date or shorter than the weighted average life to maturity of the Indebtedness being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the maturity date or the weighted average life to maturity of the Indebtedness being refinanced, as applicable) (b) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced, (c) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations, or be guaranteed by any Person other than the Loan Parties and (d) if secured by Collateral, such Indebtedness (and all related Obligations) either shall be incurred under this Agreement on a senior secured pari passu basis with the other Obligations or shall be subject to the terms of an Intercreditor Agreement or an Other Intercreditor Agreement.

“Permitted Refinancings”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness and/or Revolving Commitments provided that (a) there is no increase in the principal amount or, in the case of a revolving credit facility, the committed amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (c) immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing (or, in the case of an incurrence of Indebtedness that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Event of Default exists as of the Limited Condition Transaction Test Date) and (d) with respect to any such Indebtedness that is secured, neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or, when initially incurred could have been) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.

“Platform”: as defined in Section 10.2(c).

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pounds Sterling”: British Pounds Sterling or any successor currency in the United Kingdom.

“Pricing Grid”: the table set forth below:

Consolidated Net Total Leverage Ratio	Applicable Margin for Initial Term Loans that are Eurocurrency Loans	Applicable Margin for Initial Term Loans that are ABR Loans	Applicable Margin for Revolving Loans that are Eurocurrency Loans	Applicable Margin for Revolving Loans that are ABR Loans	Applicable Commitment Fee Rate
Greater than 4.50:1.00	2.25%	1.25%	2.25%	1.25%	0.350%
Less than or equal to 4.50:1.00 but greater than 4.00:1.00	2.00%	1.00%	2.00%	1.00%	0.300%
Less than or equal to 4.00:1.00 but greater than 3.00:1.00	1.75%	0.75%	1.75%	0.75%	0.250%
Less than or equal to 3.00:1.00 but greater than 2.00:1.00	1.50%	0.50%	1.50%	0.50%	0.200%
Less than or equal to 2.00:1.00	1.25%	0.25%	1.25%	0.25%	0.175%

Changes in the Applicable Margin with respect to Loans or the Applicable Commitment Fee Rate resulting from changes in the Consolidated Net Total Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Consolidated Net Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.50:1.00.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs”: costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Information”: as defined in Section 10.2(c).

“Public Lender”: as defined in Section 10.2(c).

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Quotation Day”: with respect to any Eurocurrency Rate Loan for any Interest Period, (i) if the currency is Dollars, Pounds Sterling or Canadian Dollars, two Business Days prior to the commencement of such Interest Period, (ii) if the currency is Euro, two TARGET Days before the first day of such Interest Period, and (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency (other than Dollars) is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Rate Determination Notice”: as defined in Section 2.22.

“Real Property”: collectively, all right, title and interest of the Borrower or any other Subsidiary in and to any and all parcels of real property owned or operated by the Borrower or any other Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary, in an amount for each such event exceeding $2,500,000.

“Refinanced Revolving Commitments”: as defined in Section 10.1(d).

“Refinanced Term Loans”: as defined in Section 10.1(c).

“Refinancing”: the Intercompany Debt Repayment and the repayment of certain other Indebtedness of the Borrower on the Closing Date.

“Refinancing Revolving Commitments”: as defined in Section 10.1(d).

“Refinancing Term Loans”: as defined in Section 10.1(c).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends or expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets or make investments (including by way of capital expenditures) useful in the Business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments (including by way of capital expenditures) useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 18 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is three Business Days following the date on which any Loan Party shall have determined not to acquire assets or make investments (including by way of capital expenditures) useful in the Business with such portion of such Reinvestment Deferred Amount.

“Related Business Assets”: assets (other than cash, Cash Equivalents or Permitted Liquid Investments) used or useful in a Permitted Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Relevant Parent Entity”: any Parent Company that is not a Subsidiary of any other Parent Company.

“Replaced Lender”: as defined in Section 2.24.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and unused Commitments in respect thereof, if any, then outstanding, (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (iii) the New Loan Commitments then in effect in respect of any New Facility that is a revolving credit facility or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iv) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude any Commitments or Loans held by any Parent Company, any subsidiary of a Parent Company or Defaulting Lenders.

“Required Prepayment Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans; provided, however, that determinations of the “Required Prepayment Lenders” shall exclude any Term Loans held by any Parent Company, any subsidiary of a Parent Company or Defaulting Lenders.

“Required Revolving Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding, (ii) the New Loan Commitments then in effect in respect of any New Facility that is a revolving credit facility or, if such New Loan Commitments have been terminated, the New Revolving Loans in respect thereof then outstanding and (iii) the Extended Revolving Commitments then in effect in respect of any Extended Revolving Facility or, if such Extended Revolving Commitments have been terminated, the Extended Loans in respect thereof then outstanding; provided, however, that determinations of the “Required Revolving Lenders” shall exclude any Revolving Commitments or Revolving Loans held by any Parent Company, any subsidiary of such Parent Company or Defaulting Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Borrower and, with respect to financial matters, the chief financial officer (or similar title), director of finance (or similar title), controller or treasurer (or similar title) of the Borrower and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or pursuant to an agreement between the Borrower and the Administrative Agent.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revaluation Date”: (a) with respect to any Loan denominated in any Permitted Foreign Currency, each of the following: (i) the date of the borrowing of such Loan, (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (iii) the first Business Day of each calendar month; (b) with respect to any letter of Credit denominated in a Permitted Foreign Currency, (i) the first Business Day of each calendar month, (ii) each date of issuance of a Letter of Credit denominated in an Permitted Foreign Currency, (iii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iv) each date of any payment by an Issuing Lender under any Letter of Credit denominated in a Permitted Foreign Currency; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment Increase”: as defined in Section 2.25(a).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”: as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption, Joinder Agreement or Lender Joinder Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $300,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Facility”: as defined in the definition of “Facility.”

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: the date that is five years after the Closing Date.

“Rollover Indebtedness”: Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.11 or Section 2.12 so long as (other than in connection with a refinancing in full of the Facilities) the terms of such Indebtedness shall be of a type permitted by, and shall comply with the proviso set forth in, the definition of “Permitted Refinancing Obligations.”

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Scheduled Unavailability Date”: as defined in Section 1.6.

“Screen Rate”: the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 2.26 Additional Amendment”: as defined in Section 2.26(c).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, any Issuing Lender, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Significant Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the date hereof.

“Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Special Dividend”: the payment of a dividend or other distribution (including payments in respect of stock options) by the Borrower to HS (which dividend or other distribution may be made directly or indirectly through one or more intermediaries), in an amount to be determined by HS in its reasonable discretion; provided, that the sum of the Special Dividend and the amount of the Intercompany Debt Repayment (as defined in the Merger Agreement) shall be (A) no less than the difference between (i) the amount of the Term Commitment and (ii) the amount of the Additional Special Dividend and (B) no greater than $1,200,000,000.

“Specified Existing Tranche”: as defined in Section 2.26(a).

“Specified Foreign Currency L/C Agreements”: any Foreign Currency L/C Agreement (a) entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) any Person that was a Lender or any Affiliate thereof at the time such Foreign Currency L/C Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Foreign Currency L/C Agreement. The designation of any Foreign Currency L/C Agreement as a Specified Foreign Currency L/C Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto (or their successor or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement. For the avoidance of doubt, all Foreign Currency L/C Agreements in existence on the Closing Date between the Borrower or any Subsidiary Guarantor and any Lender, as listed on Schedule 1.1B, shall constitute Specified Foreign Currency L/C Agreements.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) any Person that was a Lender or any Affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Merger Agreement Representations”: collectively, the Harbor Specified Merger Agreement Representations and the Voyager Specified Merger Agreement Representations.

“Specified Representations”: those representations and warranties made in Sections 4.3(a)(i) (with respect to the organizational existence of Holdings, the Borrower and its Restricted Subsidiaries only), 4.4(a), 4.4(c), 4.5(a), 4.5(b), 4.11, 4.13, 4.17 (subject to the limitations set forth in the proviso to Sections 5.1(a)(ii), 5.1(i) and 5.1(j)), 4.18 and 4.19 (as related only to the use of proceeds of the Facilities on the Closing Date not violating the FCPA or OFAC).

“Specified Time”: in relation to a Eurocurrency Loan denominated (i) in Dollars or Pound Sterling, as of 11:00 A.M., London time; (ii) in Canadian Dollars, as of 11:00 A.M. Toronto, Ontario time; or (iii) in Euros, 11:00 A.M., Brussels time.

“Spot Rate”: with respect to any currency, the rate determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be the rate quoted by the Administrative Agent or such Issuing Lender as the spot rate for the purchase by the Administrative Agent or such Issuing Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Lender may obtain such spot rate from another financial institution designated by it if it does not have as of the date of determination a spot buying rate for any such currency; provided, further that the Administrative Agent or such Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Revolving Loan or Letter of Credit denominated in a Permitted Foreign Currency.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter incurred) that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: (a) each Domestic Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement from time to time.

“Supplemental Term Loan Commitments”: as defined in Section 2.25(a).

“Syndication Agents”: Bank of America, N.A., ING Bank, N.V., TD Bank, N.A., MUFG Union Bank, N.A., HSBC Bank USA, N.A. and Wells Fargo Bank, N.A., in their capacity as syndication agents.

“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Term Lender, the obligation of such Term Lender to make an Initial Term Loan to the Borrower in the principal amount set forth under the heading “Term Commitment” opposite such Term Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Term Commitments as of the Closing Date is $1,200,000,000.

“Term Facility”: as defined in the definition of “Facility.”

“Term Lenders”: each Lender that holds a Term Loan.

“Term Loans”: the Initial Term Loans, New Term Loans designated by the Borrower as Term Loans or Extended Term Loans in respect of either of the foregoing, as the context may require.

“Term Maturity Date”: the date that is five years after the Closing Date.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”: (a) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans and/or Commitments in respect thereof, (2) New Term Loans and/or Commitments in respect thereof with the same terms and conditions, (3) Extended Term Loans (of the same Extension Series) or (4) Refinancing Term Loans with the same terms and conditions and (b) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans are (1) Existing Revolving Loans, (2) New Revolving Commitments with the same terms and conditions or Revolving Loans in respect thereof, (3) Extended Revolving Commitments (of the same Extension Series) or (4) Refinancing Revolving Commitments with the same terms and conditions or Revolving Loans in respect thereof.

“Transactions”: (a) the transactions to occur pursuant to this Agreement and the other Loan Documents, including the making of the Revolving Commitments and the borrowing of the Initial Term Loans and (b) the Merger Agreement Transactions.

“Transaction Documents”: the Merger Documents and the Loan Documents.

“Tranche B Facility”: any Tranche B Term Loan that is a “term B loan” (which shall mean a term loan facility with amortization less than or equal to 1% per year prior to maturity and otherwise has customary market terms for “B” term loans at the time of incurrence thereof (as determined in good faith by the Borrower)).

“Tranche B Term Loan”: any Term Loan under the Tranche B Facility.

“Transferee”: any Assignee or Participant.

“Trigger Date”: as defined in Section 2.12(b).

“Type”: as to any Loan, its nature as an ABR Loan or Eurocurrency Loan.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States”: the United States of America.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash, Cash Equivalents and Permitted Liquid Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, to the extent such cash, Cash Equivalents and Permitted Liquid Investments are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Obligations or (ii) any such other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to the Intercreditor Agreement or any Other Intercreditor Agreement).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or (y) the Borrower or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Borrower or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.7; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default (or, in the case of a designation that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Default or Event of Default exists as of the Limited Condition Transaction Test Date) would be in existence following such designation and after giving effect to such designation the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“US Lender”: as defined in Section 2.20(e).

“USA Patriot Act”: as defined in Section 10.18.

“Voyager Merger”: the mergers contemplated by the Merger Agreement.

“Voyager Specified Merger Agreement Representations”: such of the representations and warranties made by DVM in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Parent (or its applicable Affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or such Affiliates’) obligations under the Merger Agreement, or decline to consummate the Voyager Merger.

“Voyager Stockholders’ Representative”: Shareholder Representative Services LLC.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (iv) references to any Person shall, unless otherwise specified, be deemed to refer to any successors and permitted assigns of such Person.

(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)    Any reference herein or in any other Loan Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

(h)    With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action or failure to satisfy any condition precedent to the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default, Event of Default or failure would not have arisen had the Cured Default not been continuing at the time of such representation, warranty, action or failure to satisfy such condition precedent to the taking of any action, shall be deemed to automatically be cured or satisfied, as applicable, upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty, action or failure to satisfy any condition precedent to the taking of any action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower knows of the occurrence of any such automatic cure. Any reference herein to the financial statements (or any component thereof) of the Borrower shall be construed to include the financial statements (or the applicable component thereof) of the Borrower or any Parent Company whose financial statements satisfy the Borrower’s reporting obligations under Section 6.1.

1.3    Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net Senior Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Interest Coverage Ratio, in each case, shall be calculated as follows:

(a)    for purposes of making the computation referred to above, in the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with the event for which the calculation is made (a “Calculation Date”), then except as otherwise set forth in clauses (d) and (e) below, such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable Test Period; provided that for purposes of making the computation of Consolidated Net Senior Secured Leverage or Consolidated Net Total Leverage for the computation of Consolidated Net Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio, as applicable, Consolidated Net Senior Secured Leverage or Consolidated Net Total Leverage, as applicable, shall be Consolidated Net Senior Secured Leverage or Consolidated Net Total Leverage as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event;

(b)    for purposes of making the computation referred to above, if any Investments, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or substantially concurrently with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated EBITDA.” If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment or Disposition had occurred at the beginning of the applicable Test Period;

(c)    for purposes of determining any financial ratio or making any financial covenant calculation for any period or a portion of a period prior to the first delivery of financial statements pursuant to Section 6.1, the Consolidated Net Senior Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Interest Coverage Ratio shall be determined based on the most recent financial statements of the Borrower that have been furnished pursuant to Section 5.1(n) below, and the levels for the Consolidated Net Total Leverage Ratio and the Consolidated Net Interest Coverage Ratio shall be the levels set forth in Sections 7.1(a) and (b) of this Agreement for the fiscal period ended June 30, 2019;

(d)    for purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to either Section 2.25(a)(x) or Section 7.2(i)(i), in each case, in reliance on the definition of “Maximum Incremental Facilities Amount,” any pro forma calculation of the Consolidated Net Senior Secured Leverage Ratio shall not give effect to any other incurrence of Indebtedness on the date of determination pursuant to Section 2.25(a)(y) or any other clause or sub-clause of Section 7.2;

(e)    for purposes of calculating the amount of Liens permitted to be incurred pursuant to either (x) (solely with respect to Indebtedness incurred pursuant to Section 2.25(a)(x) in reliance on the definition of “Maximum Incremental Facilities Amount”) Section 7.3(h) or (y) (solely with respect to Indebtedness incurred pursuant to Section 7.2(i)(i) in reliance on the definition of “Maximum Incremental Facilities Amount”) Section 7.3(g), any pro forma calculation of the Consolidated Net Senior Secured Leverage Ratio shall not give effect to any other incurrence of Liens on the date of determination pursuant to any other clause or sub-clause of Section 7.3; and

(f)    for purposes of (x) determining compliance with any provision of this Agreement which requires pro forma compliance with the covenants set forth in Section 7.1 or pro forma calculation of the Consolidated Net Senior Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or the Consolidated Net Interest Coverage Ratio or (y) testing baskets set forth in Section 7 of this Agreement (including baskets measured as a percentage of Consolidated EBITDA), in each case, solely for purposes of determining whether the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, fundamental changes under Section 7.4 or the designation of an Unrestricted Subsidiary, in each case necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction is permitted (and, for the avoidance of doubt, not for purposes of determining actual quarterly compliance with the financial covenants set forth in Section 7.1), the date of determination shall, at the option of the Borrower, be the Limited Condition Transaction Test Date) after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period (in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated EBITDA”), and, for the avoidance of doubt, if any of such baskets or ratios are exceeded as a result of fluctuations in such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Borrower has made such an election, in connection with the calculation of any basket or ratio availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, Dispositions, fundamental changes under Section 7.4 or the designation of an Unrestricted Subsidiary (excluding the financial covenants set forth in Section 7.1) on or following the date of such election and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction (or, if applicable, the notice or declaration of such Limited Condition Transaction) is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transactions and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent that such calculation would result in a lower Consolidated Net Senior Secured Leverage Ratio or Consolidated Net Total Leverage Ratio or a higher Consolidated Net Interest Coverage Ratio or larger basket, as applicable, than would apply if such calculation was made without giving Pro Forma Effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof);

provided that notwithstanding the foregoing, when calculating the Consolidated Net Total Leverage Ratio or the Consolidated Net Interest Coverage Ratio, as applicable, for purposes of (i) determining the Applicable Margin, (ii) determining the Applicable Commitment Fee Rate and (iii) determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the covenants pursuant to Section 7.1, any pro forma event of the type set forth in clauses (a) or (b) of this Section 1.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

1.4    Exchange Rates; Currency Equivalents.

(a)    The applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the face amount of Letters of Credit denominated in Permitted Foreign Currencies and of L/C Disbursements in respect thereof. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Each applicable Issuing Lender shall notify the Administrative Agent and the Borrower on each Revaluation

Date of the Spot Rates determined by it and the related Dollar Equivalent of L/C Obligations then outstanding. Solely for purposes of Sections 2 and 3 and related definitional provisions to the extent used in such Sections in respect of Letters of Credit, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents in respect of Letters of Credit and L/C Disbursements in respect thereof shall be such Dollar Equivalent amount as so determined by the applicable L/C Issuer and notified to the Borrower and the Administrative Agent in accordance with this Section 1.4.

(b)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Revolving Loans denominated in Permitted Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The Administrative Agent shall notify the Borrower on each Revaluation Date of the Spot Rates determined by it and the related Dollar Equivalent of Revolving Loans denominated in Permitted Foreign Currencies then outstanding. Solely for purposes of Sections 2 and 3 and related definitional provisions to the extent used in such Sections in respect of Revolving Loans, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents in respect of Revolving Loans shall be such Dollar Equivalent amount as so determined by the Administrative Agent and notified to the Borrower in accordance with this Section 1.4.

1.5    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6    Eurocurrency Base Rate Discontinuation. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining the London interbank offered rate (“LIBOR”)for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate (as defined below) is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c)    syndicated loans then currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 P.M., New York City time on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the ABR. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, in no event shall the LIBOR Successor Rate be less than zero for purposes of this Agreement.

“LIBOR Screen Rate”: the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes”: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Applicable Margin, Base Rate, Eurocurrency Base Rate, Interest Period, Local Screen Rate, Pricing Grid, Screen Rate, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1    Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (an “Initial Term Loan”) in Dollars to the Borrower on the Closing Date in an amount which will not exceed the amount of the Term Commitment of such Lender. The aggregate outstanding principal amount of the Term Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2    Procedure for Initial Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the

Initial Term Loans on the Closing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 11:00 A.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3    Repayment of Term Loans. The Initial Term Loan of each Term Lender shall be payable quarterly on the last Business Day of each March, June, September and December following the first anniversary of the Closing Date, commencing on the last Business Day of March, 2020, in an amount equal to one and one quarter percent (1.25%) of the stated principal amount of the Initial Term Loans funded on the Closing Date (which payments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.18(b), and/or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the amortization payments for the Initial Term Loans outstanding as of the Closing Date)), with the remaining balance thereof payable on the Term Maturity Date.

2.4    Revolving Commitments.

(a)    Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars or a Permitted Foreign Currency to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b)    The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

(c)    All payments (including prepayments) to be made by the Borrower hereunder on account of principal and interest in respect of any Revolving Loan denominated in a Permitted Foreign Currency shall be made in such Permitted Foreign Currency.

2.5    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice pursuant to a Borrowing Notice (which notice must be received by the Administrative Agent (i) in the case of Eurocurrency Loans, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date (provided that, in connection with any borrowing under the Revolving Commitments on the Closing Date, such Borrowing Notice may be received by the Administrative Agent no later than 12:00 Noon, New York City time, one Business Day prior to the Closing Date) or (ii) in the case of ABR Loans, prior to 12:00 Noon, New York City time, on the requested Borrowing Date), specifying (w) the amount and Type of Revolving Loans to be borrowed, (x) the requested Borrowing Date, (y) if denominated in a currency other than Dollars, the Permitted Foreign Currency and (z) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M. (or, in the case of ABR Loans being made pursuant to a notice delivered on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurocurrency Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Eurocurrency Loan, the Borrower shall be deemed to have selected a Loan denominated in Dollars. Each Lender may, at its option, make any Loan that is denominated in a Permitted Foreign Currency by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.6    [Reserved].

2.7    Defaulting Lenders.

(a)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(c) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) to any Issuing Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a cash collateral account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

2.8    Repayment of Loans.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the applicable amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9    Commitment Fees, etc.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, in Dollars, for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.10    Termination or Reduction of Revolving Commitments.

(a)    The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, from time to time, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination under this Section 2.10 if the notice of such termination stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or waived by the Borrower (in its sole discretion).

(b)    Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

2.11    Optional Prepayments.

(a)    The Borrower may at any time and from time to time prepay the Revolving Loans or any Tranche of Term Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Eurocurrency Loans that are Revolving Loans or Term Loans, (ii) one Business Day prior thereto, in the case of ABR Loans that are Term Loans and (iii) on the date of prepayment, in the case of ABR Loans that are Revolving Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of Revolving Loans or a Tranche of Term Loans and (z) whether the prepayment is of Eurocurrency Loans or ABR Loans; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or waived by the Borrower (in its sole discretion)), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and of Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurocurrency Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)    [Reserved].

(c)    [Reserved].

(d)    In connection with any optional prepayments by the Borrower of the Term Loans pursuant to this Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans.

2.12    Mandatory Prepayments.

(a)    Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Refinancing Obligations in respect of Term Loans) shall be incurred by the Borrower or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b)    Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment

Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Cash Proceeds to have been reinvested in accordance with the provisions of this Section 2.12(b) (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Administrative Agent, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale or Recovery Event).

(c)    [Reserved].

(d)    Amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans and with respect to prepayments pursuant to Section 2.12(b) such Net Cash Proceeds may be applied, along with such prepayment of Term Loans (to the extent the Borrower elects, or is required by the terms thereof), to purchase, redeem or repay any Pari Passu Debt, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)    [Reserved].

(f)    If, on any date, the aggregate Revolving Extensions of Credit would exceed the aggregate Revolving Commitments (including as a result of any revaluation of the Dollar Equivalent of the Revolving Loans or the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the Borrower shall promptly prepay Revolving Loans in an aggregate principal amount equal to such excess and/or pay to the Administrative Agent an amount of cash and/or Cash Equivalents and/or Permitted Liquid Investments equal to the aggregate principal amount equal to such excess to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(g)    Notwithstanding any other provision of this Section 2.12, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Section 2.12(a), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

2.13    Conversion and Continuation Options.

(a)    The Borrower may elect from time to time to convert Eurocurrency Loans made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Eurocurrency Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurocurrency Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and (ii) if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14    Minimum Amounts and Maximum Number of Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than twelve Eurocurrency Tranches shall be outstanding at any one time.

2.15    Interest Rates and Payment Dates.

(a)    Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

(c)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan, Reimbursement Obligation, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)    Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

2.16    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17    Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurocurrency Loan:

(a)    the Administrative Agent shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)    the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the Closing Date the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

2.18    Pro Rata Treatment and Payments.

(a)    Except as expressly otherwise provided herein (including as expressly provided in Sections 2.9, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the relevant Lenders other than reductions of Revolving Commitments pursuant to Section 2.24 and payments in respect of any differences in the Applicable Commitment Fee Rate of Extending Lenders pursuant to an Extension Amendment or Lenders in respect of New Revolving Commitments. Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 2.27, 10.5 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)    Each optional prepayment and mandatory prepayment of the Term Loans or New Term Loans shall be applied to the remaining installments thereof as specified by the Borrower. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)    Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin of Extending Lenders pursuant to an Extension Amendment or Lenders in respect of New Revolving Loans. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in

reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19    Requirements of Law.

(a)    Except with respect to Taxes, which are addressed in Section 2.20, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:

(i)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(ii)    shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within 30 Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)    A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations. Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefore was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.

(d)    Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.

(e)    For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender.

2.20    Taxes.

(a)    Except as otherwise provided in this Agreement or as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding (i) net income Taxes, net profits Taxes and franchise Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender (A) by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or any Lender (or, in the case of a pass-through entity, any of its beneficial owners) is organized or in which its applicable lending office is located or (B) as a result of a present or former connection between the Administrative Agent or such Lender or beneficial owner and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits or backup withholding Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Loan Party under this Agreement and the other Loan Documents is located or is deemed to be doing business, and (iii) any Taxes imposed by FATCA. If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower or any Loan Party under this Agreement and the other Loan Documents shall not be required to increase any such amounts payable to or in respect of any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) failure to comply with the requirements of paragraph (d), (e) or (g), as applicable, of this Section 2.20 or (ii) that are withholding Taxes imposed on amounts payable under this Agreement or the other Loan Documents, unless such Taxes are imposed as a result of a Change in Law occurring after such Lender becomes a party hereto or after the Closing Date, whichever is later, except (in the case of an assignment) to the extent that such Lender’s assignor (if any) was entitled, at the time of such assignment, to receive additional amounts from the Borrower or any Loan Party under this Agreement and the other Loan Documents with respect to such Taxes pursuant to this paragraph.

(b)    In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Whenever any Taxes are payable by the Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender. If the Borrower or any Loan Party under this Agreement and the other Loan Documents fails to pay any Non-Excluded Taxes or Other Taxes that the Borrower or any Loan Party under this Agreement and the other Loan Documents is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower or any Loan Party under this Agreement and the other Loan Documents would be required to pay increased amounts pursuant to Section 2.20(a) if such Non-Excluded Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the Administrative Agent and the Lenders for any payments by them of such Non-Excluded Taxes or Other Taxes and for any incremental taxes, interest or penalties that become payable by the Administrative Agent or any Lender as a result of any such failure within thirty days after the Lender or the Administrative Agent delivers to the Borrower (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.

(d)    Each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8IMY, W-8ECI, W-8BEN-E or other applicable IRS Form, or, (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F and two accurate and complete copies of IRS Form W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Each Non-US Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower or any Loan Party make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(e)    Each Lender (and, in the case of a Lender that is a non-United States pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such lender is not subject to backup withholding. Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender. Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f)    If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section 2.20. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender and the term “applicable law” includes FATCA.

(i)    For purposes of this Agreement, any reference to IRS Form W-8 BEN shall be deemed to include a reference to IRS Form W-8 BEN-E.

2.21    Indemnity. Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) any failure by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to

Eurocurrency Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24    Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender or Issuing Lender (each such Lender and Issuing Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement (or, in the case of a replacement of an Issuing Lender, comply with Section 9.9(c)), (C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender, customary assignment documentation), (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. The termination of the Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of an irrevocable waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation permanently cease to apply.

2.25    Incremental Loans.

(a)    The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loans (each, a “New Term Loan Commitment”) or increases of existing Term Loans (each, a “Supplemental Term Loan Commitment”) or new revolving commitments (each, a “New Revolving Commitment”) (but no more than three tranches at any time outstanding in the case of revolving commitments) or increases of existing Revolving Commitments (each, a “Revolving Commitment Increase”; together with any New Term Loan Commitments, any Supplemental Term Loan Commitments and any Revolving Commitment Increase, the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of, at the time the respective New Loan Commitments become effective, (x) the Maximum Incremental Facilities Amount and (y) an additional amount not to exceed, together with (i) all other New Loan Commitments established pursuant to this Section 2.25(a)(y) and (ii) Additional Obligations incurred pursuant to Section 7.2(p), the greater of $265,000,000 or 100% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, in the aggregate. For purposes of determining compliance with the foregoing sentence of this Section 2.25(a), in the event that New Loan Commitments can be incurred under either clause (x) or (y) of such sentence, the Borrower shall, in its sole discretion, classify such New Loan Commitments (or any portion thereof) and may include the amount of such New Loan Commitments in one or both of such clauses; provided that, at the Borrower’s option, capacity to incur New Loan Commitments pursuant to clause (x) shall be deemed to be utilized prior to any utilization of clause (y) to establish New Loan Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion); provided that any Lender offered or approached to provide all or a portion of any New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitments.

(b)    Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (i) no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments and the making of any New Loans pursuant thereto and any transaction consummated in connection therewith (or, in the case of an incurrence of New Loans necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Event of Default exists as of the Limited Condition Transaction Test Date; (ii) [reserved]; (iii) the proceeds of any New Loans shall be used, at the discretion of the Borrower, for any purpose not prohibited by this Agreement; (iv) the New Loans shall be secured by the Collateral on a pari passu or, at the Borrower’s option, junior basis (so long as any such New Loan Commitments (and related Obligations) are subject to an Intercreditor Agreement or an Other Intercreditor Agreement) and shall benefit ratably from the guarantees under the Guarantee and Collateral Agreement; (v) in the case of New

Loans that are term loans (“New Term Loans”), the maturity date thereof shall not be earlier than the Latest Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); (vi) in the case of any New Loans that are revolving loans or commitments (“New Revolving Loans”) the maturity date or commitment termination date thereof shall not be earlier than the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (vii) [reserved]; (viii) [reserved]; (ix) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (iv), (v) and (vi) above and the last two sentences of this paragraph); (x) such New Loans or New Loan Commitments (other than Supplemental Term Loan Commitments and Revolving Commitment Increases) shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; and (xi) to the extent reasonably requested by the Administrative Agent, the Borrower shall deliver or cause to be delivered (A) customary legal opinions with respect to the due authorization, execution and delivery by the Borrower and each other Loan Party to be party thereto and the enforceability of the applicable Joinder Agreement, Increase Supplement or Lender Joinder Agreement, as applicable, the non-conflict of the execution, delivery of and performance of payment obligations under, such documentation with this Agreement and with the organizational documents of the Loan Parties and the effectiveness of the Guarantee and Collateral Agreement to create a valid security interest, and the effectiveness of specified other Security Documents to perfect such security interests, in specified Collateral to secure the Obligations, including the New Loan Commitments and the extensions of credit thereunder and (B) certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into such documents and the transactions contemplated thereby. Notwithstanding anything to the contrary, in the case of any New Tranche B Term Loan, (i) subject to customary exceptions to be agreed, the interest rate with respect to any New Tranche B Term Loan shall not be greater than the interest rate with respect to any then outstanding Tranche B Term Loans (if any) plus 0.50% per annum unless the interest rate applicable to all such outstanding Tranche B Term Loans is increased so that the interest rate applicable to the New Tranche B Term Loan does not exceed the interest rate applicable to any such outstanding Tranche B Term Loans by more than 0.50% per annum; (ii) any New Tranche B Term Loan may have customary call-protection, including “soft-call” protection in connection with any repricing transaction, (iii) the Lenders holding any New Tranche B Term Loan shall not have any voting rights with respect to amendments of the financial covenants contained in Section 7.1, (iv) in the case of any Event of Default under Section 7.1 (a “Financial Covenant Event of Default”), such default shall not constitute a default with respect to any Tranche B Term Loans unless and until the Existing Term Loans have been declared due and payable and the Revolving Commitments have been terminated by the Required Lenders pursuant to Section 8.1 and such acceleration or termination has not been rescinded, (v) any such Tranche B Term Loans may be subject to an excess cash flow mandatory prepayment based on a percentage (with step-downs in such percentage) of excess cash flow to be specified in the applicable Joinder Agreement (it being understood that any such prepayment may apply to all then outstanding Term Loans also on a ratable basis), (vi) (x) the New Tranche B Term Loans may include customary terms for tranche B term loan facilities that are reasonably satisfactory to the Borrower and the Administrative Agent and (y) the representations and warranties, covenants and events of default with respect to the New Tranche B Term Loans may be different from the terms set forth in this Agreement as of the date of the incurrence of such New Tranche B Term Loans; provided, that, such representations and warranties, covenants and events of default shall not be more restrictive, taken as a whole, than the representations and warranties, covenants or events of default set forth in this Agreement as of the date of incurrence of such New Tranche B Term Loans unless such representations and warranties, covenants or events of default apply also to all other then outstanding Term Loans or only apply after the Latest Maturity Date then applicable to any Existing Term Loans) and (vii) subject to the exceptions contained in Section 10.6, assignments of New Tranche B Term Loans shall not be less than $1,000,000. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Loan Commitments shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement.

(c)    On any Increased Amount Date on which any New Loan Commitment becomes effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(d)    For purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.

(e)    Supplemental Term Loan Commitments and Revolving Commitment Increases shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans or Revolving Commitments, as applicable, to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit L-1 (the “Increase Supplement”) or by each New Lender substantially in the form attached hereto as Exhibit L-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each New Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan or the commitments made pursuant to such Revolving Commitment Increase shall be Revolving Commitments, as applicable.

2.26    Extension of Term Loans and Revolving Commitments.

(a)    The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans and unused Commitments in respect thereof, if any, of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche,” and the Term Loans and unused Commitments in respect thereof, if any, of such Tranche, the “Existing Term Loans”) or (ii) Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche,” and together with the Existing Term Tranches, each an “Existing Tranche,” and the Revolving Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans,” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche,” as applicable, and each an “Extended Tranche,” and the Term Loans and unused Commitments in respect thereof, if any, or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments,” as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans and unused Commitments in respect thereof, if any, or Revolving Commitments, as applicable, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans and unused Commitments in respect thereof, if any, or the applicable Revolving Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the weighted average life to maturity of such Extended Tranche would be no shorter than the remaining weighted average life to maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Term Loans or Revolving Commitments, as applicable, set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)    The Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranches or Existing Revolving Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)    Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending

Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Term Tranches than such Extended Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.

(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e)    If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, by notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f)    Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27    Permitted Debt Exchanges.

(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied. No Lender shall have any obligation to agree to have any of its Term Loans exchanged for Permitted Debt Exchange Notes pursuant to any Permitted Debt Exchange Offer.

(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.27, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and 2.12 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.27 and without conflict with Section 2.27(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.27(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.    LETTERS OF CREDIT

3.1    L/C Commitment.

(a)    Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4, agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) under the Revolving Commitments for the account of the Borrower or any Guarantor on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) any Revolving Lender’s Available Revolving Commitment or the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or any Permitted Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (or such shorter period as may be agreed by the applicable Issuing Lender) (unless cash collateralized or backstopped, in each case in a manner agreed to by the Borrower and the Issuing Lender); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)    No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.

3.2    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).

3.3    Fees and Other Charges.

(a)    The Borrower will pay a fee, in Dollars, notwithstanding that a Letter of Credit may be denominated in any Permitted Foreign Currency, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility (minus the fronting fee referred to below), on the Dollar Equivalent of the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d) and with respect to any L/C Shortfall either (i) if the Borrower has paid to the Administrative Agent, an amount of cash and/or Cash Equivalents and/or Permitted Liquid Investments equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent, for the account of the Borrower or (ii) otherwise, for the account of the Issuing Lenders, in each case so long as such Lender shall be a Defaulting Lender. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in Dollars, notwithstanding that a Letter of Credit may be denominated in any Permitted Foreign Currency, on the Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower separately agreed to by the Borrower and such Issuing Lender (but in any event not to exceed 0.125% per annum), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for costs and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4    L/C Participations.

(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided that, nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)    If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially be effected, the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent, an amount of cash and/or Cash Equivalents and/or Permitted Liquid Investments equal to such Defaulting Lender’s Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent. So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ Revolving Percentage, as applicable, of the outstanding Revolving Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent, an amount of cash and/or Cash Equivalents and/or Permitted Liquid Investments equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents and/or Permitted Liquid Investments to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(e)    If, on any date, the L/C Obligations would exceed 105% of the L/C Commitment (including as a result of any revaluation of the Dollar Equivalent of the L/C Obligations on any Revaluation Date in accordance with Section 1.4), the Borrower shall promptly pay to the Administrative Agent an amount of cash and/or Cash Equivalents and/or Permitted Liquid Investments equal to the amount by which the L/C Obligations exceed the L/C Commitment, such cash and/or Cash Equivalents and/or Permitted Liquid Investments to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

3.5    Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Lender at the Borrower’s request and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any Non-Excluded Taxes and Other Taxes (subject to the proviso to Section 2.20(a)), fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c). In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in a Permitted Foreign Currency, the applicable Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the draft so paid promptly following the determination thereof.

3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.

3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions (solely to the extent required to be true and correct for such Extension of Credit pursuant to Section 5.1), and on every other date thereafter on which an Extension of Credit is made (solely to the extent required to be true and correct for such Extension of Credit pursuant to Section 5.2), to the Administrative Agent and each Lender that:

4.1    Financial Condition. (a) The audited combined balance sheets of DVM and its subsidiaries as of December 31, 2017 and December 31, 2016, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 reported on by and accompanied by an unqualified report from RSM US LLP, present fairly, in all material respects, the financial condition of DVM and its subsidiaries as at such date and (b) the audited combined balance sheets of the Henry Schein Animal Health Business as of December 30, 2017 and December 31, 2016 and the statements of operations, income, equity and cash flows for the fiscal years ended December 30, 2017, December 31, 2016 and December 31, 2015 reported on by and accompanied by an unqualified report from BDO USA, LLP present fairly, in all material respects, the financial condition of the Henry Schein Animal Health Business as at such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

4.2    No Change. Since December 31, 2017 there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. Except as set forth in Schedule 4.3, the Borrower and each of its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4    Corporate Power; Authorization; Enforceable Obligations.

(a)    Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower), to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.

(c)    Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Borrower or any of its Restricted Subsidiaries or any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6    No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7    No Default. No Default or Event of Default has occurred and is continuing.

4.8    Ownership of Property; Liens. Except as set forth in Schedule 4.8A, each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8B lists all Real Property which is owned or leased by any Loan Party as of the Closing Date.

4.9    Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Borrower or any Restricted Subsidiary and neither the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of the Borrower’s or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by the Borrower or its Restricted Subsidiaries of any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10    Taxes. Each of the Borrower and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

4.12    ERISA.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) or an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.

(b)    The Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money.

4.13    Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.14    Subsidiaries.

(a)    The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b)    As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Restricted Subsidiaries.

4.15    Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16    Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17    Security Documents.

(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral); provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement (the “Excluded Collateral”). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement (other than Excluded Capital Stock) when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement (other than Excluded Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17 and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b)    Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18    Solvency. As of the Closing Date, the Borrower and its Subsidiaries are (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.19    Anti-Terrorism. (a) The Borrower and its Restricted Subsidiaries are in compliance with the USA Patriot Act and (b) none of the Borrower and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order (“OFAC”), in each case, except as would not reasonably be expected to have a Material Adverse Effect. The Borrower will not knowingly (directly or indirectly) use the proceeds of the Loans, or request the issuance of any Letter of Credit, for the purpose of financing the activities of any Person, in any country or territory, that is subject to, or the target of, any sanctions under or administered by OFAC, the U.S. State Department or any other enabling legislation or executive order relating thereto as well as sanctions laws and regulations of the United Nations Security Council, the European Union or any member state thereof and the United Kingdom, except as otherwise permitted by applicable law, regulation or license. The Borrower will not knowingly (directly or indirectly) use the proceeds of the Loans, or request the issuance of any Letter of Credit, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and all laws, rules and regulations of the European Union and United Kingdom applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

SECTION 5.    CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received the following Loan Documents:

(i)    this Agreement, executed and delivered by the Borrower; and

(ii)    the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor; provided that, this clause (ii) notwithstanding, but without limiting the requirements set forth in Sections 5.1(i) and (j), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not created or perfected on the Closing Date and to the extent the Borrower and its Subsidiaries have used commercially reasonable efforts to create and perfect a valid security interest in the Collateral, the provisions of clause (ii) above shall be deemed to have been satisfied and the Loan Parties shall be required to create and perfect a security interest in such Collateral in accordance with the provisions set forth in Sections 6.8 and 6.10 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and shall have possession of all certificated Capital Stock of the Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank (provided that certificated Capital Stock of DVM and its Subsidiaries will only be required to be delivered on the Closing Date to the extent the Borrower has used commercially reasonable efforts to obtain it on the Closing Date).

(b)    [Reserved];

(c)    Representations and Warranties.

(i)    The Specified Representations shall be true and correct in all material respects on the Closing Date; provided that to the extent any such representation and warranty specifically refers to an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date;

(ii)    The Specified Merger Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent any such representation and warranty specifically refers to an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date.

(d)    Borrowing Notice. The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Initial Term Loans;

(e)    Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Simpson, Thacher & Bartlett, LLP, counsel to the Administrative Agent) required to reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(f)    Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) Debevoise & Plimpton LLP, special New York counsel to the Loan Parties, and (ii) Richards Layton & Finger, P.A., special Delaware counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(g)    Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each of the other Loan Parties, dated as of the Closing Date, each substantially in the form of Exhibit C, with appropriate insertions and attachments;

(h)    USA Patriot Act. The Lead Arrangers shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information as is reasonably requested by the Administrative Agent at least ten (10) Business Days prior to the Closing Date about the Borrower and the Guarantors that is mutually agreed to be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (as defined below) and the Beneficial Ownership Regulation;

(i)    Filings. The Collateral Agent shall have obtained a valid security interest in the Collateral; and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding of the Term Loans under the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted under Section 7.3 hereof or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which cannot be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of the Borrower or its Domestic Subsidiaries (to the extent constituting Collateral) (provided that certificated Capital Stock of DVM and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from DVM, so long as the Borrower has used commercially reasonable efforts to obtain them on the Closing Date), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Sections 6.8 and 6.10 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 90th day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and, in the case of real property and the Mortgages, no later than the 181st day after the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion).

(j)    Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that such Pledged Stock and related stock powers of DVM and its Subsidiaries will only be required to be delivered on the Closing Date to the extent received from DVM, so long as the Borrower has used commercially reasonable efforts to obtain them on the Closing Date; provided, further, that with respect to any such Pledged Stock other than Capital Stock of the Borrower and its Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Stock and related stock powers to the Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of such Pledged Stock and related stock powers shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such Pledged Stock and related stock powers in accordance with Sections 6.8 and 6.10 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 90th day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(k)    Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower certifying the Solvency, after giving effect to the Transactions, of the Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit G hereto.

(l)    Refinancing. The Refinancing shall have occurred and, after giving effect to the Transactions, none of the Borrower or any of its Subsidiaries shall have any Indebtedness for Borrowed Money (including any amounts drawn under the Revolving Facility on the Closing Date, but excluding Term Loans) having an aggregate outstanding principal amount in excess of $25.0 million.

(m)    Lien Searches. The Collateral Agent shall have received customary lien searches in the United States reasonably requested by it at least 30 calendar days prior to the Closing Date; provided that if delivery of such lien searches to the Collateral Agent may not be accomplished on or before the Closing Date after the Borrower’s commercially reasonable efforts to do so, then delivery of such lien searches shall not constitute a condition precedent to the initial borrowings hereunder if the Borrower agrees to deliver or cause to be delivered such lien searches in accordance with Section 6.10 and otherwise pursuant to arrangements to be mutually agreed by the Borrower and the Administrative Agent acting reasonably, but in no event later than the 90th day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(n)    Financial Statements. The Lead Arrangers shall have received (i) (A) the audited combined balance sheets and related consolidated statements of operations, equity and cash flows of the Henry Schein Animal Health Business for the fiscal year ended December 30, 2017 and each subsequent fiscal year ended at least 90 days before the Closing Date and (B) the audited consolidated balance sheets and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows of DVM and its subsidiaries for the fiscal year ended December 31, 2017 and each subsequent fiscal year ended at least 90 days before the Closing Date, (ii) (A) the unaudited combined balance sheet and related unaudited consolidated statements of operations, equity and cash flows of the Henry Schein Animal Health Business for the three months ended March 31, 2018 and the six months ended June 30, 2018 and each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date and (B) the unaudited consolidated balance sheet and related unaudited consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit and cash flows of DVM and its subsidiaries for the three months ended March 31, 2018 and the six months ended June 30, 2018 and each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days before the Closing Date and (iii) the unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date (or, if the end of the most recently completed fiscal quarter is the end of the fiscal year of the Borrower, ended at least 90 days before the Closing Date), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and at the beginning of such period, for purposes of the statement of income) to the consummation of the Transactions; provided, that the Lead Arrangers hereby acknowledge receipt of the financial statements referred to in the foregoing clauses (i), (ii) and (iii);

(o)    Merger Documents Transactions.    The Restructuring (as defined in the Distribution Agreement), the Separation (as defined in the Merger Agreement) and the Harbor Contribution (as defined in the Distribution Agreement) shall have been or, substantially concurrently with the initial funding under the Term Facility, shall be, consummated in all material respects in accordance with the terms of the Distribution Agreement and the Merger Agreement, and the Distribution and the Merger shall have been or, substantially concurrently with the initial funding under the Term Facility, shall be, consummated in all material respects in accordance with the terms of the Distribution Agreement and the Merger Agreement, in each case, without giving effect to any waiver, amendment, modification or supplement thereof by any person or any consent or election thereunder by any person that, in any such case, is material and adverse to the Lenders or the Lead Arrangers (in either case, in their capacities as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any modification, amendment, express waiver or express consent to the definitions of “Spinco Material Adverse Effect” or “Voyager Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Lead Arrangers and the Lenders).

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2    Conditions to Each Revolving Loan Extension of Credit After Closing Date. The agreement of each Lender to make any Revolving Loan or to issue or participate in any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing of a Revolving Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.    AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations), the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2 and Section 6.7) each of the Restricted Subsidiaries to:

6.1    Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a)    (x) within 120 days after the end of the fiscal year ended December 31, 2018 and (y) within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2020, in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date hereunder or an upcoming “maturity date” under any other Indebtedness incurred in compliance with this Agreement or (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period), by an independent certified public accountant of nationally recognized standing;

(b)    (x) within 60 days following the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and (y) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2020, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject to normal year-end audit adjustments and the lack of notes);

provided that the Borrower may satisfy its obligations under this Section 6.1 by delivering information relating to a Parent Company, the Borrower and its consolidated Subsidiaries, it being agreed that the furnishing of the Borrower’s or any Parent Company’s annual report on Form 10-K for such year, as filed with the SEC, to the extent that the information and report and opinion contained therein satisfy the parameters set forth in Section 6.1(a) for annual financial statements and audit reports and opinions and, solely in the event that the financial statements of such Parent Company include differences as a result of operational activities of any Parent Company, together with, in the case of a Parent Company’s annual report on Form 10-K, unaudited consolidating schedules of the balance sheet and the statements of income and cash flows prepared by management for the Borrower and its consolidated Subsidiaries in substantially the form of Exhibit K (it being understood that the Borrower may alter the presentation of financial information in any such consolidating schedules to conform to any changes to the presentation of financial information of a Parent Company in its Form 10-K (but in any event shall include a balance sheet and statements of income and cash flows) or make such other changes to the consolidating schedules as consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed) will satisfy Borrower’s obligation under Section 6.1(a) with respect to such year and that the furnishing of the Borrower’s or a Parent Company’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, to the extent that the information and report and opinion contained therein satisfy the parameters set forth in Section 6.1(a) for annual financial statements and audit reports and opinions and, solely in the event that the financial statements of such Parent Company include differences as a result of operational activities of any Parent Company, together with, in the case of a Parent Company’s quarterly report on Form 10-Q, unaudited consolidating schedules of the balance sheet and the statements of income and of cash flows prepared by management for the Borrower and its consolidated Subsidiaries in substantially the form of Exhibit K (it being understood that the Borrower may alter the presentation of financial information in any such consolidating schedules to conform to any changes to the presentation of financial information of a Parent Company in its Form 10-Q (but in any event shall include a balance sheet and statements of income and cash flows) or make such other changes to the consolidating schedules as consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed) will satisfy Borrower’s obligations under the Section 6.1(b) with respect to such quarter; and

(c)    to the extent applicable, concurrently with any delivery of financial statements referred to in Sections 6.1(a) and 6.1(b), related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Notwithstanding anything in clauses (a) or (b) of this Section 6.1 to the contrary, except as expressly required with respect to Unrestricted Subsidiaries in Section 6.1(c), in no event shall any annual or quarterly financial statements delivered pursuant to clauses (a) or (b) of this Section 6.1 be required to (x) include any segment reporting, reporting with respect to non-consolidated subsidiaries, separate consolidating financial information with respect to the Borrower, any Subsidiary Guarantor or any other Affiliate of the Borrower, or any segment reporting, reporting with respect to non-consolidated subsidiaries, separate financial statements or information for the Borrower, any Subsidiary Guarantor or any Affiliate of the Borrower, (y) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S-K under the Securities Act or (z) comply with Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

6.2    Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (c), to the relevant Lenders:

(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred and (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date);

(b)    promptly after the same are sent, copies of all financial statements and material reports that the Borrower sends to the holders of any class of its debt securities or public equity securities (except for those provided solely to the Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Borrower (or any Parent Company) may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2; and

(c)    promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request, including as required by the Beneficial Ownership regulation.

Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Borrower or any of the Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including applicable anti-corruption and sanctions laws referred to in Section 4.19) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5    Maintenance of Property; Insurance.

(a)    Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    Take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower shall use its commercially reasonable efforts to ensure that all material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

(d)    With respect to each Mortgaged Property that is a Flood Hazard Property with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Loan Party (A) has obtained and will maintain, the flood insurance required under Section 6.8(b)(C) and (B) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.

6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that (i) such visits shall be coordinated by the Administrative Agent, (ii) such visits shall be limited to no more than one such visit per calendar year, and (iii) such visits by any Lender shall be at the Lender’s expense, except in the case of the foregoing clauses (ii) and (iii) during the continuance of an Event of Default), (c) [reserved] and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.7    Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent for delivery to each Lender of:

(a)    the occurrence of any Default or Event of Default;

(b)    any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect; and

(c)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take, or has taken, with respect thereto.

6.8    Additional Collateral, etc.

(a)    With respect to any Property (other than Excluded Collateral) located in the United States having a value, individually or in the aggregate, of at least $2,500,000 acquired after the Closing Date by any Loan Party (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(z), and (iii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. If any amount in excess of $3,750,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $3,750,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement.

(b)    With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party (other than Excluded Real Property), (i) give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent execute and deliver a first priority Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such Real Property (provided that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA/NSPS survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey and contain a so-called “same-as-survey” endorsement (to the extent available in the jurisdiction within which such Real Property is located) (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (C) provide to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned Material Real Property is currently or at any time in the future identified by the Federal Emergency Management Agency as a Flood Hazard Property and for which flood insurance has been made available under the Flood Insurance Laws, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that such flood hazard insurance may be obtained under one or more of the Flood Insurance Laws and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of New Loans or New Loan Commitments, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by applicable law (including the Flood Insurance Laws) and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Lenders, flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any Material Real Property acquired by the Borrower or any other Loan Party after the Closing Date until the date that occurs 30 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically on IntraLinks or another similar electronic system) the following documents in respect of such Material Real Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such Material Real Property is a Flood Hazard Property, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Material Real Property is located, evidence of required flood insurance; provided that if a Lender has not informed the Administrative Agent and the Borrower of any outstanding flood diligence requirements by the date that is 30 days after the date on which the Administrative Agent has delivered to the Lenders the foregoing documents, such Lender will be deemed to have completed its flood insurance due diligence and flood insurance compliance and to have consented to such Mortgage.

(c)    Except as otherwise contemplated by Section 7.7(p), with respect to any new Domestic Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments or joinders to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock (other than Excluded Capital Stock) of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than Excluded Capital Stock), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Without limiting the foregoing, if (i) the aggregate Consolidated Total Assets or annual consolidated revenues of all Subsidiaries designated as “Immaterial Subsidiaries” hereunder shall at any time exceed 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) or (ii) if any Subsidiary shall at any time cease to constitute an Immaterial Subsidiary under clause (i) of the definition of “Immaterial Subsidiary” (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) in the case of clause

(i) above, rescind the designation as “Immaterial Subsidiaries” of one or more of such Subsidiaries so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable, and (y) in the case of clauses (i) and (ii) above, to the extent not already effected, (A) cause each affected Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Subsidiary to take such actions to pledge such Capital Stock to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby unless such Capital Stock otherwise constitutes Excluded Capital Stock.

(d)    Except as otherwise contemplated by Section 7.7(p), with respect to any new direct Foreign Subsidiary of a Loan Party that is a Non-Excluded Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments, joinders or supplements to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Capital Stock) that is owned by such Loan Party and (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than any Excluded Capital Stock), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect or ensure appropriate priority of the Lien of the Collateral Agent thereon.

(e)    With respect to any Direct Parent Company that becomes a Direct Parent Company after the Closing Date, promptly (i) give notice of the existence of such Direct Parent Company to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments or joinders to this Agreement, the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of the Borrower that is owned by such Direct Parent Company, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock of the Borrower, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Direct Parent Company, and (iii) cause such Direct Parent Company (A) to become a party to this Agreement and the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of the Borrower owned by such Direct Parent Company, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent; provided that notwithstanding anything contained herein to the contrary, (i) no Direct Parent Company shall be required to pledge any assets as Collateral under the Loan Documents other than the Capital Stock of the Borrower owned by such Direct Parent Company and (ii) the obligations of any Direct Parent Company under the Loan Documents, including in respect of its Guarantee Obligations, are expressly limited recourse obligations of any such Direct Parent Company, and such obligations shall be payable solely from, limited to, and shall in no event exceed, such Direct Parent Company’s Collateral.

(f)    Notwithstanding anything in this Section 6.8 to the contrary, (i) neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to create or perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the laws of any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by filing UCC financing statements, neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions required to perfect any security interest in any assets that require perfection through “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of deposit accounts, securities accounts and other bank accounts) and the State of New York (in the case of Pledged Stock) from time to time), including cash, Cash Equivalents, deposit accounts, securities accounts or other bank accounts, but excluding the capital stock of direct Subsidiaries held by the Borrower and the Loan Parties.

(g)    Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within 10 Business Days).

(h)    From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

6.9    Use of Proceeds. The proceeds of the Initial Term Loans shall be used solely to effect the Transactions, to pay related fees and expenses and for other general corporate purposes of the Borrower and its Subsidiaries and other purposes not prohibited by this Agreement. The proceeds of the Revolving Loans and the Letters of Credit shall be used to finance Permitted Acquisitions and Investments permitted hereunder, to finance the working capital, capital expenditures, business requirements, to pay related fees and expenses and for other general corporate purposes and for other purposes of the Borrower and its Subsidiaries not prohibited by this Agreement other than payment of the Special Dividend, the Additional Special Dividend (if any) and the Refinancing.

6.10    Post Closing. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, satisfy the requirements set forth on Schedule 6.10 on or before the date set forth opposite such requirement or such later date as consented to by the Administrative Agent in its sole discretion. Notwithstanding any other provision of this Section 6.10, Section 6.8, Schedule 6.10 or of any Security Document, (x) the Borrower shall not be obligated to take, or cause to be taken, any action to the extent such action is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action and (y) the Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such

Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered.

6.11    Changes in Jurisdictions of Organization; Name. In the case of any Loan Party, upon any change of its name or change of its jurisdiction of organization, such Loan Party shall deliver prompt (and in any event no later than 30 days following such change) written notice to the Collateral Agent and deliver to the Collateral Agent, all additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

SECTION 7.    NEGATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries), hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Lender) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1    Financial Covenants.

(a)    Consolidated Net Total Leverage Ratio. Commencing with the Test Period ending June 30, 2019, permit the Consolidated Net Total Leverage Ratio as at the last day of any Test Period to be in excess of the ratio set forth below for such period:

Period	Consolidated Net Total Leverage Ratio

April 1, 2019 through and including March 31, 2020	5.50:1.00

April 1, 2020 through and including March 31, 2021	5.00:1.00

April 1, 2021 through and including March 31, 2022	4.50:1.00

Thereafter	Applicable Covenant Level (as defined below)

For purposes of this Section 7.1(a), “Applicable Covenant Level” means 3.75:1.00; provided, that, at any time following March 31, 2022, at the election of the Borrower prior to the consummation of a Material Permitted Acquisition, the Applicable Covenant Level shall be 4.25:1.00 for each of the succeeding four fiscal quarters (the “Financial Covenant Increase Period”) following such Material Permitted Acquisition (including the fiscal quarter in which such Material Permitted Acquisition was consummated); provided further (x) there shall be no more than four (4) elections during the term of the Facilities and (y) at least one full fiscal quarter shall have elapsed after the end of a Financial Covenant Increase Period before the Borrower is able to make a subsequent election.

(b)    Consolidated Net Interest Coverage Ratio. Commencing with the Test Period ending June 30, 2019, permit the Consolidated Net Interest Coverage Ratio as at the last day of any Test Period to be less than 3.00:1.00.

7.2    Indebtedness. Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a)    Indebtedness of the Borrower and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b)    Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries, Holdings, or of any Subsidiary Guarantor to Holdings, the Borrower or any other Restricted Subsidiary, provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations pursuant to the Guarantee and Collateral Agreement or otherwise and (ii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(c)    Indebtedness (including Capital Lease Obligations) secured by Liens in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clauses (t) and (u) of this Section 7.2, not to exceed the greater of (i) $47,500,000 and (ii) the amount equal to 18.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding;

(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e)    Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred and (ii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary;

(f)    Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g)    (i) Indebtedness of any joint venture or Non-Guarantor Subsidiary owing to any Loan Party and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any joint venture or Non-Guarantor Subsidiary, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Section 7.7(h), (k), (m), (v) or (z);

(h)    Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i)    Indebtedness of the Borrower and any Restricted Subsidiary constituting (i) Additional Obligations, in an aggregate principal amount at the time of incurrence not in excess of the Maximum Incremental Facilities Amount, (ii) Permitted Debt Exchange Notes in respect of Indebtedness incurred pursuant to this Agreement (other than Indebtedness incurred pursuant to Section 2.25(a)(y)), (iii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to this Agreement (other than Indebtedness incurred pursuant to Section 2.25(a)(y)), (iv) Rollover Indebtedness in respect of Indebtedness incurred pursuant to this Agreement (other than Indebtedness incurred pursuant to Section 2.25(a)(y)) and (v) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iv);

(j)    additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries), not to exceed the greater of (i) $74,000,000 and (ii) the amount of 28.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any time outstanding;

(k)    Indebtedness of Non-Guarantor Subsidiaries, in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (s)(iii) of this Section 7.2, not to exceed the greater of (i) $53,000,000 and (ii) the amount of 20.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding;

(l)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)    Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(o)    Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(p)    Indebtedness of the Borrower or any Restricted Subsidiary constituting (i) Additional Obligations (other than Additional Obligations incurred in reliance on the Maximum Incremental Facilities Amount) in an aggregate principal amount not to exceed, together with the aggregate principal amount of New Loan Commitments established pursuant to Section 2.25(a)(y), the greater of $265,000,000 or 100% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, in the aggregate, (ii) Permitted

Debt Exchange Notes in respect of Indebtedness incurred pursuant to Section 2.25(a)(y), (iii) Permitted Refinancing Obligations in respect of Indebtedness incurred pursuant to Section 2.25(a)(y), (iv) Rollover Indebtedness incurred in respect of Indebtedness incurred pursuant to this Section 2.25(a)(y) and (v) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clauses (i) through (iv);

(q)    Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(r)    Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(s)    (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee Obligations in respect of lease obligations of the Borrower and its Affiliates and (iii) Guarantee Obligations in respect of Indebtedness of joint ventures; provided that the aggregate principal amount of any such Guarantee Obligations under this sub-clause (iii), when combined with the aggregate principal amount of Indebtedness outstanding under clause (k) of this Section 7.2, shall not exceed the greater of (A) $53,000,000 and (B) the amount of 20.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any time outstanding;

(t)    Indebtedness of any Person that becomes a Restricted Subsidiary or is merged into the Borrower or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder (a “New Subsidiary”), which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment, and any Permitted Refinancing thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is merged into the Borrower or a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (t) and Sections 7.2(c) and 7.2(u) shall not at any one time outstanding exceed the greater of (i) $47,500,000 and (ii) the amount of 18.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding and (C) neither the Borrower nor any Restricted Subsidiary (other than the applicable New Subsidiary and its Subsidiaries) shall provide security therefor;

(u)    Indebtedness incurred to finance any acquisition or other Investment permitted under Section 7.7 in an aggregate amount for all such Indebtedness together with the aggregate principal amount of Indebtedness permitted by Sections 7.2(c) and 7.2(t) not to exceed the greater of (i) $47,500,000 and (ii) the amount of 18.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding;

(v)    other Indebtedness so long as, at the time of incurrence thereof, (i) after giving pro forma effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1, (ii) no Default or Event of Default shall be continuing immediately after giving effect to the incurrence of such Indebtedness (or, in the case of an incurrence of Indebtedness necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Default or Event of Default exists as of the Limited Condition Transaction Test Date); and (iii) the terms of which Indebtedness do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date or shorter than the weighted average life to maturity of the Latest Maturing Term Loans (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable), together with Permitted Refinancings in respect thereof;

(w)    (i) Indebtedness representing deferred compensation or stock-based compensation to employees of any Parent Company, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business (including but not limited to any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Borrower or any Parent Company) and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the Transactions and any Investment permitted hereunder;

(x)    Indebtedness issued by the Borrower or any Restricted Subsidiary to the officers, directors and employees of any Parent Company, the Borrower or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6(e);

(y)    Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(z)    (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(aa)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of Foreign Currency L/C Agreements in an aggregate principal amount not to exceed the greater of (i) $26,500,000 and (ii) the amount of 10.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding; and

(bb)    all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (aa) above.

For purposes of determining compliance with this Section 7.2, (t) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (c), (i), (j), (k), (p), (s)(iii), (t), (u), (v), or (aa) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses or subclauses, (v) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred, or, in each case, if earlier, allocated or priced,(in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (w) the principal amount of Indebtedness outstanding under any clause or subclause of Section 7.2, including for purposes of any determination of the “Maximum Incremental Facilities Amount,” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of Section 7.2 measured by reference to a percentage of Consolidated EBITDA after giving pro forma effect to the incurrence of the entire committed amount (and assuming for purposes thereof that the entire such committed amount is drawn), such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such percentage of Consolidated EBITDA to be exceeded, (y) if any Indebtedness is incurred in compliance with this Agreement to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness incurred (or commitments established)) to refinance Indebtedness initially incurred (or commitments initially established) in reliance on any provision of Section 7.2 measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such refinancing would cause such percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted in reliance on such provision of Section 7.2) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness is incurred in compliance with this Agreement to refinance Indebtedness initially incurred (or, Indebtedness incurred to refinance Indebtedness initially incurred) in reliance on any provision of Section 7.2 measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted in reliance on such provision of Section 7.2) to the extent the principal amount of such newly incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)    Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f)    Liens (i) in existence on the Closing Date listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the Fair Market Value of the Property to which such Lien is attached is less than $3,750,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date;

(g)    (i) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(j), 7.2(k), 7.2(p), 7.2(r), 7.2(s), 7.2(t), 7.2(u), 7.2(v), 7.2(w) and 7.2(aa); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Sections 7.2(g) or 7.2(k), such Liens do not at any time encumber any Property of the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t) or 7.2(u), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary) and (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h)    Liens created pursuant to the Loan Documents;

(i)    Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j)    Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder, provided that no such Lien is spread to cover any additional Property (plus improvements on such property, if any) after the Closing Date;

(k)    (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary in favor of any Loan Party;

(l)    receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)    Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p)    Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q)    Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)    Liens on cash deposits securing any Hedge Agreement permitted hereunder;

(s)    any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(t)    (i) Liens on cash, Cash Equivalents or Permitted Liquid Investments used to defease or to satisfy and discharge Indebtedness, (ii) Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose and (iii) Liens on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Permitted Liquid Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent; provided in each case that such defeasance, redemption, satisfaction and discharge and payment of interest is not prohibited hereunder;

(u)    (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and such Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations in the ordinary course of business;

(v)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(w)    Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(x)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents or Permitted Liquid Investments;

(y)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(z)    other Liens with respect to obligations that do not exceed the greater of (i) $42,000,000 and (ii) the amount of 16.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such incurrence, at any one time outstanding.

For purposes of determining compliance with this Section 7.3, (v) in the event that any secured Indebtedness is classified, reclassified or divided at any time in accordance with the last paragraph of Section 7.2, and the Lien securing such Indebtedness meets the criteria of more than one of the categories of Liens described in clauses (a) through (z) above, then at such time, the Borrower may, in its sole discretion, classify and reclassify or divide such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the above clauses or subclauses, (w) the principal amount of Indebtedness secured by a Lien outstanding denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred, or, in each case, if earlier, allocated or priced, (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock; (y) if any Liens securing Indebtedness or other obligations are incurred in compliance with this Agreement to refinance Liens securing Indebtedness or other obligations initially incurred (or, to refinance Liens incurred to refinance Liens initially incurred) in reliance on any provision of this Section 7.3 measured by reference to a percentage of Consolidated EBITDA at the time of incurrence of such Indebtedness or other obligation, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such provision of this Section 7.3, and such refinancing (or any subsequent refinancing) would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted under such provision of this Section 7.3) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any provision of this Section 7.3 measured by reference to a dollar amount, and is refinanced in compliance with this Agreement by any Indebtedness or other obligation secured by any Lien incurred by reference to such provision of this Section 7.3, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted under such provision of this Section 7.3) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

7.4    Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)    (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)    any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Borrower or any Subsidiary Guarantor;

(d)    any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e)    Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f)    any Investment permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g)    [Reserved]; and

(h)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5    Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)    (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b)    (i) the sale of inventory or other property in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided that after giving effect to such exchange, the Fair Market Value of the Property of the Borrower or any Subsidiary Guarantor subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)    Dispositions permitted by Section 7.4;

(d)    the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e)    (x) the Disposition of other assets for Fair Market Value; provided that (i) in the case of a Disposition having a Fair Market Value in excess of $12,500,000, at least 75.0% of the total consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for any such Disposition received by the Borrower and its Restricted Subsidiaries is in the form of cash, Cash Equivalents or Permitted Liquid Investments and (ii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith and (y) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted by Section 7.7; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f)    (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g)    the leasing, occupancy agreements or sub-leasing of Property pursuant to the Merger Documents or that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(h)    the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h), (v) or (z);

(i)    the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j)    transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)    the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(l)    the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower or any Guarantor to any Restricted Subsidiary for Fair Market Value;

(m)    the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than Fair Market Value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(n)    the sale of cash, Cash Equivalents or Permitted Liquid Investments in the ordinary course of business;

(o)    (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6 and (iii) Investments permitted by Section 7.7;

(p)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith; and

(q)    Dispositions of Property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (p) above.

7.6    Restricted Payments. (i) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary, (ii) voluntarily prepay, purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a prepayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value), or (iii) enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)    (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b)    provided that (i) no Default or Event of Default is continuing or would result therefrom (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Default or Event of Default exists as of the Limited Condition Transaction Test Date) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount, and (ii)(x) no Default or Event of Default is continuing or would result therefrom (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Default or Event of Default exists as of the Limited Condition Transaction Test Date) and (y) the Consolidated Net Total Leverage Ratio shall not exceed 3.50 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, as of the Limited Condition Transaction Test Date), the Borrower may make unlimited Restricted Payments;

(c)    the Borrower may make Restricted Payments to any Parent Company to permit any Parent Company to pay (i) any taxes which are due and payable by any Parent Company, the Borrower and the Restricted Subsidiaries as part of a consolidated group to the extent such taxes are attributable to the income of the Borrower and any Subsidiaries (the “Borrower Consolidated Group”), provided that the total amount of any payment pursuant to this clause (c) for any taxable period shall not exceed the amount that the Borrower Consolidated Group would be required to pay in respect of Federal, state and local income taxes for such period, determined by taking into account any available net operating loss carryovers or other tax attributes of the Borrower Consolidated Group as if the Borrower Consolidated Group filed a separate consolidated, combined, unitary or affiliated income tax return, less the amount of any such taxes payable directly by the Borrower Consolidated Group, (ii) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors, (iii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iv) [reserved], (v) reasonable fees and expenses incurred in connection with any debt or equity offering by any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and the Restricted Subsidiaries, whether or not completed and (vi) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document;

(d)    the Borrower may make Restricted Payments in the form of Capital Stock of the Borrower;

(e)    the Borrower or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Borrower or any Parent Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Borrower or any Parent Company upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $10,000,000 in any fiscal year (but not exceeding $25,000,000 in the aggregate since the Closing Date), plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Borrower or any Parent Company during such fiscal year from sales of the Capital Stock of the Borrower or any Parent Company to directors, consultants, officers or employees of the Borrower or any Parent Company in connection with permitted employee compensation and incentive arrangements, plus (iv) the amount of any bona fide cash bonuses otherwise payable to members of management, directors or consultants of any Parent Company, the Borrower or its Restricted Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Capital Stock the Fair Market Value of which is equal to or less than the amount of such cash bonuses; provided that any Restricted Payments permitted (but not made) pursuant to sub-clause (ii), (iii) or (iv) of this clause (e) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of any Parent Company, the Borrower or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f)    the Borrower may make Restricted Payments to allow any Parent Company to make (i) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (ii) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of any Parent Company in connection with noncash repurchases of Capital Stock pursuant to equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement of any Parent Company and (iii) make whole or dividend equivalent payments to holders of vested stock options or to holders of stock options at or around the time of vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Borrower or any Parent Company;

(g)    [Reserved];

(h)    the Borrower may make Restricted Payments to allow any Parent Company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i)    [Reserved];

(j)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7 and 7.9;

(k)    any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(l)    any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Section 7.6;

(m)    the Borrower may make Restricted Payments in an aggregate amount of payments under this clause (m) not to exceed the greater of (i) $53,000,000 and (ii) 20.0% of Consolidated EBITDA, as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Restricted Payment, in any fiscal year of the Borrower;

(n)    the Borrower may make the Special Dividend and the Additional Special Dividend; and

(o)    provided that no Default or Event of Default is continuing or would result therefrom (or, in the case of a Restricted Payment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Default or Event of Default exists as of the Limited Condition Transaction Test Date), other Restricted Payments in an amount not to exceed $63,000,000.

7.7    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)    (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b)    Investments in Cash Equivalents and Investments that were Cash Equivalents when made;

(c)    Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 to the extent arising as a result of Indebtedness among Holdings, the Borrower or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) guarantees by any Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)    loans and advances to employees, consultants or directors of any Parent Company, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings, the Borrower and all Restricted Subsidiaries) not to exceed $2,500,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e)    Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor in connection with such Investment;

(f)    (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c) and (ii) other Permitted Acquisitions in an aggregate purchase price in the case of this clause (ii) (other than purchase price paid through the issuance of equity by the Borrower or any Parent Company or with the proceeds thereof, including (x) whether or not any equity is issued, capital contributions (other than relating to Disqualified Capital Stock) and (y) equity issued to the seller) in an aggregate amount not to exceed (A) the greater of (x) $132,500,000 and (y) 50.0% of Consolidated EBITDA as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 plus (B) an amount equal to the Available Amount; provided that immediately after giving effect to any such Permitted Acquisition the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Permitted Acquisition or, in the case of a Limited Condition Transaction, as of the Limited Condition Transaction Test Date;

(g)    loans by the Borrower or any of its Restricted Subsidiaries to the employees, officers or directors of the Borrower, any Parent Company or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly through the Borrower or any Parent Company, as applicable) invest the proceeds of such loans in the Capital Stock of the Borrower or any Parent Company, as applicable;

(h)    Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements and Non-Guarantor Subsidiaries in an aggregate amount at any one time outstanding (for the Borrower and all Restricted Subsidiaries), not to exceed the sum of (A) the greater of (x) $79,500,000 and (y) 30.0% of Consolidated EBITDA as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 plus (B) an amount equal to the Available Amount; provided, that any Investment made for the purpose of funding a Permitted Acquisition permitted under Section 7.7(f) shall not be deemed a separate Investment for the purposes of this clause (h); provided, further, that no Investment may be made pursuant to this clause (h) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(i)    Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j)    Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(k)    Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased;

(l)    Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n)    [Reserved];

(o)    [Reserved];

(p)    Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger, consolidation, amalgamation or similar transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any consideration contributed to it contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to promptly so comply);

(q)    Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5;

(r)    Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(t)    any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(u)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(v)    additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of (i) the greater of (x) $53,000,000 and (y) 20.0% of Consolidated EBITDA as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 plus (ii) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (v) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(w)    advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(x)    Investments in Permitted Liquid Investments and Investments that were Permitted Liquid Investments when made;

(y)    Investments constituting loans or advances by the Borrower to a Parent Company in lieu of Restricted Payments permitted pursuant to Section 7.6; and

(z)    provided that (x) no Event of Default is continuing immediately after giving effect thereto (or, in the case of an Investment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, no Event of Default exists as of the Limited Condition Transaction Test Date are entered into) and (y) the Consolidated Net Total Leverage Ratio shall not exceed 3.75 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.1 at the time of such Investment (or, in the case of an Investment that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction, as of the Limited Condition Transaction Test Date), any Investment.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested). Notwithstanding the foregoing, no Investment in an Unrestricted Subsidiary is permitted under this Section 7.7, unless such Investment is permitted pursuant to clause (h), (v) or (z) above.

7.8    [RESERVED].

7.9    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) [reserved]; (ii) enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by the Borrower or such Restricted Subsidiary with an Affiliate; (iii) make any Restricted Payment permitted pursuant to Section 7.6; (iv) perform their obligations under the Transaction Documents; and (v) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of the Borrower only by reason of such Person and the Borrower having common directors. For the avoidance of doubt, this Section 7.9 shall not apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Restricted Subsidiaries in the

ordinary course of business. For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.

7.10    [RESERVED].

7.11    Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12    Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a)    this Agreement, the other Loan Documents, the Intercreditor Agreement and any Other Intercreditor Agreement;

(b)    any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);

(c)    software and other Intellectual Property licenses pursuant to which the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license);

(d)    Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(e)    any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f)    prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12;

(g)    customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement;

(h)    customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i)    customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j)    any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k)    restrictions imposed by applicable law;

(l)    restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)    restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections; and

(n)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.13    Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any encumbrances or restrictions existing under this Agreement and the other Loan Documents and under the Intercreditor Agreement and any Other Intercreditor Agreement, (ii) any encumbrances or restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) customary net worth provisions contained in Real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing payment obligations hereunder, (iv) any encumbrances or restrictions contained in agreements related to Indebtedness permitted by this Agreement (including indentures, instruments or agreements governing any Additional Obligations, indentures, instruments or agreements governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) to the extent that (A) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower) or (B) such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due, (v) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xi) encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xii) encumbrances or restrictions imposed by applicable law.

7.14    Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for a Permitted Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.15    Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

7.16    Limitation on Amendments.    The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, supplement, waive or otherwise modify any of the provisions of the Merger Agreement or the Distribution Agreement, in each case, in a manner that is materially adverse to the rights and remedies of the Lenders under the Loan Documents, taken as a whole.

SECTION 8.    EVENTS OF DEFAULT

8.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; provided that any failure to pay any amounts set forth in clauses (i), (ii) or (iii) above resulting from the Borrower’s good faith payment of an invoice in a lesser amount received from the Administrative Agent shall not constitute an Event of Default; or

(b)    Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished; or

(c)    Any Loan Party shall default in the observance or performance of any agreement contained in Section 7; or

(d)    Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e)    The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of or compliance with any financial maintenance covenant unless such failure to observe the financial covenant shall have caused such Indebtedness for Borrowed Money to become due prior to its Stated Maturity and such acceleration has not been rescinded), or any other event shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph (e) shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof or (iii) any termination event or similar event pursuant to the terms of any Hedge Agreement; or

(f)    (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    (i) the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money that could reasonably be expected to have a Material Adverse Effect; or

(h)    One or more final non-appealable judgments and orders for the payment of money shall be entered against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) involving the Borrower and any such Restricted Subsidiaries taken as a whole in an aggregate amount (not paid or fully covered by third party insurance or effective indemnity) of $50,000,000 (net of any amounts which are covered by insurance or an effective indemnity) or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, dismissed, stayed or bonded within 30 days from the entry thereof; or

(i)    (i) The Guarantee and Collateral Agreement or any other Security Document covering a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the Borrower and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the security interests or (iii) the Guarantee Obligations pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)    (i) so long as the Capital Stock of the Borrower is not listed on a nationally recognized stock exchange in the U.S. (whether through an initial public offering or otherwise) the Direct Parent Companies of the Borrower shall (collectively) cease to own, directly or indirectly, 100.0% of the Capital Stock of the Borrower or (ii) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of (i) if the Borrower is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if the Borrower is not a Subsidiary of any Parent Company, the Borrower; and (y) the percentage of the then outstanding voting securities having ordinary voting power of (i) if the Borrower is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if the Borrower is not a Subsidiary of any Parent Company, the Borrower, in each case, owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of (i) if the Borrower is a Subsidiary of any Parent Company, the Relevant Parent Entity or (ii) if the Borrower is not a Subsidiary of any Parent Company, the Borrower, in each case, directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) (any of the foregoing, a “Change of Control”);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

SECTION 9.    THE AGENTS

9.1    Appointment. Each Lender and Issuing Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into the Intercreditor Agreement, any Other Intercreditor Agreement, any Joinder Agreement, and any Extension Amendment. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

9.2    Delegation of Duties. Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons. The exculpatory provisions of this Section 9 shall apply to any such agent or attorney-in-fact and to the Related Persons of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

9.4    Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any conditions hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Agents may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.

9.5    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such

Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7    Indemnification. The Lenders severally agree to indemnify each Agent and any Issuing Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or any Issuing Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or any Issuing Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or any Issuing Lender’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder. This Section 9.7 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.8    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9    Successor Agents.

(a)    Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be an Approved Commercial Bank. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b)    If at any time either the Borrower or the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender, the Borrower by notice to the Lenders and such Person or the Required Lenders by notice to the Borrower and such Person may, subject to the appointment of a successor as set forth herein, remove such Person as an Agent. If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.

(c)    Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (ii) the retiring Issuing Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for or to backstop the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

9.10    Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

9.11    Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)    to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Agents under Sections 2.9, 3.3 and 10.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender to authorize such Agent to vote in respect of the claim of any Lender or Issuing Lender or in any such proceeding.

9.12    Specified Hedge Agreements, Specified Foreign Currency L/C Agreements and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Security Documents, to the maximum extent permitted by applicable law, no Person that obtains the benefits of any guarantee by any Guarantor of the Obligations or any Collateral with respect to any Specified Hedge Agreement or Specified Foreign Currency L/C Agreement entered into by it and the Borrower or any Subsidiary Guarantor or with respect to any Cash Management Obligations owed by the Borrower or any Subsidiary Guarantor to such Person shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, neither Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Specified Hedge Agreement or Specified Foreign Currency L/C Agreement or with respect to Cash Management Obligations unless such Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Person to whom such Obligations are owed.

9.13    Joint Bookrunners, Lead Arrangers, Syndication Agents and Co-Documentation Agents. None of the Joint Bookrunners, the Lead Arrangers, the Syndication Agents or the Co-Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.14    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10.    MISCELLANEOUS

10.1    Amendments and Waivers.

(a)    Except to the extent otherwise set forth in Sections 2.25, 2.26, 7.11 and 10.16, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders; (C) reduce any percentage specified in the definition of Required Lenders, release all or substantially all of the Collateral or release Guarantors representing substantially all of the value of the Guarantees from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document); (D) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 hereof or Section 6.7 of the Guarantee and Collateral Agreement without the written consent of all Lenders directly and adversely affected thereby; (E) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility directly and adversely affected thereby; (F) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (H) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (I) with respect to the making of any Revolving Loan or the issuance, extension or renewal of a Letter of Credit after the Closing Date, waive any of the conditions precedent set forth in Section 5.2 without the consent of the Required Revolving Lenders (it being understood and agreed that the waiver of any Default or Event of Default effected with the requisite percentage of Lenders under the other provisions of this Section 10.1 shall be effective to waive such Default or Event of Default, despite the provisions of this clause (I) and following such waiver such Default or Event of Default shall be treated as cured for all purposes hereunder, including under Section 5.2 and this clause (I)); or (J) reduce any percentage specified in the definition of Required Revolving Lenders without the written consent of all Revolving Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)    Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Agents and the Borrower (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c)    In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Agents, the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided that (i) the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity and amortization), all terms (other than with respect to pricing, fees and optional prepayments, which terms shall be as agreed by the Borrower and the applicable Lenders) applicable to such Refinancing Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to such Refinanced Term Loans, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that no such Refinancing Term Loans shall be made, and no amendments relating thereto shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(d)    In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided that (i) the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses), (ii) except as otherwise permitted by the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms (other than with respect to pricing and fees, which terms shall be as agreed by the Borrower and the applicable Lenders) applicable to such Refinancing Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date. Any New Revolving Loans and Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder. The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the

Administrative Agent; provided that no such Refinancing Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (xi) of Section 2.25(b).

(e)    In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Agents, the Borrower and the Issuing Lenders to modify the definition of L/C Commitment.

(f)    Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

10.2    Notices; Electronic Communications.

(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email or telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of email or telecopy notice, when sent (except in the case of email or a telecopy notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Vet Intermediate Holdco II, LLC

Custom House Square, 7, Custom House St,

Portland, ME 04101Attention: Christine Komola and

Erin Powers Brennan

Telephone: 1 (888) 280-2221 x1167

E-mail: ckomola@vetsfirstchoice.com,

erin.brennan@vetsfirstchoice.com and

voyagerlegal@covetrus.com

With a copy (which shall not constitute notice) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Scott B. Selinger Telecopy: (212) 909-6191 Telephone: (212) 909-6000

Agents:	JPMorgan Chase Bank, N.A. 10 S. Dearborn St Chicago, IL 60603 Attention: April Yebd Telephone: 312-732-2628 Fax: 844-490-5663 E-mail address: April.Yebd@jpmorgan.com

With a copy (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Patrick J. Ryan Telephone: 212-455-3463 E-mail address: pryan@stblaw.com provided that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.

(b)    [Reserved].

(c)    The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to any Parent Company, the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that there is no requirement that the Borrower identify any such information as “PUBLIC.”

(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (each individually, an “Agent Party” and collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet or notices through the Platform or any other electronic platform or electronic messaging service, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)    Each of the Borrower, the Administrative Agent and each Issuing Lender may change its address, email address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, email address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.

(f)    The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3    No Waiver; Cumulative Remedies.

(a)    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with 10.7(b) (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses; Indemnification. Except with respect to Taxes which are addressed in Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (b) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may be reasonably necessary, for each Lender or Agent or group of Lenders or Agents subject to such conflict and (c) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (ii) disputes solely among Indemnitees or their Related Persons (it being understood that this clause (ii) shall not apply to the indemnification of an Agent or Lead Arranger in a suit involving an Agent or Lead Arranger in its capacity as such that does not involve an act or omission by any Parent Company, the Borrower or any of its Subsidiaries as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)). For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees and agents; provided that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Section 7.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment of (x) Term Loans to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or an Approved Commercial Bank or (y) assignments of Revolving Commitments to an existing Revolving Lender or an Affiliate of a Revolving Lender, in each case, which is an Approved Commercial Bank or (z) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, to any other Person and provided further, that a consent under clause (A)(x) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within 10 Business Days after receipt by it of a written notice thereof from the Administrative Agent; and

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    in the case of an assignment under the Revolving Facility and each Issuing Lender.

(ii)    Subject to Sections 2.24 and 2.26(e), assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000, in the case of the Revolving Facility or (y) $1,000,000, in the case of the Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(iii)    Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 26 CFR 5f.103-1(c). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal

Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f)    The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.

(g)    Notwithstanding anything to the contrary contained herein none of Holdings, the Borrower or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).

(h)    Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.

(i)    Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Lead Arrangers, the Joint Bookrunners or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

10.7    Adjustments; Set off.

(a)    Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or Lenders or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)    consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).

10.13    Acknowledgments. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;

(d)    no advisory or agency relationship between it and any Agent or Lender is intended to be or has been created in respect of any of the transactions contemplated hereby;

(e)    the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arm’s-length business relationship;

(f)    the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(g)    each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship; and

(h)    none of the Agents or the Lenders has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14    Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its and its Affiliates’ partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees, Affiliates and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution; provided that any list of entities identified as Disqualified Institutions may be provided to any such potential Lenders, participants assignees or potential counterparties), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (4) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (5) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (6) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (7) information that has been publicly disclosed other than in breach of this Section 10.14, (8) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents, (10) to the extent the Borrower has consented to such disclosure in writing, (11) to any other party to this Agreement, (12) by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau or (13) to market data collectors, similar service providers to the lending industry and service providers to the Lead Arrangers and the Lenders in connection with the administration and management of the Facilities; provided that unless otherwise agreed by the Borrower, any such disclosure shall be on condition that such market data collector or other service provide not publish any information that may reasonably identify the Borrower or any of its Subsidiaries. Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

10.15    Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or any Loan Party becoming an Excluded Subsidiary, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement, any Specified Foreign Currency L/C Agreement or documentation in respect of Cash Management Obligations) execute and deliver all releases reasonably necessary or desirable to evidence the release of Liens created in any Collateral being Disposed of in such Disposition or of such Excluded Subsidiary, as applicable, and to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary, as applicable, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary, as applicable. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement, any Specified Foreign Currency L/C Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped, upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement, any Specified Foreign Currency L/C Agreement or documentation in respect of Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements, Specified Foreign Currency L/C Agreements or Cash Management Obligations or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.

10.16    Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, unless the Borrower notifies the Administrative Agent that it would be unduly burdensome on the Borrower to do so (as determined in good faith by the Borrower, which determination shall be conclusive), regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood, that the posting of an amendment referred to in the preceding sentence electronically on IntraLinks or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.”

10.17    WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

10.18    USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001), as amended or modified from time to time) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19    Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Applicable Commitment Fee Rate for such Applicable Period, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and Applicable Commitment Fee Rate for the Test Period preceding the delivery of such corrected financial statement and Compliance Certificate shall be determined based on the corrected Compliance Certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest or commitment fees owing as a result of such increased Applicable Margin or Applicable Commitment Fee Rate for such Test Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.21    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.22    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby, including any Borrowing Notice, shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any Covered Liabilities arising hereunder which may be payable to it by any Lender or Issuing Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such Covered Liability;

(ii)    a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document;

(iii)    the variation of the terms of such Covered Liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Notwithstanding anything to the contrary herein, nothing contained in this Section 10.23 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

VET INTERMEDIATE HOLDCO II, LLC, as Borrower

By:	/s/ Michael S. Ettinger
Name:	Michael S. Ettinger
Title:	Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Lender and a Lender

By:	/s/ Alicia Schreibstein
Name:	Alicia Schreibstein
Title:	Executive Director

ING CAPITAL LLC, as a Lender

By:	/s/ Mark Garvin
Name:	Mike Garvin
Title:	Managing Director

By:	/s/ Erwin Thomet
Name:	Erwin Thomet
Title:	Managing Director

TD BANK, N.A., as a Lender

By:	/s/ Michele Dragonetti
Name:	Michele Dragonetti
Title:	Senior Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Borowiecki
Name:	MICHAEL BOROWIECKI
Title:	AUTHORIZED SIGNATORY

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Yao Wong
Name:	Yao Wong
Title:	Vice President

MUFG BANK, LTD., as a Lender

By:	/s/ Yao Wong
Name:	Yao Wong
Title:	Vice President

HSBC BANK USA, N.A., as a Lender

By:	/s/ Andrew Everett
Name:	Andrew Everett
Title:	Vice President

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Andreas S. Chen
Name:	Andreas S. Chen
Title:	Managing Director

CITIZENS BANK, N.A., as a Lender

By:	/s/ Yao Wong
Name:	Yao Wong
Title:	Vice President

Capital One, National Association, as a Lender

By:	/s/ Alaina Powers
Name:	Alaina Powers
Title:	Duly Authorized Signatory

SANTANDER BANK, N.A., as a Lender

By:	/s/ Kristen Burke
Name:	Kristen Burke
Title:	Senior Vice President

UniCredit Bank AG, New York Branch, as a Lender

By:	/s/ Marc Fussbahn
Name:	Marc Fussbahn
Title:	Managing Director

By:	/s/ Tommaso Maiocchi
Name:	Tommaso Maiocchi
Title:	Associate Director

Regions Bank,
as a Lender

By:	/s/ Jay Gorman
Name:	Jay Gorman
Title:	Vice President

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

Schedule 1.1A

to Credit Agreement

[schedule on file with Administrative Agent]

Schedule 1.1B

to Credit Agreement

Specified Foreign Currency L/C Agreements

NONE.

Schedule 2.1

to Credit Agreement

Commitments

Lender	Revolving Commitment	Term Commitment
JPMorgan Chase Bank, N.A.	$34,000,000.00	$136,000,000.00
Bank of America, N.A.	$34,000,000.00	$136,000,000.00
ING Capital LLC	$26,000,000.00	$104,000,000.00
The Toronto-Dominion Bank, New York Branch	$26,000,000.00	—
TD Bank, N.A.	—	$104,000,000.00
MUFG Bank, Ltd.	$26,000,000.00	—
MUFG Union Bank, N.A.	—	$104,000,000.00
HSBC Bank USA, N.A.	$26,000,000.00	$104,000,000.00
Wells Fargo Bank, National Association	$26,000,000.00	$104,000,000.00
Citizens Bank, N.A.	$24,500,000.00	$98,000,000.00
Capital One, National Association	$24,500,000.00	$98,000,000.00
Santander Bank, N.A.	$15,000,000.00	$60,000,000.00
UniCredit Bank AG, New York Branch	$15,000,000.00	$60,000,000.00
Regions Bank	$15,000,000.00	$60,000,000.00
Raymond James Bank, N.A.	$8,000,000.00	$32,000,000.00

TOTAL:	$300,000,000	$1,200,000,000

Schedule 4.3

to Credit Agreement

Existence; Compliance with Law

None.

Schedule 4.4

to Credit Agreement

Consents, Authorizations, Filings and Notices

Government Approvals:

None.

Consents:

None.

Schedule 4.6

to Credit Agreement

Litigation

None.

Schedule 4.8A

to Credit Agreement

Excepted Property

None.

Schedule 4.8B

to Credit Agreement

Owned Real Property

None.

Leased Real Property

[See attached]

Loan Party	Location	Agreement Type	Address	City	State/ Country
Direct Vet Marketing, Inc.	Domestic	Lease	7 Custom House Street, Suite 2	Portland	ME
	Domestic	Lease	27 Pearl Street	Portland	ME
	Domestic	Lease	512 Poyntz Avenue	Manhattan	KS
	Domestic	Lease	5013 S. 110th Street	Omaha	NE
Veterinary Data Services, Inc.	Domestic	Lease	200 Lexington Green Circle, #190	Lexington	KY
Veterinary Pharmacies of America, LLC	Domestic	Sublease	4802 N. Sam Houston Parkway West	Houston	TX
Roadrunner Pharmacy, Inc.	Domestic	Lease	711 E. Carefree Highway, Suites 140A, 140B, 140C, 140D, 140E, 140F, 140G, 140H, 140L, 140M, 140N, 140P, 140T, 140U, 140R, 140S, and 140	Phoenix	AZ
Atlas Pharmaceuticals, L.L.C.	Domestic	Lease	711 E. Carefree Highway, Suites 107 and 207	Phoenix	AZ
Butler Animal Health Supply, LLC	Domestic	Lease	7940 W. Doe Avenue, Suite 400	Visalia	CA
Butler Animal Health Supply, LLC	Domestic	Lease	13250 East Smith Road, Unit E	Aurora	CO
Butler Animal Health Supply, LLC	Domestic	Lease	4455 SW 52nd Avenue, Suite 100-200	Ocala	FL
Butler Animal Health Supply, LLC	Domestic	Lease	2150 Boggs Road, Suite(s) 500 - 551	Duluth	GA
Butler Animal Health Supply, LLC	Domestic	Lease	16345 S. Harlem Avenue, Suite 300	Tinley Park	IL
Butler Animal Health Supply, LLC	Domestic	Lease	11300 Meredith Drive	Urbandale	IA
Butler Animal Health Supply, LLC	Domestic	Lease	920 Citation Blvd	Lexington	KY
Butler Animal Health Supply, LLC	Domestic	Lease	105 Maxess Road, Suite N120	Melville	NY
Butler Animal Health Supply, LLC	Domestic	Lease	1085 Stateline Road East, Building A	South Haven	MS
Butler Animal Health Supply, LLC	Domestic	Lease	4296 Albany Street, Building 1	Albany	NY
Butler Animal Health Supply, LLC	Domestic	Lease	1870 South Winton Road, Suite 10	Rochester	NY
Butler Animal Health Supply, LLC	Domestic	Lease	Suite 3820 and Suite 3850 at 3800, Twin Creeks Drive	Columbus	OH
Butler Animal Health Supply, LLC	Domestic	Lease	400 Metro Place North, Suite 100	Dublin	OH
Butler Animal Health Supply, LLC	Domestic	Lease	Tualatin Corporate Center – Building F, 19903, 19905 and 19999 SW 95th Avenue	Tualatin	OR
Butler Animal Health Supply, LLC	Domestic	Lease	1499 Zeager Road	Elizabethtown	PA
Butler Animal Health Supply, LLC	Domestic	Lease	440 Knott Abbot Drive, Cayce	Cayce	SC
Butler Animal Health Supply, LLC	Domestic	Lease	14800 FAA Blvd., Suite 100	Fort Worth	TX

Loan Party	Location	Agreement Type	Address	City	State/ Country
Butler Animal Health Supply, LLC	Domestic	Lease	1908 Ruffin Mill Road	Colonial Heights	VA
Butler Animal Health Supply, LLC	Domestic	Lease	5200 Anthony Road, Suite C	Sandston	VA
Butler Animal Health Supply, LLC	Domestic	Lease	4201 NE 66th Avenue, Suite 103, Vancouver	Vancouver	WA

Schedule 4.14

to Credit Agreement

[schedule on file with Administrative Agent]

Schedule 4.17

to Credit Agreement

U.C.C. Filing Jurisdictions

Entity Name	UCC Filing Office
Vet Intermediate Holdco I, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Vet Intermediate Holdco II, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Direct Vet Marketing, Inc.	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Vets First Choice LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Veterinary Data Services, Inc.	Office of Kentucky Secretary of State 700 Capital Ave, Suite 152 Frankfort, KY 40601

CAREconnect LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

DVM Direct LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Veterinary Pharmacies of America, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Trillium VPA, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

EVP Pharmaceuticals, Inc.	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Roadrunner Pharmacy, Inc.	Arizona Secretary of State 1700 W Washington St. Phoenix, AZ 85007

Atlas Pharmaceuticals, L.L.C.	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

W.A. Butler Company	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Butler Animal Health Holding Company LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Butler Animal Health Supply, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

NBGE Blocker Corp. II	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

NBGE Blocker Corp. III (SP)	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

PV Holdco, Inc.	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Henry Schein Animal Health Finance LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Animal Health Logistics, LLC	Delaware Secretary of State Department of Corporations 401 Federal Street Dover, DE 19901

Schedule 6.10

To Credit Agreement

Post-Closing

1.     Delivery of customary insurance certificates and endorsements naming the Administrative Agent as insured party or loss payee, as applicable, within 90 days after the Closing Date or such later date as consented to by the Administrative Agent, including to reasonably accommodate circumstances unforeseen on the Closing Date.

2.     Delivery of original stock certificates, agreements or instruments representing or evidencing the Pledged Stock, and the related undated instruments of transfer or assignment duly executed in blank, with respect to all certificated Pledged Stock owned by each Subsidiary Guarantor that is required to be delivered pursuant to the terms of the Credit Agreement and the Guarantee and Collateral Agreement, to the extent not delivered on the Closing Date, within 90 days after the Closing Date or such later date as consented to by the Administrative Agent, including to reasonably accommodate circumstances unforeseen on the Closing Date.

3.     Use commercial reasonable efforts to provide a supplement to Schedule 4.14 of the Credit Agreement and Schedule 2 of the Guarantee and Collateral Agreement specifying information that is designated as “Unknown” in the Schedules delivered on the Closing Date, within 90 days after the Closing Date or such later date as consented to by the Administrative Agent, including to reasonably accommodate circumstances unforeseen on the Closing Date.

Schedule 7.2(d)

To Credit Agreement

[schedule on file with Administrative Agent]

Schedule 7.3(f)

to Credit Agreement

Existing Liens

Debtor	Jurisdiction	Filing	Secured Party	Collateral	Original File Date	Original File No.
Butler Animal Health Supply Company LLC	DE	20154846969	The Huntington National Bank	Equipment Lease	10/22/2015	20154846969
Butler Animal Health Supply Company LLC	DE	20165295546	The Huntington National Bank	Equipment Lease	08/30/2016	20165295546
Butler Animal Health Supply Company LLC	DE	20183118359	AT&T Capital Services, Inc.	Equipment Lease	05/08/2018	20183118359
Butler Animal Health Supply Company LLC	DE	20187584960	The Huntington National Bank	Equipment Lease	11/01/2018	20187584960
Roadrunner Pharmacy, Inc.	AZ	2014-001-8974-9	Cisco Systems Capital Corporation	Equipment Lease	06/16/14	2014-001-8974-9
Roadrunner Pharmacy, Inc.	AZ	2016-000-9873-5	Laser Options, Inc.	Equipment Lease	03/14/2016	2016-000-9873-5
Direct Vet Marketing, Inc.	DE	20181683826	Greatamerica Financial Services Corporation	Equipment Lease	03/12/2018	20181683826
Direct Vet Marketing, Inc.	DE	20182917611	Greatamerica Financial Services Corporation	Equipment Lease	04/30/2018	20182917611
Direct Vet Marketing, Inc.	DE	20185946211	Cisco Systems Capital Corporation	Equipment Lease	08/28/2018	20185946211
Direct Vet Marketing, Inc.	DE	20186396968	Cisco Systems Capital Corporation	Equipment Lease	08/28/2018	20186396968

Schedule 7.7

to Credit Agreement

Existing Investments

1.	Minority Equity:

Issuer	Registered Owner	Percentage of Equity Interest

Lab Technologies Medizitechnik GmbH	Scil Animal Care Company GmbH	25%

Hippocampe EVI SA	Animal Health Holding (Austria) B.V	~50%

NOVIKO Animal Health sro	Animal Health Holding (Netherlands) B.V.	50%

Information Technologies et Services Vétérinaires S.A.S.	Hippocampe EVI SA	~50%

Hippocampe CAEN SA	Hippocampe EVI SA	42.53%

Assistovet Systems SAS	Hippocampe CAEN SA	42.53%

Hippocampe Bressuire	Hippocampe CAEN SA	42.50%

Issuer	Registered Owner	Percentage of Equity Interest

Strategic Pharmaceutical Solutions, Inc.	Butler Animal Health Supply, LLC	<3%

Animalytix LLC	Butler Animal Health Supply, LLC	16.67%

Vedco, Inc.	Butler Animal Health Supply, LLC	25%

Schedule 7.12

to Credit Agreement

Existing Negative Pledge Clauses

None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

A-1

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

VET INTERMEDIATE HOLDCO II, LLC,

as the Borrower,

VET INTERMEDIATE HOLDCO I, LLC,

as Holdings

and the Subsidiary Guarantors party hereto

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of February 7, 2019

6.10	Deficiency	18

Section 7.	THE COLLATERAL AGENT	18

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	18
7.2	Duty of Collateral Agent	20
7.3	Execution of Financing Statements	20
7.4	Authority of Collateral Agent	20

Section 8.	MISCELLANEOUS	20

8.1	Amendments in Writing	20
8.2	Notices	20
8.3	No Waiver by Course of Conduct; Cumulative Remedies	21
8.4	Enforcement Expenses; Indemnification	21
8.5	Successors and Assigns	21
8.6	Set-Off	21
8.7	Counterparts	21
8.8	Severability	22
8.9	Section Headings	22
8.10	Integration	22
8.11	GOVERNING LAW	22
8.12	Submission To Jurisdiction; Waivers	22
8.13	Acknowledgements	23
8.14	Additional Guarantors and Grantors	23
8.15	Releases	23
8.16	WAIVER OF JURY TRIAL	24

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Intellectual Property

ANNEXES

Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent
Annex III	Appointment and Agreement

ii

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 7, 2019, made by each of the signatories hereto, in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.    DEFINED TERMS

1.1    Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Document”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Securities Intermediary”, “Security” and “Uncertificated Security”.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, waived, supplemented or otherwise modified from time to time.

“Borrower”: as defined in the preamble hereto.

“Borrower Cash Management Obligations”: to the extent that the Borrower so agrees in the applicable agreements therefor, the collective reference to all obligations and liabilities of the Borrower and any other Loan Party (including, to the extent that such agreements so provide and without limitation, interest accruing at the then applicable rate provided in the Specified Cash Management Arrangement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any Lender or any Affiliate of any Lender (or any Lender or any Affiliate thereof at the time such Specified Cash Management Arrangement was entered into) (each, a “Cash Management Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Arrangement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, to the extent that such agreements so provide and without limitation, all fees and disbursements of counsel to the relevant Lender or Affiliate thereof that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Cash Management Arrangement) so long as the relevant Cash Management Provider executes and delivers to the Administrative Agent a letter agreement (a) in substantially the form of Annex III or (b) otherwise in form and substance reasonably acceptable to the Administrative Agent pursuant to which, unless the Collateral Agent agrees otherwise, the relevant Cash Management Provider (i) appoints the Administrative Agent as its agent under the applicable Specified Cash Management Arrangement and (ii) agrees to be bound by the provisions of Sections 9.3, 9.7, 10.11 and 10.12 of the Credit Agreement.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans (including, for the avoidance of doubt, any New Loans and any Extended Loans), the Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to the Administrative Agent, the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Foreign Currency L/C Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower and any other Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Specified Foreign Currency L/C Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any Lender or any Affiliate

2

of any Lender (or any Lender or any Affiliate thereof at the time such Specified Foreign Currency L/C Agreement was entered into) (each, a “Foreign Currency L/C Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Foreign Currency L/C Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or Affiliate thereof that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Foreign Currency L/C Agreement) so long as, unless the Collateral Agent agrees otherwise, the relevant Foreign Currency L/C Provider executes and delivers to the Administrative Agent a letter agreement (a) in substantially the form of Annex III or (b) otherwise in form and substance reasonably acceptable to the Administrative Agent pursuant to which the relevant Foreign Currency L/C Provider (i) appoints the Administrative Agent as its agent under the applicable Specified Foreign Currency L/C Agreement and (ii) agrees to be bound by the provisions of Section 9.3, 9.7, 10.11 and 10.12 of the Credit Agreement.

“Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower and any other Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any Lender or any Affiliate of any Lender (or any Lender or any Affiliate thereof at the time such Specified Hedge Agreement was entered into) (each, a “Hedge Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or Affiliate thereof that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Hedge Agreement) so long as, unless the Collateral Agent agrees otherwise, the relevant Hedge Provider executes and delivers to the Administrative Agent a letter agreement (a) in substantially the form of Annex III or (b) otherwise in form and substance reasonably acceptable to the Administrative Agent pursuant to which the relevant Hedge Provider (i) appoints the Administrative Agent as its agent under the applicable Specified Hedge Agreement and (ii) agrees to be bound by the provisions of Section 9.3, 9.7, 10.11 and 10.12 of the Credit Agreement.

“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, (iii) the Borrower Foreign Currency L/C Obligations and (iv) the Borrower Cash Management Obligations, but, as to clauses (ii), (iii) and (iv) hereof, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.6.

“Copyright Licenses”: with respect to any Grantor, all United States written license agreements naming such Grantor as licensor or licensee (including, without limitation, those listed in Schedule 4), granting any right under any Copyright, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell, and advertise for sale, all Inventory now or hereafter covered by such licenses.

3

“Copyrights”: (i) with respect to any Grantor, all of such Grantor’s copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, in each case, owned by such Grantor in its own name, including, without limitation, all registrations, recordings, supplemental registrations and pending applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Grantors”: (x) Holdings (unless and until Holdings is released from all of its obligations hereunder pursuant to Section 8.15(d)), (y) the Borrower and (z) the Subsidiary Guarantors.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors that may become a party hereto as provided herein.

“Holdings”: means Vet Intermediate Holdco I, LLC, a Delaware limited liability company.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s rights, priorities and privileges relating to intellectual property, arising under the laws of the United States, including, without limitation, such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“Liens”: as defined in Section 3.1.

4

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: with respect to any Grantor, all United States written license agreements providing for the grant by or to such Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Grantor, all of such Grantor’s (i) letters patent of the United States, including, without limitation, any of the foregoing referred to in Schedule 4, (ii) applications for letters patent of the United States and all continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) rights to obtain any reissues or extensions of the foregoing, in each case, owned by such Grantor in its own name.

“Pledged Collateral”: all as to any Grantor other than Holdings, the Pledged Securities, and as to Holdings, the Pledged Stock, in all cases, now owned or at any time hereafter acquired by such Grantor, and any Proceeds thereof.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all Intercompany Notes at any time issued to any Grantor (other than Holdings) in excess of $2,500,000 (or Intercompany Notes which, in the aggregate, are in excess of $2,500,000) and all other promissory notes issued to or held by any Grantor (other than Holdings) in excess of $2,500,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor (other than Holdings) in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to, with respect to any Grantor other than Holdings, (i) the shares of Capital Stock of any Person (other than the Borrower) listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor (other than Holdings) while this Agreement is in effect other than Excluded Capital Stock and, with respect to Holdings, (i) the shares of Capital Stock of the Borrower listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of the Borrower that may be issued or granted to, or held by, Holdings while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the Credit Agreement; provided that in no event shall more than 65% of the outstanding Capital Stock of any class of any Foreign Subsidiary or any Foreign Subsidiary Holding Company be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

5

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act”: the Securities Act of 1933, as amended.

“Specified Cash Management Arrangement”: any cash management arrangement (a) entered into by (i) the Borrower or any other Loan Party and (ii) any Lender or any Affiliate thereof at the time such cash management arrangement was entered into, as counterparty, and (b) which has been designated by such Lender and the Borrower, by notice to the Collateral Agent not later than 90 days after the execution and delivery by the Borrower or such other Loan Party, as a Specified Cash Management Arrangement. The designation of any cash management arrangement as a Specified Cash Management Arrangement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or any Guarantor Obligations.

“Trademark License”: with respect to any Grantor, all United States written license agreements providing for the grant by or to such Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Grantor, all of such Grantor’s (i) trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of said Act has been filed), whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, and all United States common-law rights related thereto owned by such Grantor in its own name, including, without limitation, any of the foregoing referred to in Schedule 4, and (ii) the right to obtain all renewals thereof.

“Unfunded Advances/Participations” : (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.2 of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Lender, the aggregate amount, if any, of any participations in respect of Reimbursement Obligations that shall not have been funded by any L/C Participant in accordance with Section 3.4 of the Credit Agreement.

“Vehicles”: aircraft, railcars and all cars, trucks, trailers, construction and earth moving equipment and other assets covered by a certificate of title law of any state.

1.2    Other Definitional Provisions. (a)The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

6

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.    Guarantee

2.1    Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent, and the other Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

(e) No payment (other than payment in full) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

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(f) Notwithstanding anything herein or in any other Loan Document to the contrary, including Section 2.6 hereof, (i) the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, are expressly limited recourse obligations of Holdings, and such obligations shall be payable solely from, limited to, and shall in no event exceed, Holdings’ Pledged Collateral and (ii) upon the collection, sale or disposition of, or other realization upon, all of Holdings’ Pledged Collateral, by or on behalf of the Collateral Agent or any Secured Party, whether pursuant to Section 6 of this Agreement or otherwise, the obligations of Holdings under this Agreement, including in respect of its Guarantor Obligations, shall be irrevocably and indefeasibly terminated and shall not be subject to reinstatement under any circumstance.

2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4    Amendments, etc. with respect to the Borrower Obligations. To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit

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Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly and adversely affected thereby, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5    Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees, to the maximum extent permitted by applicable law, that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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2.6    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim at the Funding Office.

SECTION 3.    GRANT OF SECURITY INTEREST

3.1    Grant of First Priority Security Interests. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments, including the Pledged Notes;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all books and records pertaining to the Collateral; and

(m) to the extent not otherwise included, all Proceeds and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

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provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any leasehold interest in real property (and any Fixtures relating thereto) and any Fixtures relating to any owned real property to the extent that the Collateral Agent is not entitled to a security interest with respect to such owned real property under the terms of the Credit Agreement, (ii) any Vehicles and all Proceeds thereof, (iii) any property to the extent that such grant of a security interest is (A) prohibited by any Requirements of Law of a Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to a Requirement of Law or (C) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument, (including any permitted liens, leases and licenses) or other document evidencing or giving rise to such property in each case with any third party, joint venture or non wholly-owned Subsidiary or any organizational, shareholder or similar agreements of any non-wholly owned Subsidiary or joint venture; except in the case of clauses (A), (B) or (C), to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or organizational, shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (iv) any property that constitutes Equipment subject to a certificate of title statute, Farm Products, Accessions, Letter-of-Credit Rights, Commercial Tort Claims and As-Extracted Collateral, (v) any property to the extent the granting of such security interest would result in adverse tax consequences as reasonably determined by the Borrower (provided that any such designation shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), (vi) any property as to which the Borrower and the Administrative Agent reasonably determines that the burden or cost of obtaining a security interest or perfection thereof is excessive when compared to the benefit to the Secured Parties of the security to be afforded thereby, (vii) equity interests in and assets of Unrestricted Subsidiaries and Immaterial Subsidiaries, (viii) Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock, (ix) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of the holders of Additional Obligations incurred in the form of notes (or the holders of any notes that restructure, refund, replace or refinance the Loans or such Additional Obligations) results in the Borrower, Holdings or any Parent Company being required to file separate financial statements of such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement, (x) any aircraft, airframes, aircraft engines or helicopters, or any Equipment or other assets constituting a part thereof and (xi) any assets or property of Holdings, other than Holdings’ Pledged Collateral. It is hereby understood and agreed that any Property described in the preceding proviso, and any Property that is otherwise expressly excluded from clauses (a) through (m) above, shall be excluded from the definition of “Collateral”.

3.2    Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Section 3.1 shall with respect to all Collateral, prior to the Discharge of Senior Priority Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens granted to any Senior Priority Agent (as defined in the Intercreditor Agreement) for the benefit of the holders of the applicable Senior Priority Obligations to secure such Senior Priority Obligations pursuant to the applicable Senior Priority Documents (as defined in the Intercreditor Agreement) (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any other Senior Priority Agent, on behalf of itself and the Senior Priority Creditors (as defined in the Intercreditor Agreement) represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Additional Agent (as defined in the Intercreditor Agreement) shall be determined solely pursuant to the applicable Intercreditor Agreement or Other Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to

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this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreement or Other Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement or Other Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement or Other Intercreditor Agreement, as applicable, shall govern and control as among (i) the Collateral Agent and any Additional Agent, in the case of the Intercreditor Agreement, and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement or Other Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor and each Grantor hereby represents and warrants with respect to itself to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:

4.1    Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2    Title; No Other Liens. Except as otherwise permitted by Section 7.3 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements that have been filed without the consent of the Grantor. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, the Collateral Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3    Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.4    Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a)    with respect to the shares of Pledged Stock issued by the Borrower and any other Restricted Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

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(b)    constitute (i) in the case of shares of a Domestic Subsidiary (other than a Foreign Subsidiary Holding Company), all the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor and (ii) in the case of any Pledged Stock constituting Capital Stock of any class of any Foreign Subsidiary or Foreign Subsidiary Holding Company, 65% of the outstanding Capital Stock of such class of each relevant Issuer owned directly by such Grantor.

4.5    Intellectual Property. Schedule 4 lists all material Copyright registrations, material Copyright Licenses, material Trademark applications and registrations, material Trademark Licenses, material Patent applications and material Patents and material Patent Licenses owned by such Grantor in its own name on the date hereof.

SECTION 5.    COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the other Secured Parties that subject to Section 8.15(b), from and after the date of this Agreement until the earliest occurrence of the date (i) upon which all Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated or (ii) such Grantor is released from its obligations hereunder pursuant to Section 8.15:

5.1    Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2    Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.4(c) and 6.9 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.4(c) or 6.9 with respect to the Pledged Securities issued by it.

(b)    To the extent that any Pledged Security that is an Uncertificated Security becomes a Certificated Security, the applicable Grantor shall promptly deliver such certificates evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent.

5.3    Pledged Collateral. Any equity interest in any limited liability company or limited partnership controlled by any Grantor and required to be pledged under Section 3.1 shall either (i) be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC, and shall be delivered to the Collateral Agent or (ii) not have elected to be treated as a “security” within the meaning of Article 8 of the New York UCC and shall not be represented by a certificate. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 3.1 is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent. Each Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or desirable to perfect a security interest in such Pledged Collateral, upon the reasonable request of the Collateral Agent, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Collateral under the terms hereof.

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5.4    Perfection Exclusions. Notwithstanding anything to the contrary contained herein, no Grantor shall be required to take any actions in order to perfect the security interest granted to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties (i) under the laws of any jurisdiction outside the United States or (ii) with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding Pledged Securities).

SECTION 6.    REMEDIAL PROVISIONS

6.1    Certain Matters Relating to Receivables.

(a) At any time during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor (other than Holdings), (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Administrative Agent, the Collateral Agent and the other Secured Parties only as provided in Section 6.7, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) If an Event of Default has occurred and is continuing and at the Collateral Agent’s request, each Grantor (other than Holdings) shall deliver to the Collateral Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all agreements, orders, invoices and shipping receipts. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Collateral Agent, Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.2    [Reserved].

6.3    Communications with Grantors; Grantors Remain Liable.

(a) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, each Grantor (other than Holdings) shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

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(b) Anything herein to the contrary notwithstanding, each Grantor (other than Holdings) shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent, the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor (other than Holdings) under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.4    Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.4(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if an Event of Default under Section 8.1(f) of the Credit Agreement shall have occurred and be continuing), (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.7, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter during the continuance of such Event of Default exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

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6.5    Intellectual Property.

(i)    Solely for the purpose of enabling the Collateral Agent to exercise its rights and remedies under Section 6.8 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor (other than Holdings) hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so, subject to pre-existing rights and licenses, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property constituting Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located.

(ii)    Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors (other than Holdings) to dispose of their property, notwithstanding the foregoing but subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors (other than Holdings) will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due) and cancellation or termination of all Commitments and Letters of Credit (that are not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Grantors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

6.6    Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

6.7    Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations, and shall make any such application in the following order:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;

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Second, to the Collateral Agent, for application by it towards payment in full of all Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to each of them; and

Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full (other than contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, shall be paid over to the Borrower or to whomsoever shall be lawfully entitled to receive the same.

6.8    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notices otherwise provided in the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law, unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, the Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.8, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to

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the payment in whole or in part of the Obligations, in accordance with Section 6.7, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.9    Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.10    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7.    THE COLLATERAL AGENT

7.1    Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)    Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)    in the case of any United States Copyrights, Patents or Trademarks owned by such Grantor in its own name, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interest in such Copyrights, Patents and Trademarks and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 6.8 or 6.9, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) subject to pre-existing rights and licenses, assign any Copyright, Patent or Trademark of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such three-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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7.2    Duty of Collateral Agent. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any other Secured Party to exercise any such powers. The Administrative Agent, the Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3    Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (including fixture filings, if any, and amendments) without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holdings and/or Holdings’ Pledged Collateral shall be limited to an accurate and precise description of Holdings’ Pledged Collateral. Each Grantor agrees to provide such information, as the Collateral Agent may reasonably request, necessary to enable the Collateral Agent to make any such filings promptly following any such request. Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4    Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent, the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.    MISCELLANEOUS

8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2    Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Section 10.2 of the Credit Agreement.

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8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4    Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5    Successors and Assigns. Subject to Section 8.15, this Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent except as permitted under the Credit Agreement.

8.6    Set-Off. Each Grantor (other than Holdings) hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor. Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy transmission or electronic transmission (i.e., “pdf”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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8.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.12    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)    consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

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(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Grantors to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5 of the Credit Agreement).

8.13    Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Grantors and the Administrative Agent, the Collateral Agent and the Lenders.

8.14    Additional Guarantors and Grantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Guarantor and a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15    Releases.

(a)    At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement Obligations, Borrower Foreign Currency L/C Obligations, Borrower Cash Management Obligations and contingent or indemnification obligations not then due) shall have been paid in full in cash, the Commitments shall have been terminated and no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Lien granted under this Agreement on such Collateral shall be automatically released, and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral, including,

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for the avoidance of doubt, notices of termination of the assignment and other related documents with respect to any Property for which an assignment has been made pursuant to any of the Loan Documents which is being sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement. A Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, or upon the designation of such Guarantor as an Unrestricted Subsidiary as permitted under the Credit Agreement, and the Collateral Agent, at the request and sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of such obligations. All releases or other documents delivered by the Collateral Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Collateral Agent.

(c)    Liens on Collateral created hereunder shall be released and obligations of Guarantors and Grantors hereunder shall terminate as set forth in Section 10.15 of the Credit Agreement.

(d)    Upon the listing of the Capital Stock of the Borrower on a nationally recognized stock exchange in the U.S. (whether through an initial public offering or otherwise), the Lien pursuant to this Agreement on all of the shares of Capital Stock of the Borrower, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the capital stock of the Borrower, owned by Holdings shall be automatically released, and the guarantee of Holdings, and all obligations of Holdings hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower or Holdings, deliver to the Borrower, or Holdings (subject to Section 7.2, without recourse and without representation or warranty) any Pledged Stock of Holdings held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Borrower or Holdings (at the sole cost and expense of the Borrower, or Holdings) all releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of Holdings from its guarantee (if any) or the Liens created hereby (if any) on Holdings’ Pledged Stock, as applicable, as the Borrower, or Holdings may reasonably request.

8.16    WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A. as Collateral Agent

By:
Name:
Title:

VET INTERMEDIATE HOLDCO II, LLC, as Grantor

By
Name:
Title:

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VET INTERMEDIATE HOLDCO I, LLC, as a Grantor and Guarantor

By
Name:
Title:

[INSERT GRANTOR SIGNATURE PAGES], as a Grantor and Guarantor

By
Name:
Title:

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Annex I to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20    , made by                      (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent (in such capacity, the “Collateral Agent”) and Issuing Lender have entered into that certain Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of February 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.    Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable and with respect to itself, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.    GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR], as Grantor and Guarantor

By:
Name:
Title:

2

Annex I-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Annex II to

Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of February 7, 2019 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent, the Collateral Agent and the Lenders as follows:

1.    The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.    The terms of Sections 6.4(c) and 6.9 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.4(c) or 6.9 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex III to

Guarantee and Collateral Agreement

[    ], 20[    ]

JPMorgan Chase Bank, N.A.,

as Administrative Agent

[    ]

Re: Appointment and Agreement

Ladies and Gentlemen:

Reference is made to that certain (i) Credit Agreement, dated as of February 7, 2019 as it may be amended, waived, supplemented or otherwise modified, the “Credit Agreement”), among Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent (in such capacity, the “Collateral Agent”) and Issuing Lender and (ii) Guarantee and Collateral Agreement (as it may be amended, supplemented or otherwise modified, the “Guarantee and Collateral Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Guarantee and Collateral Agreement), among the Borrower, the Guarantors from time to time party thereto, and the Collateral Agent.

Borrower hereby designates [    ]1 as a [Specified Cash Management Arrangement (as defined in the Guarantee and Collateral Agreement) (the “Specified Cash Management Arrangement”)] [[Specified Foreign Currency L/C Agreement] [Specified Hedge Agreement] (as defined in the Credit Agreement) (the [“Specified Foreign Currency L/C Agreement”][“Specified Hedge Agreement”])].

[Cash Management Provider] [Foreign Currency L/C Provider] [Hedge Provider] hereby:

(i)    acknowledges that it has received a copy of the Credit Agreement, the Guarantee and Collateral Agreement and any related Intercreditor Agreement or Other Intercreditor Agreement;

(ii)    acknowledges that, pursuant to the Credit Agreement, the Guarantee and Collateral Agreement and any related Intercreditor Agreement or Other Intercreditor Agreement, it has no right to enforce directly against the Collateral or to direct the Administrative Agent, the Collateral Agent or any other Secured Party with respect thereto;

[1]	Insert description of Specified Cash Management Arrangement, Specified Foreign Currency L/C Agreement, Specified Hedge Agreement, as applicable.

1

(iii)    appoints the Administrative Agent as its agent under the [Specified Cash Management Arrangement] [Specified Foreign Currency L/C Agreement] [Specified Hedge Agreement] for purposes of dealing with the Collateral and the proceeds thereof; and

(iv)    agrees to be bound by, and that the Administrative Agent and the Collateral Agent shall, in their dealings with [Cash Management Provider][Foreign Currency L/C Provider][Hedge Provider] in their capacity as such, have the benefit of the provisions of Sections 9.3, 9.7, 10.11, and 10.12 of the Credit Agreement, which are hereby incorporated by reference herein mutatis mutandis.

Sincerely,

[Cash Management Provider], [Foreign Currency L/C Provider], [Hedge Provider]

By:
Name:
Title:

VET INTERMEDIATE HOLDCO II, LLC, as Borrower

By:
Name:
Title:

Acknowledged and Agreed:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[                    ], 20[    ]

The undersigned hereby certifies as follows:

1.	I am the [TITLE] of Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”).

2.

I have reviewed the terms of that certain Credit Agreement, dated as of February 7, 2019 (as it may be amended, waived, supplemented or otherwise modified, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements. A description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any) and a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party (if any) during the period covered by this Compliance Certificate is set forth in a separate attachment to this Compliance Certificate.

3.

The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default not previously disclosed in writing to the Administrative Agent during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Borrower and not individually, on [MM/DD/YY] pursuant to Section 6.2(a) of the Credit Agreement.

VET INTERMEDIATE HOLDCO II, LLC

By:
Title:

B-1

EXHIBIT C

FORM OF CLOSING CERTIFICATE

[●], 2019

Pursuant to Section 5.1(g) of the Credit Agreement, dated as of February 7, 2019 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, the undersigned [TITLE] of [the Borrower][[LOAN PARTY] (the “Company”)], hereby certifies on behalf of the Company (and not individually) as follows:

1.

The Specified Representations are true and correct in all material respects on the Closing Date; provided that to the extent any such representation and warranty specifically refers to an earlier date, such representation and warranty was true and correct in all material respects as of such earlier date.

2.

The Specified Merger Agreement Representations are true and correct in all material respects on and as of the Closing Date; provided that to the extent any such representation and warranty specifically refers to an earlier date, such representation and warranty was true and correct in all material respects as of such earlier date.

3.	On the date hereof, the condition set forth in Section 5.1(o) of the Credit Agreement has been satisfied or waived.

4.

Attached hereto as Exhibit A is a copy of a certificate of good standing or the equivalent from the [Borrower/Company]’s jurisdiction of organization dated as of a recent date prior to the date hereof.

5.

Attached hereto as Exhibit B is a true and complete copy of the resolutions duly adopted by action of the [Board of Directors, Board of Managers or Sole Member] of the [Borrower/Company], and such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and constitute the only resolutions of any member or manager of the [Borrower/Company] relating to the matters set forth therein.

6.

Attached hereto as Exhibit C is a true and complete copy of the [bylaws or operating agreement] of the [Borrower/Company] as in effect on the date of the resolutions attached hereto as Exhibit B and as in effect on the date hereof and such [bylaws or operating agreement] has not been amended, repealed, modified, superseded, revoked and/or restated and no amendment to the [bylaws or operating agreement] is pending, and the [bylaws or operating agreement] is in full force and effect on the date hereof.

7.

Attached hereto as Exhibit D is a true and complete certified copy of the [Certificate of Incorporation or Certificate of Formation] of the [Borrower/Company] as in effect on the date of the resolutions attached hereto as Exhibit B and as in effect on the date hereof, and such [Certificate of Incorporation or Certificate of Formation] has not been amended, repealed, modified, superseded, revoked and/or restated and no amendment to the [Certificate of Incorporation or Certificate of Formation] is pending, and the Certificate of Incorporation or Certificate of Formation] is in full force and effect on the date hereof.

8.

The persons listed on Exhibit E hereto are now duly elected and qualified officers of the [Borrower/Company] holding on the date hereof the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is authorized to execute and deliver on behalf of the [Borrower/Company] [the Credit Agreement and] each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the [Borrower/Company] pursuant to the [Credit Agreement and the] Loan Documents to which it is a party.

Debevoise & Plimpton LLP is entitled to rely on this certificate in connection with the opinions it is delivering in connection with Section 5.1(f)(i) of the Credit Agreement. Richards Layton & Finger, P.A. is entitled to rely on this certificate in connection with the opinions it is delivering in connection with Section 5.1(f)(ii) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set its name as of the date set forth above.

Name:
Title:

I, [NAME], [TITLE] of the [Borrower/Company], do hereby certify that [NAME] elected and qualified [TITLE] of the [Borrower/Company], and that [his/her] signature set forth above is [his/her] genuine signature.

Name:
Title:

Exhibit A

to Closing Certificate

[Certificate of Good Standing]

Exhibit B

to Closing Certificate

[Resolutions of the Authorizing Body]

Exhibit C

to Closing Certificate

[Bylaws or Operating Agreement]

Exhibit D

to Closing Certificate

[Certificate of Incorporation or Certificate of Formation]

Exhibit E

to Closing Certificate

Name and Title	Signature
[NAME]
[TITLE]

[NAME]
[TITLE]

[NAME]
[TITLE]

[NAME]
[TITLE]

[NAME]
[TITLE]

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”)

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,500,000,000 Credit Agreement, dated as of February 7, 2019, among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other banks and financial institutions or entities from time to time party thereto.

[2]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/Loans[4]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[3]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Revolving Commitment,” “Term Loans,” etc.)

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][5] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:[6]

[VET INTERMEDIATE HOLDCO II, LLC], as Borrower

By
Title:]

[Consented to:[7]

[JPMORGAN CHASE BANK, N.A. as Issuing Lender]

By:
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Issuing Lender is required by the terms of the Credit Agreement.

ANNEX 1

The $1,500,000,000 Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and that it is not a Disqualified Institution (or an Affiliate of a Disqualified Institution), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

EXHIBIT E

FORM OF INTERCREDITOR AGREEMENT

[See attached]

[Form of]

INTERCREDITOR AGREEMENT

by and between

[                    ]

as February 2019 First Lien Agent

and

[                    ]

as [                    ]1 [First/Second]2 Lien Agent

Dated as of [            ], 20[    ]

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	7
Section 1.2	Other Definitions	7
Section 1.3	Rules of Construction	23

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	23
Section 2.2	Waiver of Right to Contest Liens	26
Section 2.3	Remedies Standstill	28
Section 2.4	Exercise of Rights	30
Section 2.5	No New Liens.	31
Section 2.6	Waiver of Marshalling	32

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	33
Section 3.2	Agent for Perfection	33
Section 3.3	Sharing of Information and Access	34
Section 3.4	Insurance	34
Section 3.5	No Additional Rights for the Credit Parties Hereunder	34
Section 3.6	Actions upon Breach	34

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	35
Section 4.2	Specific Performance	37

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	37
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	38

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of February 2019 First Lien Credit Agreement or [ ][1] [First/Second][2] Lien Credit Agreement

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [        ], 20[    ], by and between [            ], in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, and as further defined herein, the “February 2019 First Lien Agent”) for the February 2019 First Lien Lenders referred to below party from time to time to the February 2019 First Lien Credit Agreement referred to below, and [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, and as further defined herein, the “[            ]1 [First/Second]2 Lien Agent”) for the [            ]1 [First/Second]2 Lien Lenders referred to below party from time to time to the [            ]1 [First/Second]2 Lien Credit Agreement referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.    Pursuant to the February 2019 First Lien Credit Agreement, the February 2019 First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the February 2019 First Lien Borrower.

B.    Pursuant to the February 2019 First Lien Guaranties, the February 2019 First Lien Guarantors agreed to unconditionally guarantee jointly and severally the payment and performance of the February 2019 First Lien Borrower’s obligations under the February 2019 First Lien Facility Documentation, as more particularly provided therein.

C.    To secure the obligations of the February 2019 First Lien Borrower and the February 2019 First Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a February 2019 First Lien Credit Party, the February 2019 First Lien Credit Parties have granted or will grant to the February 2019 First Lien Agent (for the benefit of the February 2019 First Lien Creditors) Liens on the Collateral, as more particularly provided in the February 2019 First Lien Facility Documentation.

D.    Pursuant to that [            ]1 [First/Second]2 Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Lenders have agreed to make certain loans to or for the benefit of the [            ]3 Borrower, as more particularly provided therein.

E.    Pursuant to the [            ]1 [First/Second]2 Lien Guaranties, the [            ]1 [First/Second]2 Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the [            ]3 Borrower’s obligations under the [            ]1 [First/Second]2 Lien Facility Documentation, as more particularly provided therein.

F.    As a condition to the effectiveness of the [            ]1 [First/Second]2 Lien Credit Agreement and to secure the obligations of the [            ]3 Borrower and the [            ]1 [First/Second]2 Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a [            ]1 [First/Second]2 Lien Credit Party, the [            ]1 [First/Second]2 Lien Credit Parties have granted or will grant to the [            ]1 [First/Second]2 Lien Agent (for the benefit of the [            ]1 [First/Second]2 Lien Lenders) Liens on the Collateral, as more particularly provided in the [            ]1 [First/Second]2 Lien Facility Documentation.

G.    Pursuant to this Agreement, the February 2019 First Lien Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation, a form of which is attached hereto as

Exhibit A, and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the February 2019 First Lien Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the February 2019 First Lien Borrower), as the case may be, for all purposes under this Agreement.

H.    Each of the February 2019 First Lien Agent (on behalf of the February 2019 First Lien Creditors) and the [            ]1 [First/Second]2 Lien Agent (on behalf of the [            ]1 [First/Second]2 Lien Lenders) and, by their acknowledgment hereof, the February 2019 First Lien Credit Parties and the [            ]1 [First/Second]2 Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Deposit Account, Financial Asset, Instrument, Investment Property, Money and Security.

Section 1.2    Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which all Indebtedness that is incurred thereunder constitutes Additional Indebtedness, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, restated, modified or supplemented from time to time, together (b) if designated by the Borrower, with any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders, or the same or any other agent, trustee or representative therefor, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial February 2019 First Lien Credit Agreement whether in effect or not.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.

“Additional Credit Party” shall mean the February 2019 First Lien Borrower, Holdings (so long as it is a guarantor under any of the Additional Guaranties) and each Affiliate of the February 2019 First Lien Borrower that is or becomes a party to any Additional Document.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Foreign Currency L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Product Agreements between any Credit Party and any Additional Bank Products Affiliate, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate, any Foreign Currency L/C Agreement between any Credit Party and any Additional Foreign Currency L/C Issuer, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Foreign Currency L/C Issuer” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Foreign Currency L/C Agreement with any Additional Credit Party with the Obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.

“Additional Hedging Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Hedging Agreement with any Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:

(a)    prior to the Discharge of February 2019 First Lien Obligations, Section 7.3 of the Initial February 2019 First Lien Credit Agreement (if the Initial February 2019 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other February 2019 First Lien Credit Agreement then in effect if the Initial February 2019 First Lien Credit Agreement is not then in effect (which covenant is designated in such February 2019 First Lien Credit Agreement as applicable for purposes of this definition);

(b)    prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, Section [    ]4 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (which covenant is designated in such [            ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the February 2019 First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Obligations, in Section 1.1 of the Initial February 2019 First Lien Credit Agreement (if the Initial February 2019 First Lien Credit Agreement is then in effect), or in any other February 2019 First Lien Credit Agreement then in effect (if the Initial February 2019 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, in Section [    ]5 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the February 2019 First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B.

“Additional Obligations” shall mean all obligations of every nature of each Additional Credit Party from time to time owed to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates or Additional Foreign Currency L/C Issuer, under any Additional Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)    prior to the Discharge of February 2019 First Lien Obligations, Section 7.2 of the Initial February 2019 First Lien Credit Agreement (if the Initial February 2019 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other February 2019 First Lien Credit Agreement then in effect if the Initial February 2019 First Lien Credit Agreement is not then in effect (which covenant is designated in such February 2019 First Lien Credit Agreement as applicable for purposes of this definition);

(b)    prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, Section [ ]6 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (which covenant is designated in such [            ]1 [First/Second]2 Lien Credit Agreement as applicable for purposes of this definition); and

(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of February 2019 First Lien Obligations, in Section 1.1 of the Initial February 2019 First Lien Credit Agreement (if the Initial February 2019 First Lien Credit Agreement is then in effect), or in any other February 2019 First Lien Credit Agreement then in effect (if the Initial February 2019 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [            ]1 [First/Second]2 Lien Obligations, in Section [    ]5 of the Initial [            ]1 [First/Second]2 Lien Credit Agreement (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is then in effect), or in any other [            ]1 [First/Second]2 Lien Credit Agreement then in effect (if the Initial [            ]1 [First/Second]2 Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means, with respect to any Person (and not with respect to any Collateral), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that when used in connection with any Collateral, “control” shall have the meaning specified in the UCC with respect to such Collateral. “Controls” and “Controlled” have meanings correlative thereto.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Approved Domestic Bank” shall have the meaning given such term in clause (c) of the definition of “Cash Equivalents”.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall mean any of the February 2019 First Lien Borrower, the [                ]1 [First/Second]2 Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, rights, participations or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents” shall mean any of the following:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)     investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f)     other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(g)     Permitted Liquid Investments.

“Collateral” shall mean all Property, whether now existing or hereafter arising, of any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the February 2019 First Lien Collateral Documents, the [            ]1 [First/Second]2 Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof (including any Property subject to Liens granted pursuant to Section 6.1 to secure the Senior Priority Obligations and Junior Priority Obligations).

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Credit Documents” shall mean the February 2019 First Lien Facility Documentation, the [            ]1 [First/Second]2 Lien Facility Documentation and any Additional Documents.

“Credit Parties” shall mean the February 2019 First Lien Credit Parties, the [            ]1 [First/Second]2 Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Direct Parent Company” shall mean Holdings or any person of which the Borrower becomes a direct or indirect subsidiary, including Covetrus, Inc., a Delaware corporation.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Additional Credit

Facility) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of February 2019 First Lien Obligations” shall mean (a) the payment in full in cash of the applicable February 2019 First Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable February 2019 First Lien Credit Agreement) at the time all Indebtedness under the applicable February 2019 First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such February 2019 First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the February 2019 First Lien Facility Documentation.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [    ]1 Second Lien Obligations and]7 the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of [                ]1 [First/Second]2 Lien Obligations” shall mean (a) the payment in full in cash of the applicable [                ]1 [First/Second]2 Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable [                ]1 [First/Second]2 Lien Credit Agreement) at the time all Indebtedness under the applicable [                ]1 [First/Second]2 Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [                ]1 [First/Second]2 Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [                ]1 [First/Second]2 Lien Facility Documentation.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of February 2019 First Lien Obligations [, the Discharge of [                ]1 First Lien Obligations]8 and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Event of Default” shall mean an Event of Default under any February 2019 First Lien Credit Agreement, any [                ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)    the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;

(b)    the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)    the taking of any action or the exercise of any right or remedy in respect of the collection on, set off or recoup against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)    the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)    the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)    the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)    the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, or maintaining any Collateral.

For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“February 2019 First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the February 2019 First Lien Credit Agreement.

“February 2019 First Lien Bank Products Affiliate” shall mean any Person that is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more February 2019 First Lien Collateral Documents.

“February 2019 First Lien Borrower” shall mean Vet Intermediate Holdco II, LLC, a Delaware limited liability company, together with its successors and assigns.

“February 2019 First Lien Collateral” shall mean all “Collateral” as defined in the February 2019 First Lien Credit Agreement.

“February 2019 First Lien Collateral Documents” shall mean all Security Documents as defined in the February 2019 First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the February 2019 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“February 2019 First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of February 7, 2019, among the February 2019 First Lien Borrower, the February 2019 First Lien Lenders and the February 2019 First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial February 2019 First Lien Credit

Agreement”), together with (b) if designated by the February 2019 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the February 2019 First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“February 2019 First Lien Credit Parties” shall mean the February 2019 First Lien Borrower, the February 2019 First Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any February 2019 First Lien Facility Documentation.

“February 2019 First Lien Creditors” shall mean the February 2019 First Lien Lenders together with all February 2019 First Lien Bank Products Affiliates, February 2019 First Lien Hedging Affiliates, and February 2019 First Lien Foreign Currency L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any February 2019 First Lien Credit Agreement.

“February 2019 First Lien Facility Documentation” shall mean the February 2019 First Lien Credit Agreement, the February 2019 First Lien Guaranties, the February 2019 First Lien Collateral Documents, any Bank Product Agreements between any February 2019 First Lien Credit Party and any February 2019 First Lien Bank Products Affiliate, any Hedging Agreements between any February 2019 First Lien Credit Party and any February 2019 First Lien Hedging Affiliate, any Foreign Currency L/C Agreement between any February 2019 First Lien Credit Party and any February 2019 First Lien Foreign Currency Issuer, those other ancillary agreements as to which the February 2019 First Lien Agent or any February 2019 First Lien Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any February 2019 First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the February 2019 First Lien Agent, in connection with any of the foregoing or any February 2019 First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“February 2019 First Lien Foreign Currency L/C Issuers” shall mean any Person that is a party to a Foreign Currency L/C Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more February 2019 First Lien Collateral Documents.

“February 2019 First Lien Guaranties” shall mean the Guarantee and Collateral Agreement, as defined in the February 2019 First Lien Credit Agreement, and all other guaranties executed under or in connection with any February 2019 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“February 2019 First Lien Guarantors” shall mean, collectively, any Direct Parent Company and each direct and indirect Subsidiary of the February 2019 First Lien Borrower that at any time is a guarantor under any of the February 2019 First Lien Guaranties.

“February 2019 First Lien Hedging Affiliate” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more February 2019 First Lien Collateral Documents.

“February 2019 First Lien Lenders” shall mean the several banks and other financial institutions or entities from time to time parties to the February 2019 First Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“February 2019 First Lien Obligations” shall mean all obligations of every nature of each February 2019 First Lien Credit Party from time to time owed to the February 2019 First Lien Agent, the February 2019 First Lien Lenders or any of them, any February 2019 First Lien Bank Products Affiliates, any February 2019 First Lien Hedging Affiliates or any February 2019 First Lien Foreign Currency L/C Issuer, under any February 2019 First Lien Facility Documentation, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such February 2019 First Lien Credit Party, would have accrued on any February 2019 First Lien Obligation, whether or not a claim is allowed against such February 2019 First Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the February 2019 First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“February 2019 First Lien Secured Parties” shall mean the February 2019 First Lien Agent and the February 2019 First Lien Creditors.

“Foreign Currency L/C Agreement” shall mean any agreement with respect to any letter of credit issued in a currency other than the lawful currency of the United States.

“Foreign Subsidiary” shall have the meaning assigned thereto and to the definition of “Foreign Subsidiary Holding Company” in the Initial February 2019 First Lien Credit Agreement whether in effect or not.

“GAAP” shall have the meaning assigned thereto in the Initial February 2019 First Lien Credit Agreement whether in effect or not.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” shall mean any Grantor as defined in the in February 2019 First Lien Facility Documentation or the [                ]1 [First/Second]2 Lien Facility Documentation.

“Guarantor” shall have the meaning assigned thereto in the Initial February 2019 First Lien Credit Agreement whether in effect or not.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Holdings” shall mean Vet Intermediate Holdco I, LLC, a Delaware limited liability company, together with its successors and assigns.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).

“Indebtedness” shall have the meaning assigned thereto in the February 2019 First Lien Credit Agreement or the [                ]1 [First/Second]2 Lien Credit Agreement or any Additional Credit Facility, respectively, as applicable.

“Initial [                ]1 [First/Second]2 Lien Credit Agreement” shall have the meaning given such term in the definition of “[                ]1 [First/Second]2 Lien Credit Agreement”.

“Initial February 2019 First Lien Credit Agreement” shall have the meaning given such term in the definition of “February 2019 First Lien Credit Agreement.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

“Intervening Creditor” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).

“Investments” shall have the meaning assigned thereto in the Initial February 2019 First Lien Credit Agreement whether in effect or not.

“Junior Priority Agent” shall mean [any of the Second Lien Agent and]9 any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the Second Lien Collateral Documents and]9 any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean [the Second Lien Credit Agreement and]9 any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [the Second Lien Lenders and]9 any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean[:

(1)    all Second Lien Obligations; and

(2)]9    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the Second Lien Facility Documentation and]9 any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted [(a) by a Second Lien Collateral Document to the Second Lien Agent or (b)]9 by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the Second Lien Obligations and]9 any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Second Lien Agent.

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the February 2019 First Lien Agent, the February 2019 First Lien Creditors, the [                ]1 [First/Second]2 Lien Agent, the [                ]1 [First/Second]2 Lien Lenders, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Party” shall mean any of the February 2019 First Lien Agent, the [                ]1 [First/Second]2 Lien Agent or any Additional Agent, and “Parties” shall mean all of the First Lien Agent, the [                ]1 [First/Second]2 Lien Agent and any Additional Agent.

“Permitted Liquid Investments” shall mean any of the following: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having a rating of at least A 1 from S&P or P 1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 24 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof, (g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s, (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction including certificates of deposit or bankers’ acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than 24 months from the date of acquisition and (i) Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Restricted Subsidiary” shall have the meaning assigned thereto in the Initial February 2019 First Lien Credit Agreement whether applicable or not.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the February 2019 First Lien Agent[, the [                ] First Lien Agent]10 or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the February 2019 First Lien Collateral Documents [, the [ ] First Lien Collateral Documents]10 and the Additional Collateral Documents relating to any Senior Priority Debt.

“Senior Priority Credit Agreement” shall mean any of the February 2019 First Lien Credit Agreement, [, the [    ] First Lien Credit Agreement]10 and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the February 2019 First Lien Creditors [, the [    ] First Lien Creditors]10 and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)    all February 2019 First Lien Obligations; and

[(2)    all [            ] First Lien Obligations]10

[(2/3)]    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the February 2019 First Lien Facility Documentation [, the [    ] First Lien Facility Documentation]10 and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a February 2019 First Lien Collateral Document to the February 2019 First Lien Agent, [, (b) a [    ]1 First Lien Collateral Document to the [    ]1 First Lien Agent ]10 or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the February 2019 First Lien Obligations [, the [    ] First Lien Obligations]10 and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Representative” shall mean the February 2019 First Lien Agent acting for the Senior Priority Secured Parties, until the Discharge of February 2019 First Lien Obligations, and thereafter (unless otherwise agreed in writing between [the [    ]1 First Lien Agent and]10 any Additional Agents under any Senior Priority Documents), [the [    ]1 First Lien Agent or]10 any Additional Agent under any Senior Priority Documents (or, if there are then in effect Senior Priority Documents with respect to more than one Series of Senior Priority Debt, the Senior Priority Documents under which the greatest principal amount of Senior Priority Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Senior Standstill Period” shall have the meaning set forth in Section 2.3(b).

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [            ]1 Second Lien Credit Agreement and (b)]9 the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” means, severally, (a) the Indebtedness outstanding under the Initial February 2019 First Lien Credit Agreement, [[(b)] the Indebtedness outstanding under the [    ] First Lien Credit Agreement,]10 [(b/c)] the Indebtedness under each other First Lien Credit Agreement and [(c/d)] the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“[            ]1 [First/Second]2 Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any [            ]1 [First/Second]2 Lien Credit Agreement.

“[            ]1 [First/Second]2 Lien Bank Products Affiliate” shall mean any Person that is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [            ]1 [First/Second]2 Lien Collateral Documents.

“[            ]1 [First/Second]2 Lien Borrower” shall mean [            ], together with its successors and assigns.

“[            ]1 [First/Second]2 Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the [            ]1 [First/Second]2 Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[            ]1 [First/Second]2 Lien Credit Agreement” shall mean (a) the [            ], dated as of [            ], among the [            ]1 [First/Second]2 Lien Borrower, [            ], the [            ]1 [First/Second]2 Lien Lenders and the [            ]1 [First/Second]2 Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Initial [            ]1 [First/Second]2 Lien Credit Agreement”), together with (b) if designated by the February 2019 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the [                ]1 [First/Second]2 Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.

“[            ]1 [First/Second]2 Lien Credit Parties” shall mean the [            ]1 [First/Second]2 Lien Borrower, the [            ]1 [First/Second]2 Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any [            ]1 [First/Second]2 Lien Facility Document.

“[            ]1 [First/Second]2 Lien Creditors” shall mean the “[            ]1 [First/Second]2 Lien Lenders together with all [            ]1 [First/Second]2 Lien Bank Products Affiliates, [            ]1 [First/Second]2 Lien Hedging Affiliates and [            ]1 [First/Second]2 Foreign L/C Issuers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any [            ]1 [First/Second]2 Lien Credit Agreement.

“[            ]1 [First/Second]2 Lien Facility Documentation” shall mean the [            ]1 [First/Second]2 Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Guaranties, the [            ]1 [First/Second]2 Lien Collateral Documents, any Bank Products Agreement between any [            ]1 [First/Second]2 Lien Credit Party and any [            ]1 [First/Second]2 Lien Bank Products Affiliate, any Hedging Agreement between any [            ]1 [First/Second]2 Lien Credit Party and any [            ]1 [First/Second]2 Lien Hedging Affiliates, any Foreign Currency L/C Agreement between any [            ]1 [First/Second]2 Lien Credit Party and any [            ]1 [First/Second]2 Lien Foreign Currency L/C Issuer, those other ancillary agreements as to which the [            ]1 [First/Second]2 Lien Agent or any [            ]1 [First/Second]2 Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [            ]1 [First/Second]2 Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [            ]1 [First/Second]2 Lien Agent, in connection with any of the foregoing or any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[            ]1 [First/Second]2 Lien Foreign Currency L/C Issuer” shall mean any Person that is a party to a Foreign Currency L/C Agreement with a Credit Party with the obligations of such Credit Party being secured by one or more [            ]1 [First/Second]2 Lien Collateral Documents.

“[            ]1 [First/Second]2 Lien Guaranties” shall mean the guarantee agreement dated as of the date hereof, and all other guaranties executed under or in connection with any [            ]1 [First/Second]2 Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[            ]1 [First/Second]2 Lien Guarantors” shall mean the collective reference to Holdings and each direct and indirect Subsidiary of the Borrower that at any time is a guarantor under any of the [            ]1 [First/Second]2 Lien Guaranties.

“[            ]1 [First/Second]2 Lien Hedging Affiliate” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more [            ]1 [First/Second]2 Lien Collateral Documents.

“[            ]1 [First/Second]2 Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [            ]1 [First/Second]2 Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.

“[            ]1 [First/Second]2 Lien Obligations” shall mean all obligations of every nature of each [            ]1 [First/Second]2 Lien Credit Party from time to time owed to the [            ]1 [First/Second]2 Lien Agent, or the [            ]1 [First/Second]2 Lien Lenders or any of them, under any [            ]1 [First/Second]2 Lien Facility Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such [            ]1 [First/Second]2 Lien Credit Party, would have accrued on any [            ]1 [First/Second]2 Lien Obligation, whether or not a claim is allowed against such [            ]1

[First/Second]2 Lien Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [            ]1 [First/Second]2 Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[            ]1 [First/Second]2 Lien Secured Parties” shall mean the [            ]1 [First/Second]2 Lien Agent and the [            ]1 [First/Second]2 Lien Lenders.

Section 1.3    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1    Agreement to Subordinate.

(a)    Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)    except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)    except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)    Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)    Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the fore-going) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, subject to Section 4.1(f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)    Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(e) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties (subject, however, to Section 4.1(f) hereof) with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.

(e)    The February 2019 First Lien Agent, for and on behalf of itself and the February 2019 First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the [            ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [            ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]11 Priority Liens upon all of the Collateral in which the February 2019 First Lien Agent has been granted Senior Priority Liens, and the February 2019 First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the February 2019 First Lien Agent has been granted Senior Priority Liens, and the February 2019 First Lien Agent hereby consents thereto.

(f)    The [            ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [            ]1 [First/Second]2 Lien Lenders, acknowledges and agrees that (x) the February 2019 First Lien Agent, for the benefit of itself and the February 2019 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [            ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]12 Priority Liens, and the [            ]1 [First/Second]2 Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [            ]1 [First/Second]2 Lien Agent has been granted [Senior/Junior]12 Priority Liens, and the [            ]1 [First/Second]2 Lien Agent hereby consents thereto.

(g)    Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the February 2019 First Lien Agent, for the benefit of itself and the February 2019 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [            ]1 [First/Second]2 Lien Agent, for the benefit of itself and the [            ]1 [First/Second]2 Lien Lenders, has been granted [Senior/Junior]12 Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)    The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

Section 2.2    Waiver of Right to Contest Liens.

(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)    Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented by such other Senior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and Senior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, parity, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

Section 2.3    Remedies Standstill.

(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)    will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof, and

(ii)    will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(b)    Each Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors:

(i)    will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Senior Priority Agent who is not then the Senior Priority Representative may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 120 consecutive days has elapsed from the date of delivery of written notice by such Senior Priority Agent to each other Senior Priority Agent stating that an Event of Default (as defined under the applicable Senior Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Senior Standstill Period”), and then only so long as the Senior Priority Representative shall not have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)    will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby and except as provided in Section 4.1 hereof), it being understood and agreed that the temporary deposit of Proceeds of

Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(c)    Each Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, agrees that such Junior Priority Agent and such Junior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Junior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Junior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Junior Priority Representative; provided that nothing in this sentence shall prohibit any Junior Priority Agent from taking such actions in its capacity as Junior Priority Representative, if applicable. The Junior Priority Representative may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Junior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.

(d)    Each Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable; provided, further, that nothing in this sentence shall prohibit any Senior Priority Agent from the Exercise of Secured Creditor Remedies following the expiration of the Senior Standstill Period, if permitted pursuant to the proviso to Section 2.3(b)(i). The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Senior Priority Agent hereby appoints the Senior Priority Representative as its agent and authorizes the Senior Priority Representative to undertake any Exercise of Secured Creditor Remedies under any Senior Priority Collateral Document so long as the Senior Priority Representative is contemporaneously undertaking the same Exercise of Secured Creditor Remedies under the Senior Priority Collateral Documents of each Series of Senior Priority Debt and in connection with any sale or other disposition of Collateral the Senior Priority Representative may release the security interest of any other Senior Priority Agent so long as the lien of each Senior Priority Agent is released simultaneously to the same extent and the Senior Priority Representative distributes the proceeds of any such sale or other disposition as provided in Section 4.1 hereof. Each Senior Priority Agent agrees to execute and deliver (at the sole cost of the Credit Parties) all such documents and instruments as shall be reasonably requested by the Senior Priority Representative to evidence and confirm any such release of such security interests.

Section 2.4    Exercise of Rights.

(a)    No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)    Release of Liens by Junior Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of each Senior Priority Agent, (B) any sale, transfer or other disposition of all or any portion of the Collateral so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, which release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties, in the case of clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5    No New Liens.

(a)    Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i)    no Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)    if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b)    Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i)    no such Senior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)    if any such Senior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant First Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(c)    Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)    no such Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii)    if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

Section 2.6    Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, so long as such claim is not in contravention of the Lien priority set forth in Section 2.1, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor, except as otherwise requested or expressly consented to in writing by the Senior Priority Agent), in each case if not otherwise in contravention of the terms of this Agreement; provided that any judgment Lien obtained by a Junior Priority Creditor as a result of such exercise of rights will be subject to this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral, (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above, and (g) in any Insolvency Proceeding, the Junior Priority Creditors shall be entitled to vote on any plan of reorganization, in a manner and to the extent consistent with the provisions of this Agreement.

Section 3.2    Agent for Perfection.

(a)    Each Agent, for and on behalf of itself and the Secured Parties represented thereby, agrees to hold all Cash Collateral and Control Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees therefor) for the benefit of, on behalf of and as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted to each other Agent or Secured Party in such Cash Collateral and Control Collateral, subject to the terms and conditions of this Section 3.2. Such Agent shall not have any obligation whatsoever to the other Secured Parties to assure that such Cash Collateral and Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Cash Collateral and Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. Such Agent is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person. Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)    In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

Section 3.3    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4    Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1    Application of Proceeds.

(a)    Revolving Nature of Certain First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the February 2019 First Lien Credit Agreement [and the [                ]]13 includes (and future Additional Credit Facilities may include) a revolving commitment, that in the ordinary course of business the February 2019 First Lien Agent [and] certain February 2019 First Lien Lenders [, the [                ] Agent and certain [                ] Lenders]14 will (and any Additional Agent and Additional Creditors may) apply payments and make advances thereunder; (ii) the amount of the February 2019 First Lien Obligations [, [                ] Obligations]15 or Additional Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the February 2019 First Lien Obligations [, [                ] Obligations]15 or Additional Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the February 2019 First Lien Obligations [, [                ] Obligations]15 or Additional Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the First Lien Agent [or] any First Lien Creditor [, the [                ] Agent or any [                ] Lenders]14 (or any Additional Agent or Additional Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the First Lien Agent [or] any such First Lien Creditor [, the [                ] Agent or any [                ] Lenders]14 (or any such Additional Agent or Additional Creditor) shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal or restatement of the February 2019 First Lien Obligations, the [                ]1 [First/Second]2 Lien Obligations, or any Additional Obligations, or any portion thereof.

(b)    Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (e) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)    Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(d)    Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the February 2019 First Lien Borrower[, the [                ] First Lien Borrower]9 or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(e)    Notwithstanding anything to the contrary in this Agreement, the Senior Priority Creditors hereby agree that solely as among the Senior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Senior Priority Creditor) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Senior Priority Debt (and not any other Series of Senior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Senior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) such Series of Senior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Senior Priority Debt with respect to which the holders of such Series of Senior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clause (A) or (B) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Senior Priority Obligations shall not be deemed to be an Impairment of any Series of Senior Priority Debt. In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1(b) on a pari passu basis with the other Series of Senior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(f)    Notwithstanding anything to the contrary in this Agreement, the Junior Priority Creditors hereby agree that solely as among the Junior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Junior Priority Creditor) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Junior Priority Debt (and not any other Series of Junior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Junior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) such Series of Junior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Junior Priority Debt with respect to which the holders of such Series of Junior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clause (A) or (B) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Junior Priority Obligations shall not be deemed to be an Impairment of any Series of Junior Priority Debt. In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1(b) on a pari passu basis with the other Series of Junior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

Section 4.2    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1    Notice of Acceptance and Other Waivers.

(a)    All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(b)    None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2    Modifications to Senior Priority Documents and Junior Priority Documents.

(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)    subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)    exercise or refrain from exercising any rights against any Credit Party or any other Person;

(v)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vi)    otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)    Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)    subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)    release its Lien on any Collateral or other Property;

(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)    subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)    otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [                ], 20[    ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [                ], in its capacities as administrative agent and collateral agent for the February 2019 First Lien Lenders to the February 2019 First Lien Credit Agreement, [                ], in its capacities as [administrative agent and collateral agent] for the [                ]1 [First/Second]2 Lien Lenders to the Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)    Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)    subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)    release its Lien on any Collateral or other Property;

(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)    subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)    otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)    retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)    release its Lien on any Collateral or other Property;

(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)    otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)    The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the February 2019 First Lien Borrower[or the [                ] First Lien

Borrower]9), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.

(g)    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1    DIP Financing.

(a)    If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (subject to the provisions of Section 6.9 hereof) it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the Senior Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such

DIP Financing (and all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Junior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)), provided that the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)    If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of February 2019 First Lien Obligations, and the February 2019 First Lien Agent or February 2019 First Lien Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each other Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (subject to the provisions of Section 6.9 hereof) it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Senior Priority Agent securing the applicable Senior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the February 2019 First Lien Obligations are (1) subordinated to the Liens securing such DIP Financing, will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), and (ii) any “carve-out” for professional or United States Trustee fees agreed to by the February 2019 First Lien Agent, so long as (x) such Senior Priority Agent retains its Lien on the Collateral to secure the applicable Senior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to the Liens of the February 2019 First Lien Agent and the February 2019 First Lien Creditors on the Collateral securing the February 2019 First Lien Obligations and (z) if the February 2019 First Lien Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the February 2019 First Lien Obligations, each other Senior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Senior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)) or (2) pari passu to the Liens securing such DIP Financing, will confirm that such DIP Financing (and obligations related thereto) and any “carve-out” for professional or United States Trustee fees agreed to by the February 2019 First Lien Agent shall be treated as if they constituted “Senior Priority Obligations” hereunder with the Liens securing the foregoing obligations subject to the Lien priority set forth herein (including pursuant to Section 2.1), so long as (x) such Senior Priority Agent retains its Lien on the Collateral to secure the applicable Senior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are pari passu to the Liens of the February 2019 First Lien Agent and the February 2019 First Lien Creditors on the Collateral securing the February 2019 First Lien Obligations and (z) if the February 2019 First Lien Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the February 2019 First Lien Obligations, each other Senior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Senior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(c)); provided that the foregoing provisions of this Section 6.1(b) shall not prevent any Senior Priority Agent or Senior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(c)    All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

Section 6.2    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent, or (ii) raise any objection or directly or indirectly support any objection to any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of claims made by any Senior Priority Agent or any holder of Senior Priority Obligations.

Section 6.3    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4    Asset Sales. Except as otherwise set forth in this Section 6.4, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to or not otherwise opposed by the Senior Priority Agents of any Collateral pursuant to Section 363 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as (i) the Senior Priority Agent or the Senior Priority Creditors do not request in the applicable motion to approve such sale a waiver of the rights of the Junior Priority Creditors under Section 363(k) of the Bankruptcy Code with respect to the Collateral and (ii) the proceeds of such sale are applied in accordance with this Agreement, or if not so applied, the Liens of the Junior Priority Agent in such Collateral shall attach to the proceeds of such disposition relative to the Liens of the Senior Priority Creditors as its Liens in such Collateral.

Section 6.5    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses, that are available from the Collateral for each of the Senior Priority Secured Parties (irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency Proceeding), before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Creditors.

Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Senior Priority Document;

(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)    any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(d)    the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Junior Priority Document;

(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)    any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

(d)    the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9    Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, or expenses, or additional or replacement collateral, claims, or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;

(b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations; and (c) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that that each Senior Priority Agent shall also be granted a superpriority administrative expense claim, which shall be senior in all respects to any such superpriority administrative expense claim granted to the Junior Priority Agent with respect to the Collateral. Each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it will not raise or directly or indirectly support any objection to the granting of any adequate protection to any Junior Priority Agent in the form of a junior Lien or superpriority administrative expense claim that is consistent with the terms of this Section 6.9.

Section 6.10    Reorganization Securities and Other Plan-Related Issues.

(a)    If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)    Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agent or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.

(c)    Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11    Certain Waivers.

(a)    The Junior Priority Agent, for itself and on behalf of the other Junior Priority Creditors, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)    The Junior Priority Agent, on behalf of itself and the other Junior Priority Creditors, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by the Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to the Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)    So long as the Senior Priority Agent and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither the Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of postpetition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3    Representations. The February 2019 First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the February 2019 First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the February 2019 First Lien Creditors. The [            ]1 [First/Second]2 Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [            ]1 [First/Second]2 Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on

behalf of itself and the [            ]1 [First/Second]2 Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4    Amendments.

(a)    No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, (1) the Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “February 2019 First Lien Credit Agreement” or “[            ]1 [First/Second]2 Lien Credit Agreement”, as applicable. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof), and (2) the Borrower and the February 2019 First Lien Agent may, without the consent of any other Party hereto, amend this Agreement to delete Section 6.1(b). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, in each case in a manner adverse to such Credit Party, shall not be given such effect except pursuant to a written instrument executed by each affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “February 2019 First Lien Credit Agreement” and “[            ]1 [First/Second]2 Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Borrower.

(b)    In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors. The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

February 2019 First Lien Agent:

[                                     ]

[                                     ]

Attention: [                   ]

Facsimile: [                  ]

Telephone: [                 ]

with a copy (which copy shall not constitute notice) to:

[                                     ]

[                                     ]

Attention: [                   ]

Facsimile: [                  ]

Telephone: [                 ]

[                ]1 [First/Second]2 Lien Agent:

[                                     ]

[                                     ]

Attention: [                   ]

Facsimile: [                  ]

Telephone: [                 ]

with a copy (which copy shall not constitute notice) to:

[                                     ]

[                                     ]

Attention: [                   ]

Facsimile: [                  ]

Telephone: [                 ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8    Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents and the Junior Priority Creditors, except as provided in the following sentence. No other Person shall be deemed to be a third-party beneficiary of this Agreement, except that each Credit Party shall be a third-party beneficiary of this Agreement solely for the purposes of Sections 7.4 and 7.11.

Section 7.11    Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)    The Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)    one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the February 2019 First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement;

(ii)    at least five Business Days (unless a shorter period is agreed in writing by the Parties and the February 2019 First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the February 2019 First Lien Borrower shall have delivered to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)    the February 2019 First Lien Borrower shall have executed and delivered to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

(iv)    all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent then party to this Agreement; and

(v)    no Event of Default shall have occurred and be continuing.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)    Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)    In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any February 2019 First Lien Collateral Documents, [            ]1 [First/Second]2 Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral, Cash Collateral, Senior Priority Common Mortgaged Collateral and Junior Priority Common Mortgaged Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12    Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any February 2019 First Lien Obligations, any [            ]1 [First/Second]2 Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15    Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16    Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17    VENUE; JURY TRIAL WAIVER.

(a)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO

ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT AND (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION.

(b)    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.18    Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the February 2019 First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19    No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other February 2019 First Lien Facility Document, any other [            ]1 [First/Second]2 Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any February 2019 First Lien Facility Document, any [            ]1 [First/Second]2 Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern.

Section 7.21    Information Concerning Financial Condition of the Credit Parties. Each Party hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the February 2019 First Lien Obligations, the [            ]1 [First/Second]2 Lien Obligations or any Additional Obligations, as applicable.

Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22    Excluded Assets. For the avoidance of doubt, except as otherwise expressly set forth herein (including in Section 2.5), nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the February 2019 First Lien Agent, for and on behalf of itself and the February 2019 First Lien Creditors, and the [            ]1 [First/Second]2 Lien Agent, for and on behalf of itself and the [            ]1 [First/Second]2 Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as February 2019 First Lien Agent

By:
Name:
Title:

[ ], in its capacity as [ ][1] [First/Second][2] Lien Agent

By:
Name:
Title:

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the February 2019 First Lien Agent, the February 2019 First Lien Creditors, the [            ]1 [First/Second]2 Lien Agent, the [            ]1 [First/Second]2 Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided in Section 7.4 or Section 7.10.

CREDIT PARTIES:

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

VET INTERMEDIATE HOLDCO I, LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of             , 20    , by VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [            ], 20[    ], between [            ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “February 2019 First Lien Agent”) for the February 2019 First Lien Creditors, and [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[            ]1 [First/Second]2 Lien Agent”) for the [            ]1 [First/Second]2 Lien Lenders.16 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of             , 20     (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].17

Section 7.11 of the Intercreditor Agreement permits the Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Borrower hereby represents and warrants to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, and any Additional Agent that:

(1)    The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)    all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)    on the date hereof there does not exist, and after giving effect to the designation of such Additional Indebtedness there will not exist, any Event of Default.

Section 2. Designation of Additional Indebtedness. The Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of             , 20    , among VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), those certain Domestic Subsidiaries of the Borrower from time to time party to the Intercreditor Agreement described below, [            ], in its capacities as administrative agent (together with its successors and assigns in such capacities, the “February 2019 First Lien Agent”)18 for the February 2019 First Lien Creditors, [            ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[            ]1 [First/Second]2 Lien Agent”)19 for the [            ]1 [First/Second]2 Lien Lenders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the February 2019 First Lien Agent, [and] the [            ]1 [First/Second]2 Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of             , 20     (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].20

Section 7.11 of the Intercreditor Agreement permits the Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]21 hereby agrees with February 2019 the First Lien Agent, the [            ]1 [First/Second]2 Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]22 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

Section 2. Recognition of Claims. The February 2019 First Lien Agent (for itself and on behalf of the February 2019 First Lien Lenders), the [            ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [            ]1 [First/Second]2 Lien Lenders) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the February 2019 First Lien Agent, the [            ]1 [First/Second]2 Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The February 2019 First Lien Agent (for itself and on behalf of the February 2019 First Lien Creditors), the [            ]1 [First/Second]2 Lien Agent (for itself and on behalf of the [            ]1 [First/Second]2 Lien Creditors), and any Additional Agent party to the Intercreditor

Ex. B-1

Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the February 2019 First Lien Obligations represented by the February 2019 First Lien Credit Agreement and the existence and validity of the [            ]1 [First/Second]2 Lien Obligations represented by the [            ]1 [First/Second]2 Lien Credit Agreement23 and (b) agree[s] to refrain from making or asserting any claim that the February 2019 First Lien Credit Agreement, the [            ]1 [First/Second]2 Lien Credit Agreement or other February 2019 First Lien Facility Documentation or [            ]1 [First/Second]2 Lien Facility Documentation,23 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES AND ANNEX 1]

Ex. B-2

EXHIBIT C

[FEBRUARY 2019 FIRST LIEN CREDIT AGREEMENT][[            ]1 [FIRST/SECOND LIEN]2 CREDIT AGREEMENT] JOINDER

JOINDER, dated as of             , 20    , among [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “February 2019 First Lien Agent”)24 for the February 2019 First Lien Secured Parties, [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]1 [First/Second]2 Lien Agent”)25 for the [             ]1 [First/Second]2 Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional February 2019 First Lien Secured Parties, February 2019 First Lien Agent, [             ]1 [First/Second]2 Lien Secured Parties or [            ]1 [First/Second]2 Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [             ], 20[     ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the February 2019 First Lien Agent26, [and] the [             ]1 [First/Second]2 Lien Agent27 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of             , 20     (the “Joining [February 2019 First Lien Credit Agreement][ [            ]1 [First/Second]2Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new February 2019 First Lien Secured Parties or new [             ]1 [First/Second]2 Lien Secured Parties, as applicable (the “Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Agent”)].28

The Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [February 2019 First][ [             ]1 [First/Second]2]29 Lien Secured Parties, hereby agrees with the Borrower and the other Grantors, the [February 2019 First][ [             ]1 [First/Second]2] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Agent, for itself and on behalf of the Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Secured Parties,]30 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [February 2019 First][ [            ]1 [First/Second]2] Lien Agent. As of the date hereof, the Joining [February 2019 First Lien Credit Agreement][ [             ]1 [First/Second]2] Lien Credit Agreement] shall be deemed [the][a] [February 2019 First Lien Credit Agreement][ [             ]1 [First/Second]2] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [February 2019 First][ [            ]1 [First/Second]2] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT

Ex. C-1

THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES AND ANNEX 1]

Ex. C-2

[1]	Insert month and year when this agreement is initially entered into (e.g., March 2019).
[2]

Insert (i) “First,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the February 2019 First Lien Credit Agreement or (ii) “Second,” if this agreement is initially entered into in connection with the incurrence of debt with Junior Lien Priority to the February 2019 First Lien Credit Agreement.

[3]	Describe the applicable Borrower.
[4]	Insert the section number of the negative covenant restricting Liens in the Initial [ ][1] [First/Second][2] Lien Credit Agreement.
[5]	Insert the section number of the definitions section in the Initial [ ][1] [First/Second][2] Lien Credit Agreement.
[6]	Insert the section number of the negative covenant restricting Indebtedness in the Initial [ ][1] [First/Second][2] Lien Credit Agreement
[7]	[Reserved].
[8]	[Reserved]
[9]	Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.
[10]	Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.
[11]	[Reserved].
[12]

Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the February 2019 First Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the Junior Lien Priority to the February 2019 First Lien Credit Agreement.

[13]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for such facility here.
[14]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined terms for the parties to such agreement.
[15]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for the Obligations with respect to such facility.
[16]	Revise as appropriate to refer to any successor February 2019 First Lien Agent or [ ][1] [First/Second][2] Lien Agent and to add reference to any previously added Additional Agent.
[17]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and my Additional Agent.
[18]	Revise as appropriate to refer to any successor February 2019 First Lien Agent.
[19]	Revise as appropriate to refer to any successor [ ][1] [First/Second][2] Lien Agent.
[20]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
[21]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
[22]	Revise references throughout as appropriate to refer to the party or parties being added.
[23]	Add references to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[24]	Revise as appropriate to refer to any successor February 2019 First Lien Agent.
[25]	Revise as appropriate to refer to any successor [ ][1] [First/Second]2] Lien Agent.
[26]	Revise as appropriate to describe predecessor February 2019 First Lien Agent or February 2019 First Lien Secured Parties, if joinder is for a new February 2019 First Lien Credit Agreement.
[27]	Revise as appropriate to describe predecessor [ ][1] [First/Second]2] Lien Agent or [ ] [First/Second]] Lien Secured Parties, if joinder is for a new [ ][1] [First/Second]2] Lien Credit Agreement.
[28]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[29]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[30]	Revise references throughout as appropriate to refer to the party or parties being added.

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[                    ] (the “Non-US Lender”) is providing this certificate pursuant to Section 2.20(d) of the Credit Agreement. The Non-US Lender hereby represents and warrants that:

1.    The Non-US Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.    The income from the Loans held by the Non-US Lender is not effectively connected with the conduct of a trade or business within the United States.

3.    The Non-US Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code. In this regard, the Non-US Lender further represents and warrants that:

(a) the Non-US Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-US Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

4.    The Non-US Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code.

5.    The Non-US Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN-E. By executing this certificate, the Non-US Lender agrees that (1) if the information provided on this certificate changes, the Non-US Lender shall inform the Borrower (for the benefit of the Borrower and the Administrative Agent) in writing within 30 days of such change and (2) the Non-US Lender shall furnish the Borrower (for the benefit of the Borrower and the Administrative Agent) a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-US Lender, or in either of the two calendar years preceding such payment.

F-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]

By:
Name:
Title:

Date:

F-2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

Date: [●], 2019

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer or Treasurer] of VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.1(k) of the Credit Agreement, dated as of February 7, 2019, among the Borrower, the several banks and other financial institutions or entities from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.    For purposes of this certificate, the terms below shall have the following definitions:

(a)    “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)    “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)    “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)    “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)    “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)    I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.1(n) of the Credit Agreement.

(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)    As the [Chief Financial Officer or Treasurer] of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer] as of the date first written above.

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:	[Chief Financial Officer or Treasurer]

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                    ], 20[    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender (the “Credit Agreement”) (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.    Each New Lender party hereto hereby agrees to commit to provide its New Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.    Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and/or the Collateral Agent, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III.    Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1.    Applicable Margin. The Applicable Margin for each New [Term][Revolving] Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2.    [Principal Payments. The Borrower shall make principal payments on the New Term Loan in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

[Maturity Date. The Borrower shall repay the then unpaid principal amount of the New Revolving Loans outstanding, and the New Loan Commitments in respect thereof will terminate, on [●].]]

3.    Voluntary and Mandatory Prepayments. [Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any optional or mandatory prepayments of the New Term Loans in accordance with Sections 2.11 and 2.12 of the Credit Agreement respectively.] [The New Loan Commitments with respect to New Revolving Loans shall be reduced in accordance with Section 2.10.]

4.    Proposed Borrowing. This Agreement represents the Borrower’s request to [borrow New Term Loans] [establish commitments for New Revolving Loans] from the New Lenders as follows (the “Proposed Borrowing”):

SECTION 1. BUSINESS DAY OF PROPOSED BORROWING:                     ,

SECTION 2. AMOUNT OF PROPOSED BORROWING: $

[SECTION 3. INTEREST RATE OPTION:

A. ABR LOAN(S)

B.    EUROCURRENCY LOAN(S) WITH AN INITIAL INTEREST PERIOD OF      MONTHS]

5.    [New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New [Term][Revolving] Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]8

6.    Credit Agreement Governs. Except as set forth in this Agreement, the New [Term][Revolving] Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7.    Certification. By its execution of this Agreement, the undersigned officer on behalf of the Borrower certifies that no Default or Event of Default shall exist on the date hereof immediately after giving effect to the New [Term][Revolving] Loans.

8.    Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

9.    Non-US Lenders. For each New Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to Section 2.20(d) of the Credit Agreement.

10.    Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the New [Term][Revolving] Loans made by each New Lender in the Register.

11.    Amendment, Modification and Waiver. This Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Agreement, as provided by Section 10.1 of the Credit Agreement.

12.    Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

[8]	Insert bracketed language if the lending institution is not already a Lender.

13.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                    ,         ].

[NAME OF NEW LENDER],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

VET INTERMEDIATE HOLDCO II, LLC, as Borrower

By:
Name:
Title:

Consented to by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Lender	Type of New Loan Commitment	Amount
[ ]	[Term][Revolving] Loan Commitment	$

EXHIBIT I

[RESERVED]

I-1

EXHIBIT J-1

FORM OF

TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20

FOR VALUE RECEIVED, the undersigned, VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (“Vet Intermediate II”, and, together with any assignee of, or successor by merger to, Vet Intermediate II’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a)          DOLLARS ($            ), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, the several banks and other financial institutions or entities from time to time party thereto, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Term Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

J-1-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

J-1-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

J-1-3

EXHIBIT J-2

FORM OF

REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 20

FOR VALUE RECEIVED, the undersigned, VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (“Vet Intermediate II”, and, together with any assignee of, or successor by merger to, Vet Intermediate II’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement, which sum shall be payable on the Revolving Termination Date. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Credit Agreement, dated as of February 7, 2019 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Revolving Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

J-2-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

J-2-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

J-2-3

EXHIBIT K

FORM OF CONSOLIDATING SCHEDULE

[See attached.]

Covetrus, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Covetrus, Inc. Twelve Months Ended December 31, 201	(b) [Additional Parent Entity] Twelve Months Ended December 31, 201	Vet Intermediate Holdco I, LLC Twelve Months Ended December 31, 201	Vet Intermediate Holdco II, LLC Twelve Months Ended December 31, 201
		(Unaudited)	(Unaudited)	(Unaudited)
(Amounts in thousands)
Revenue

Operating costs and expenses:
(a)
(a)
(a)
(a)
(a)

Total operating costs and expenses

Operating income

(a)
(a)
Other expenses, net

Income before income taxes

(a)

Net income

(a)	Line items in consolidating financials to match Covetrus, Inc. statement of income; line items here illustrative only.
(b)	Include additional Parent entity or entities as needed.

Covetrus, Inc.

CONSOLIDATED BALANCE SHEET

	Covetrus, Inc.	(b) [Additional Parent Entity]	Vet Intermediate Holdco I, LLC	Vet Intermediate Holdco II, LLC
	[ ], 201	[ ], 201	[ ], 201	[ ], 201
		(Unaudited)	(Unaudited)	(Unaudited)
(Amounts in thousands)
Assets
Current assets:
(a)
(a)
(a)
(a)
(a)

Total current assets	—	—	—	—

(a)
(a)
(a)
(a)
(a)

Total assets	$—	$—	$—	$—

Liabilities and stockholders’ equity
Current liabilities:
(a)
(a)
(a)
(a)
(a)

Total current liabilities	—	—	—	—

Debt:
(a)
(a)
(a)

Total liabilities	—	—	—	—

Stockholders’ equity:
(a)
(a)
(a)
(a)
(a)

Total stockholders’ equity	—	—	—	—

Total liabilities and stockholders’ equity	$—	$—	$—	$—

(a)	Line items in consolidating financials to match Covetrus, Inc. balance sheet; line items here illustrative only.
(b)	Include additional Parent entity or entities as needed.

Covetrus, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Covetrus, Inc.	(b) [Additional Parent Entity]	Vet Intermediate Holdco I, LLC	Vet Intermediate Holdco II, LLC
	Twelve Months Ended [ ],	Twelve Months Ended [ ],	Twelve Months Ended [ ],	Twelve Months Ended [ ],
	201	201	201	201
		(Unaudited)	(Unaudited)	(Unaudited)
(Amounts in thousands)
Cash flow from operating activities
Net income
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)

Change in assets and liabilities:
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)
(a)

Net cash provided by operating activities	—	—	—	—

Cash flow from financing activities
(a)
(a)
(a)
(a)
(a)
(a)
(a)

Net cash used in financing activities	—	—	—	—

Net increase in cash and cash equivalents
Cash and cash equivalents — beginning of period

Cash and cash equivalents — end of period	$—	$—	$—	$—

(a)	Line items in consolidating financials to match Covetrus, Inc. statement of cash flows; line items here illustrative only.
(b)	Include additional Parent entity or entities as needed.

EXHIBIT L-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                ], to the Credit Agreement, dated as of February 7, 2019 (as may be amended, waived, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Vet Intermediate Holdco II, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Lender.

1.    Pursuant to Section 2.25 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate [Existing Term Loan commitments] [Existing Revolving Commitments] from [$            ] to [$            ].

2.    Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its [Existing Term Loan commitment] [Existing Revolving Commitments] as follows:

Name of Increasing Lender	[Initial Term Loans] [Existing Revolving Commitment]	[ Tranche][9] [Supplemental Term Loan Commitment] [Revolving Commitment Increase] (after giving effect hereto)
	$	$
	$	$
	$	$

3.    Pursuant to Section 2.25 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [Initial Term Loan] [Revolving Commitment] and [Supplemental Term Loan Commitment] [Revolving Commitment Increase] in the amount equal to the amount set forth above next to its name.

[9]	Indicate relevant Tranche.

[Remainder of Page Intentionally Left Blank]

L-1-1

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

VET INTERMEDIATE HOLDCO II, LLC, as Borrower

By:
Name:
Title:

L-1-2

EXHIBIT L-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [            ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), VET INTERMEDIATE HOLDCO II, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender.

RECITALS:

WHEREAS, reference is made to the Credit Agreement, dated as of February 7, 2019 (as it may be amended, waived, supplemented or otherwise modified, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Issuing Lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add [Supplemental Term Loan Commitments] [Revolving Commitment Increases] of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all [Supplemental Term Loan Commitments] [Revolving Commitment Increases] shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.

The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement,

L-2-1

the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Section 9.6 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.6 of the Credit Agreement.

2.

The Additional Commitment Lender hereby agrees to make its [Supplemental Term Loan Commitments] [Revolving Commitment Increases] on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.

Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the [Term Loan] [Revolving] Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.

Certain Delivery Requirements. Each Additional Commitment Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 2.20(d) of the Credit Agreement

3.

Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, [Supplemental Term Loan Commitments] [Revolving Commitment Increases] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.

Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the [Supplemental Term Loan Commitments] [Revolving Commitment Increases] made by such Additional Commitment Lender in the Register.

6.

Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, waived, supplemented or otherwise modified except (i) prior to the effectiveness of this Lender Joinder Agreement, by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto, and (ii) upon and following the effectiveness of this Lender Joinder Agreement, as provided by Section 10.1 of the Credit Agreement.

L-2-3

7.

Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.

GOVERNING LAW. THIS LENDER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LENDER JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9.

Severability. Any term or provision of this Lender Joinder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lender Joinder Agreement or affecting the validity or enforceability of any of the terms or provisions of this Lender Joinder Agreement in any other jurisdiction. If any provision of this Lender Joinder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

10.	Counterparts. This Lender Joinder Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

L-2-3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

L-2-4

VET INTERMEDIATE HOLDCO II, LLC, as Borrower

By:
Name:
Title:

L-2-3

SCHEDULE A

to

EXHIBIT L-2

[SUPPLEMENTAL TERM LOAN] [REVOLVING COMMITMENT INCREASE]

Additional Commitment Lender	[Supplemental Term Loan Commitments] [Revolving Commitment Increase]	Principal Amount Committed	Aggregate Amount of All [Supplemental Term Loan Commitments] [Revolving Commitment Increase]	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

L-2-5

EXHIBIT M

FORM OF BORROWING NOTICE

Date: [●]

To:    JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, to be dated as of February 7, 2019 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Vet Intermediate Holdco II, LLC, a Delaware limited liability company, the several banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, and Issuing Lender.

The undersigned hereby requests that the applicable [Term][Revolving] Lenders make [Term][Revolving] Loans:

1.    On [●] (a Business Day).

2.    In the amount of US$[●].

3.    In [Dollars/Canadian Dollars/Euros/Pounds Sterling]

3.    As [●] Loans.

4.    With an Interest Period of [●].

5.    By wire transferred in immediately available funds to [wire instructions].

[remainder of the page intentionally left blank]

VET INTERMEDIATE HOLDCO II, LLC

By:
Name:
Title:

L-2-5